As filed with the Securities and Exchange Commission on May 22, 2006

Registration No. 333-129064

U.S. SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

AMENDMENT NO. 2

TO

FORM SB-2

REGISTRATION STATEMENT

UNDER

THE SECURITIES ACT OF 1933

CHINA EVERGREEN ENVIRONMENTAL CORPORATION

(Name of small business issuer in its charter)

Nevada	7371	88-0409151
(State or jurisdiction of incorporation or organization)	(Primary Standard Industrial Classification Code Number)	(I.R.S. Employer Identification No.)

Suite 7A01, Baicheng Building

584 Yingbin Road, Dashi, Panyu District,

Guangzhou, Guangdong, China 511430

(Address and telephone number of principal executive offices and principal place of business)

Chong Liang Pu

Suite 7A01, Baicheng Building

584 Yingbin Road, Dashi, Panyu District,

Guangzhou, Guangdong, China 511430

(86-20) 3479 9768

(Name, address and telephone number of agent for service)

Copies to:

Christopher H. Cunningham

Preston Gates Ellis LLP

952 Fourth Avenue, Suite 2900

Seattle, Washington 98104

(206) 623-7580

Approximate date of proposed sale to the public: As soon as practicable after this Registration Statement becomes effective.

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.   ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  ☐

If delivery of the prospectus is expected to be made pursuant to Rule 434, please check the following box.  ☐

The Registrant hereby amends this Registration Statement on such date or dates as may be necessary to delay its effective date until the Registrant shall file a further amendment which specifically states that this Registration Statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933 or until the Registration Statement shall become effective on such date as the Commission, acting pursuant to Section 8(a), may determine.

SUBJECT TO COMPLETION, DATED MAY 22, 2006

PROSPECTUS

91,731,701 Shares

CHINA EVERGREEN ENVIRONMENTAL

CORPORATION

Common Stock

This prospectus relates to the offer and sale of our common stock by the selling stockholders identified in this prospectus. The selling stockholders will determine when they will sell their shares, and in all cases will sell their shares at the current market price or at negotiated prices at the time of the sale. Although we have agreed to pay the expenses related to the registration of the shares being offered, we will not receive any proceeds from the sale of the shares by the selling stockholders.

Our common stock is currently traded on the OTC Bulletin Board under the symbol “CEEC”. On May 15, 2006, the last reported sale price of the common stock on the OTC Bulletin Board was $0.33 per share. However, we consider our common stock to be “thinly traded” and any last reported sale prices may not be a true market-based valuation of the common stock.

Please see “ Risk Factors” beginning on page 4 to read about certain factors you should consider before buying shares of our common stock.

Neither the Securities and Exchange Commission nor any other regulatory body has approved or disapproved these securities or passed upon the accuracy or adequacy of this prospectus. Any representation to the contrary is a criminal offense.

The date of this prospectus is                     , 2006

The information in this prospectus is not complete and may be changed. The selling stockholders may not sell these securities until the registration statement filed with the Securities and Exchange Commission is effective. This prospectus is not an offer to sell these securities and the selling shareholders are not soliciting offers to buy these securities in any jurisdiction where the offer or sale is not permitted.

SUMMARY

Unless otherwise indicated, “we,” “the Group,” “us,” and “our” refer to China Evergreen Environmental Corporation and our wholly- and majority-owned subsidiaries.

All of our sales and nearly all our expenses are denominated in renminbi (“RMB”), the national currency of the People’s Republic of China (the “PRC”). Solely for the convenience of the reader, certain financial information as of and for the years ended December 31, 2004 and 2005 have been converted into United States dollars. Assets and liabilities are translated at the exchange rate in effect at period end. Income statement accounts are translated at the average rate of exchange prevailing during the period. No representation is made that the RMB amounts could have been, or could be, converted into United States dollars at that rate or at any other certain rate as of the respective dates or at any other date.

You should read this summary in conjunction with the more detailed information and financial statements appearing elsewhere in this prospectus.

Our Company

We are a wastewater engineering company based in the PRC. Through our majority-owned subsidiaries, we are engaged in the design, construction, implementation and management of industrial and municipal wastewater treatment facilities throughout the PRC.

We provide turn-key wastewater treatment engineering design and contracting. From 2000 to 2004, we completed the following turn-key projects: Yongji Development Zone Wastewater Treatment Plant (Phase 1), Guangdong Nanhai City Jinsha Town Wastewater Treatment Plant, Guangdong Sanshui Baini Wastewater Treatment Plant and Guangzhou Yantang Wastewater Treatment Plant. The following turn-key projects are still in process: Tianjin City Meichang Town Wastewater Treatment Plant, Dayawan Wastewater Treatment Plant, Yongji Development Zone Wastewater Treatment Plant (Phase 2), China Environment Industrial Park Wastewater Treatment Plant and Huangzhuang Industrial Park Wastewater Treatment Plant.

We hold 90% and 35%, respectively, of the equity interest in the following two water treatment facilities operated through build, operate and transfer (BOT) arrangements with the PRC government: (i) Tian Jin Shi Sheng Water Treatment Company Limited (“TJ”), which commissioned water treatment in November 2003 and has a daily treatment capacity of approximately 10,000 tons; and (ii) Xin Le Sheng Mei Water Purifying Company Limited (“XL”), which also commissioned water treatment in November 2003 and has a daily treatment capacity of 40,000 tons. We have been retained as the manager to manage both TJ and XL. The fees from XL and TJ did not represent a significant portion of our revenue during 2004.

We also developed a BOT water treatment facility project in Hai Yang City under our subsidiary Hai Yang City Sheng Shi Environment Protection Company Limited (“HY”) with capacity of 20,000 tons per day. We began construction of this project in April 2004 and completed the project and commenced water treatment in June 2005. We are also developing another BOT water treatment facility project in Beijing under our subsidiary Bei Jing Hao Tai Shi Yuan Water Purifying Company Limited (“BJHTSY”) with planned capacity of 20,000 tons per day. We began construction of this project in July 2004 and it was in the final stage of commissioning and testing as of May 15, 2006. In July 2005, we started construction of a BOT water treatment facility project for the Handan Fengfeng Mining Area in the Hebei Province under our subsidiary Han Dan Cheng Sheng Water Affairs Company Limited (“HDFF”) with capacity of 33,000 tons per day. We expect to complete this project in the second quarter of 2006. The fees from these projects are expected to strengthen our net sales in the future.

In addition to the above, we provide sales of environment protection-related products. The product we are currently selling is GM Bio-carriers, a natural, chemical-free, mineral- and enzyme-based catalyst material that facilitates the rapid growth of bacteria, which improves efficiency of degrading micro-organism materials in wastewater, reduces land use and construction time, enables more efficient operation and reduces energy consumption for the wastewater treatment process.

Our executive offices are located at Suite 7A01, Baicheng Building, 584 Yingbin Road, Dashi, Panyu District, Guangzhou, Guangdong, China; telephone number (86-20) 3479 9768.

The Offering

This offering relates to the offer and sale of our common stock by the selling stockholders identified in this prospectus. The selling stockholders will determine when they will sell their shares, and in all cases will sell their shares at the current market price or at negotiated prices at the time of the sale. Although we have agreed to pay the expenses related to the registration of the shares being offered, we will not receive any proceeds from the sale of the shares by the selling stockholders.

As of the date of this prospectus, we had 135,903,698 shares of common stock outstanding.

The selling shareholders are offering up to 91,731,701 shares of common stock. The offering period shall commence on the date of this prospectus and continue until the earlier of (i) the date that all of the shares offered hereby have been sold pursuant to this prospectus, (ii) all of the shares offered hereby have been otherwise transferred to persons who may trade such shares without restriction under the Securities Act, and we have delivered a new certificate or other evidence of ownership for such securities not bearing a restrictive legend, or (iii) all of the shares offered hereby may be sold at any time, without volume or manner of sale limitations pursuant to Rule 144(k) or any similar provision then in effect under the Securities Act. We will pay all expenses of registering the securities, estimated at approximately $125,000.

Our History

Our company was organized as a Nevada corporation on September 10, 1996 under the name Discovery Investments, Inc. and was previously engaged in the business of seeking, investigating and, if such investigation warranted, acquiring an interest in a business opportunity.

On October 15, 2004, we were the subject of a reverse acquisition by Evergreen Asset Group Limited, an International Business Company organized under the laws of the British Virgin Islands (“Evergreen” or “EGAG”) on April 20, 2004 as an investment holding company for wastewater treatment businesses in the PRC. Pursuant to the reverse acquisition, we acquired 100% of the outstanding shares of Evergreen capital stock in exchange for a controlling interest in our common stock. Prior to the reverse acquisition, we had 16,499,997 shares issued and outstanding. Pursuant to a securities purchase agreement dated September 9, 2004, as amended, we issued 83,500,000 shares of our common stock in exchange for all of the issued and outstanding shares of Evergreen capital stock transferred to us by the Evergreen shareholders at the closing. As a result of the reverse acquisition, we had a total of 99,999,997 shares issued and outstanding, with the 83,500,000 shares representing approximately 83.5% of our capital stock. At the close of the reverse acquisition, all of our pre-closing officers and directors resigned and our current officers and directors were appointed to serve in their present capacities. Following the close of the reverse acquisition, we changed our corporate name from Discovery Investments, Inc. to China Evergreen Environmental Corporation and Evergreen became our wholly-owned subsidiary.

SUMMARY FINANCIAL INFORMATION

The following summary financial data has been derived from (1) our audited consolidated financial statements as of and for the years ended December 31, 2005, 2004 and 2003 and (2) our unaudited condensed consolidated financial statements as of and for the three months ended March 31, 2006 and 2005. This information is only a summary and does not provide all of the information contained in our financial statements and related notes. You should read the “Management’s Discussion and Analysis of Financial Condition and Results of Operations” beginning on page 10 of this prospectus and our financial statements and related notes included elsewhere in this prospectus.

	March 31,		December 31,
Balance Sheet Data:	2006	2005	2005	2004	2003
Working capital	$(6,864,600)	$539,842	$(2,332,779)	$1,723,568	$(165,706)
Total assets	26,675,593	24,991,808	25,801,345	21,636,486	10,077,518
Total liabilities	21,695,993	16,806,634	16,518,290	13,982,753	6,017,939
Stockholders’ equity	4,115,728	7,883,725	8,461,351	7,455,718	3,610,064

	Three Months Ended March 31,		Years Ended December 31,
Statement of Operations Data:	2006	2005	2005	2004	2003
Net revenue	$1,054,088	$1,880,072	$6,983,969	$9,366,513	$2,889,094
Net (loss)/income	(4,392,552)	428,007	(760,504)	3,696,949	168,347

RISK FACTORS

You should carefully consider the following risk factors before investing in our common stock. Our business and results of operations could be seriously harmed by any of the following risks. The trading price of our common stock could decline due to any of these risks, and you may lose part or all of your investment.

We are dependent on the state of the PRC’s economy as all of our business is conducted in the PRC. All of our business operations are conducted in the PRC and all of our customers are also located in the PRC. Accordingly, any significant slowdown in the PRC economy may cause the wastewater treatment industry to reduce expenditure or delay the building of new facilities or projects for wastewater treatment. This may in turn lead to a decline in the demand for our products and services, and may reduce our profitability and the return on your investment.

We may not be able to secure new customers. Our business is project-based, and though our BOT projects customers are bound to us for the contractual periods of 20 to 25 years, our other customers are non-recurring customers and we do not expect them to continue to be our customers because of the nature of the industry. If we fail to secure projects from new customers, our revenues and profitability may decline and the return on your investment may be reduced.

Our business could be affected by cost overruns, project delays and/or incorrect estimation of project costs. As our business is project-based, it is important that we manage our projects efficiently in terms of time, procurement of materials and allocation of resources. If our initial cost estimates are incorrect or delays occur in a project resulting in cost overruns, the profitability of that project will be adversely affected. Currently, we offer some of our customers a warranty period of up to 12 months after the commissioning of the water treatment projects, during which we are obliged to provide free rectification work against any manufacturing defects. Cost overruns due to additional rectification work and delays in completion of projects would adversely affect our profitability. We may also face potential liability from legal suits brought against us by our customers for causing loss due to any delay in completing a project. Mismanagement of or mistakes made during our projects will adversely affect our profitability as well as our reputation among our customers. We may also face potential liability from legal suits brought against us by our customers who have suffered loss due to such mismanagement or mistakes. This would also reduce our profitability and the return on your investment.

Failure to retain services of key personnel will affect our operations and results. Our success to date has been largely due to the contributions of our executive officers. The continued success of our business is very much dependent on the goodwill that they have developed in the industry over the past several years.

Our continued success is dependent, to a large extent, on our ability to retain the services of our executive officers. The loss of any of our executive officers’ services due to resignation, retirement, illness or otherwise without suitable replacement or the inability to attract and retain qualified personnel would affect our operations and may reduce our profitability and the return on your investment.

We may not be able to protect our processes, technologies and systems against claims by other parties. Although we have two registered patents in respect of the processes, technologies and systems we use frequently in our systems, we have not purchased or applied for any patents other than these as we are of the view that it may not be cost-effective to do so. If other parties replicate such other processes, technologies and systems for which we have not applied for or purchased or been licensed to use patents, we may have no legal recourse to prevent others from using them. If our competitors are able to replicate our processes, technologies and systems at lower costs, we may lose our competitive edge and our profitability may be reduced.

We may face claims for infringement of third-party intellectual property rights. We may face claims from third parties in respect of the infringement of any intellectual property rights owned by such third parties. There is no assurance that third parties will not assert claims to our processes, technologies and systems. In such an event, we may need to acquire licenses to, or to contest the validity of, issued or pending patents or claims of third parties. There can be no assurance that any license acquired under such patents would be made available to us on acceptable terms, if at all, or that we would prevail in any such contest. In addition, we would incur substantial costs and spend substantial amounts of time in defending ourselves in or contesting suits brought against us for alleged infringement of another party’s patent rights. As such, our operations and business may be adversely affected by such civil actions.

We rely on trade secrets, technology and know-how, which we seek to protect, in part, by confidentiality provisions in contracts with our customers and our employees. There can be no assurance that these agreements will not be breached, or that we will have adequate remedies for any breach, or that other parties may not obtain knowledge of our trade secrets and processes, technology and systems. Should these events occur, our business would be affected and hence our profitability may be reduced.

We may require additional funding for our future growth. Our future growth will depend, to a large extent, on our ability to secure and invest in BOT projects which require a higher amount of capital investment. In order to obtain additional capital to develop these growth opportunities, we may issue additional shares of our equity securities. If we issue new shares to new and/or existing shareholders, such shares may be priced at a discount to the then prevailing market price of our shares, in which case, existing shareholders’ equity interests may be diluted. If we fail to utilize the new equity to generate a commensurate increase in earnings, our earnings per share will be diluted, and this could lead to a decline in our share price. Any additional debt financing may, apart from increasing interest expense, contain restrictive covenants with respect to dividends, future fund-raising exercises and other financial and operational matters.

Our customers may make claims against us and/or terminate our services, in whole or in part, prematurely should we fail to implement projects that fully satisfy their requirements and expectations. Failure to implement projects that fully satisfy the requirements and expectations of our customers or defective system structure or products as a result of design or workmanship or due to acts of nature may lead to claims against us and/or termination of our services, in whole or in part, prematurely. This may arise from a variety of factors including unsatisfactory design or implementation, staff turnover, human errors or misinterpretation of and failure to adhere to regulations and procedures. This may adversely affect our reputation and may reduce our profitability.

We are exposed to credit risks of our customers. Defaults in payment by our customers would affect our financial position and our profitability. As of March 31, 2005 and December 31, 2005, accounts receivables of $5.47 million and $5.22 million, respectively, accounted for approximately 37% and 37% of our current assets, respectively. Therefore, our financial position and profitability are dependent on the creditworthiness of our customers. Generally, our credit terms vary from 90 days to 180 days. Defaults in payment by our customers would adversely affect our profitability and cash flow. There was no allowance for doubtful amounts for the three months ended March 31, 2006 or years ended December 31, 2004 and 2005. We are unable to provide assurance that risks of default by our customers would not increase in the future, or that we will not experience cash flow problems as a result of such defaults. Should these develop into actual events, our operations will be adversely affected and our profitability may be reduced.

We are reliant on a few major suppliers. We are dependent on our major suppliers for the timely delivery of materials and equipment that we require for the equipment and systems we install. Should our major suppliers fail to deliver the materials and equipment on time, and if we are unable to source these materials and equipment from alternative suppliers on a timely basis, our project timeline will be delayed, thereby affecting delivery to our customers. This, in turn, would adversely affect our reputation if our customers lose confidence in our services and, as a result, reduce our revenue and profitability.

We are subject to risks relating to BOT projects in which we have started to invest. We have begun to invest capital in BOT projects which require high up-front capital expenditures. Our returns from BOT projects are derived from fees paid by the PRC government and such BOT projects are able to generate a steady and recurring source of income for us over a sustained period of time between 20 and 25 years. However, our BOT projects are exposed to risks such as the occurrence of natural disasters or the imposition of more stringent government regulations, which may result in the disruption of our BOT projects. Our investment returns from these BOT projects may thus be reduced should any of such risks materialize.

We rely on subcontractors for our projects. As we may, from time to time, subcontract some parts of our projects to subcontractors, such as engineering, assembly and integration works, we face the risk of unreliability of work performed by our subcontractors. Should our subcontractors default on their contractual obligations and work specifications, our ability to deliver the end product or service to our customers in accordance with quality and/or timing specifications may, in turn, be compromised. Furthermore, if we are unable to secure competitive rates from our subcontractors, our profitability may be reduced.

The registered capital of our PRC subsidiaries may, in some cases, limit the size of the projects we bid for. We tender for projects in the normal course of business. There are instances where the projects that we intend to tender for require tendering companies to have a minimum registered share capital which is more than the registered share capital of our PRC subsidiaries. Under applicable PRC law, registered capital is defined as the total amount of capital contributions subscribed to by the parties and registered with the PRC authorities. Therefore, the quantum of our capital contributions to the PRC subsidiaries may limit the size of the projects that we are successfully tender for, even if we could show that we have other sources of funds. Although some customers may take into account other factors like our trading status and our track record, we are unable to assure you that we would be able to secure projects which are valued at more than our registered capital. Consequently, our revenue, business and financial results may decline.

We are subject to foreign exchange risks. Our dominant transactional currency is the Chinese RMB, including the cost of materials which are imported by our suppliers. With costs mainly denominated in RMB, our transactional foreign exchange exposure for the past few years has been insignificant. However, as our suppliers take into account the fluctuations in foreign exchange rates when they price the imported materials which we procure from them, such fluctuations in foreign exchange rates may result in changes in the purchase prices of imported materials. Any future significant fluctuations in foreign exchange rates may have a material impact on our financial performance in the event that we are unable to transfer the increased costs to our customers.

We may be adversely affected by slow downs in the PRC economy owing to unforeseen circumstances, such as an outbreak of infectious diseases. Our business is dependent on the number of contracts we are able to secure from our customers. Unforeseen circumstances such as an outbreak of infectious diseases may lead to a decline in global and regional business, which may, in turn, lead to a decline in demand for our services.

Furthermore, should such unforeseen circumstances cause disruptions to our customers’ operations, they may undertake cost-cutting measures such as cutting capital expenditure and deferring projects such as installation of water treatment systems. The demand for our business may decline as a result of such cost-cutting measures.

Since our subsidiaries, operations and significant assets are located in the PRC, shareholders may find it difficult to enforce a U.S. judgment against the assets of our company, our directors and executive officers. Our subsidiaries’ operations and significant assets are located in the PRC. In addition, all of our executive officers and our directors are non-residents of the U.S., and substantially all the assets of these persons are located outside the U.S. As a result, it could be difficult for investors to effect service of process in the U.S., or to enforce a judgment obtained in the U.S. against us or any of these persons.

Our operations could be adversely affected by changes in the political and economic conditions in the PRC. The PRC is our main market and accounted for all of our revenue in 2004. Therefore, we face risks related to conducting business in the PRC. Changes in the social, economic and political conditions of the PRC may adversely affect our business. Unfavorable changes in government policies, political unrest and economic developments may also have a negative impact on our operations.

Since the adoption of the “open door policy” in 1978 and the “socialist market economy” in 1993, the PRC government has been reforming and is expected to continue to reform its economic and political systems. Any changes in the political and economic policies of the PRC government may lead to changes in the laws and regulations or the interpretation of the same, as well as changes in the foreign exchange regulations, taxation and import and export restrictions, which may, in turn, adversely affect our financial performance. While the current policy of the PRC government seems to be one of imposing economic reform policies to encourage foreign investments and greater economic decentralization, there is no assurance that such a policy will continue to prevail in the future.

Introduction of new laws or changes to existing laws by the PRC government may adversely affect our business. The PRC legal system is a codified legal system made up of written laws, regulations, circulars, administrative directives and internal guidelines. Unlike common law jurisdictions like the U.S., decided cases (which may be taken as reference) do not form part of the legal structure of the PRC and thus have no binding effect. Furthermore, in line with its transformation from a centrally-planned economy to a more free market-oriented economy, the PRC government is still in the process of developing a comprehensive set of laws and regulations. As the legal system in the PRC is still evolving, laws and regulations or the interpretation of the same may be subject to further changes. For example, the PRC government may impose restrictions on the amount of tariff that may be payable by municipal governments to wastewater treatment service providers like us. Also, more stringent environmental regulations may also affect our ability to comply with, or our costs to comply with, such regulations. Such changes, if implemented, may adversely affect our business operations and may reduce our profitability.

We may be subject to foreign exchange controls in the PRC. Our PRC subsidiaries are subject to PRC rules and regulations on currency conversion. In the PRC, the State Administration for Foreign Exchange (“SAFE”) regulates the conversion of the RMB into foreign currencies. Currently, foreign investment enterprises (“FIEs”) are required to apply to SAFE for “Foreign Exchange Registration Certificate for FlEs”. All of our subsidiaries are FIEs. With such registration certifications (which need to be renewed annually), FlEs are allowed to open foreign currency accounts including the “recurrent account” and the “capital account”. Currently, conversion within the scope of the “recurrent account” can be effected without requiring the approval of SAFE. However, conversion of currency in the “capital account” (e.g. for capital items such as direct investments, loans, securities, etc.) still requires the approval of SAFE. Our operations and business may be adversely affected if conversion of currency in the “capital account” is not approved by the SAFE.

The market for our stock is limited. Our common stock is traded on the OTC Bulletin Board (the “OTCBB”) under the symbol “CEEC”. On May 15, 2006, the last reported sale price of our common stock on the OTCBB was $0.33 per share. However, we consider our common stock to be “thinly traded” and any last reported sale prices may not be a true market-based valuation of the common stock. Quotations reported on the OTCBB reflect inter-dealer prices, without retail mark-up, mark-down or commission, and may not represent actual transactions. There can be no assurance that an active market for our common stock will develop. In addition, the stock market in general, and internet and technology companies in particular, have experienced extreme price and volume fluctuations that have often been unrelated or disproportionate to the operating performance of such companies.

A purchaser is purchasing penny stock, which limits his or her ability to sell the stock. The shares offered by this prospectus constitute penny stock under the Securities Exchange Act of 1934, as amended (the “Exchange Act”). The shares will remain penny stock for the foreseeable future. The classification of penny stock makes it more difficult for a broker-dealer to sell the stock into a secondary market, thus limiting investment liquidity. Any broker-dealer engaged by the purchaser for the purpose of selling his or her shares in our company will be subject to rules 15g-1 through 15g-10 of the Exchange Act. Rather than creating a need to comply with those rules, some broker-dealers will refuse to attempt to sell penny stock. Please refer to the “Plan of Distribution” section for a more detailed discussion of penny stock and related broker-dealer restrictions.

CAUTIONARY STATEMENT CONCERNING FORWARD-LOOKING INFORMATION

This prospectus and the documents to which we refer you and incorporate into this prospectus by reference contain forward-looking statements. In addition, from time to time, we or our representatives may make forward-looking statements orally or in writing. We base these forward-looking statements on our expectations and projections about future events, which we derive from the information currently available to us. Such forward-looking statements relate to future events or our future performance. You can identify forward-looking statements by those that are not historical in nature, particularly those that use terminology such as “may,” “should,” “expects,” “anticipates,” “contemplates,” “estimates,” “believes,” “plans,” “projected,” “predicts,” “potential” or “continue” or the negative of these or similar terms. In evaluating these forward-looking statements, you should consider various factors, including those described in this prospectus under the heading “Risk Factors” beginning on page 4. These and other factors may cause our actual results to differ materially from any forward-looking statements. Forward-looking statements are only predictions. The forward-looking events discussed in this prospectus, the documents to which we refer you and other statements made from time to time by us or our representatives may not occur, and actual events and results may differ materially and are subject to risks, uncertainties and assumptions about us.

MARKET FOR COMMON EQUITY AND RELATED STOCKHOLDER MATTERS

Market Information

Our common stock is traded on the OTCBB under the symbol “CEEC”. The following table sets forth, for the periods indicated, the high and low sale prices of our common stock as reported on the OTCBB. The quotations reflect inter-dealer prices, without retail mark-up, mark-down or commission, and may not represent actual transactions. We consider our common stock to be thinly traded, and accordingly any reported bid or sale prices may not be a true market-based valuation of the common stock.

Quarter Ended	High	Low
March 31, 2004	$0.54	$0.10
June 30, 2004	$0.58	$0.365
September 30, 2004	$0.65	$0.38
December 31, 2004	$0.55	$0.35

March 31, 2005	$0.48	$0.30
June 30, 2005	$0.37	$0.15
September 30, 2005	$0.43	$0.14
December 31, 2005	$0.32	$0.20

March 31, 2006	$0.43	$0.20
Second quarter (through May 15, 2006)	$0.40	$0.30

Holders

As of April 30, 2006, there were approximately 141 record holders of our common stock.

Dividends

Our policy is to retain earnings to provide funds for the operation and expansion of our business. We have not paid cash dividends on our common stock and do not anticipate that we will do so in the foreseeable future. The payment of dividends in the future will depend on our growth, profitability, financial condition and other factors that our board of directors may deem relevant.

Securities Authorized for Issuance Under Equity Compensation Plans

We did not have any securities underlying outstanding options and securities remaining available for issuance under any equity compensation plans as of April 30, 2006.

MANAGEMENT’S DISCUSSION AND ANALYSIS

OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS

General

We design, construct, and invest in wastewater treatment projects in the PRC. We sell materials and products related to environmental protection. We also operate wastewater treatment facilities and tap water facilities under our BOT model.

We invest in wastewater treatment facilities through BOT arrangements. BOT projects provide us with a stable income source under a long-term (usually 20 to 25 year) contract granted by municipal governments to build and operate wastewater plants. BOT project land is typically contributed by the municipal government with the operator providing investment and daily management. After the contract period, the project is transferred to the local government. After we secure a contract for a BOT project from a municipal government and the financing for such project is in place, we will proceed to construct the facility. After the completion of construction, testing and commissioning, we will operate the wastewater treatment facility for a period of 20 to 25 years as stipulated in the BOT contract.

We also provide turn-key wastewater treatment engineering services to both public and private sectors. Our public sector clients include municipal governments at the city, district and town levels. Our private sector clients include heavy industries, such as steel, car manufacturing and electronics; light industries, such as chemical, food and beverage, paper, printing and breweries; and others, including hospitals and the pharmaceutical industry. The industrial wastewater qualities differ due to the different industrial products and manufacturing processes. These turn-key wastewater treatment contracts are awarded either by public tender or by direct contract. A typical turn-key wastewater treatment project can be classified into three phases: (1) survey and design, (2) construction and equipment installation, and (3) operation and management services.

Many of our principal customers are local governments, food and beverage processing companies and industrial companies that use our technologies to treat their wastewater.

Our largest customers have historically accounted for a significant percentage of our net sales. Net sales to our largest customer, True Global Limited (“TGL”), accounted for approximately 97% of our net sales in 2004. We recognized the revenue from the construction of the wastewater treatment plant (the “XY Plant”) for Xian Yang Bai Sheng Water Purifying Company Limited (“XY”) in the fourth quarter of 2004.

We market and sell our products through our direct sales force and independent sales representatives throughout the PRC. Our sales and marketing team is responsible for evaluating the marketplace, generating leads and creating sales programs. We use a “Project-Company” strategy for each BOT project, establishing a company in the location of the project, responsible for construction and operation of the project. Through establishing a good relationship with the local government, the Project-Company markets its business in the location. Our on-site direct service organization provides ongoing services to customers using our products.

In 2004, we derived all of our net sales from BOT projects. Our customers include municipal governments in the PRC, food processing and beverage companies and industrial companies. In 2004, net sales to our largest customer, TGL, accounted for approximately 97% of our total net sales.

For more information on our business, see “Business.”

Our predecessor in interest, Discovery Investments, Inc. (“Discovery”) was incorporated on September 10, 1996, under the laws of the State of Nevada to engage in any lawful corporate activity. Discovery had been in the development stage and was not active until October 26, 1999.

On December 10, 1999, Discovery entered into a Plan and Agreement of Reorganization (the “Plan”) with LLO-Gas, Inc. and John Castellucci. On October 26, 1999, LLO-Gas had acquired certain ARCO facilities and a so-called card lock facility and commenced operations. LLO-Gas was incorporated in July 1998 under the laws of the State of Delaware. On December 20, 1999, there was a closing under the Plan and LLO-Gas, Inc. became a wholly-owned subsidiary of Discovery and there was a change of control of Discovery. Between December 20, 1999 and August 10, 2000, differences of opinion as to matters of fact and as to matters of law had arisen by and between certain of the shareholders of Discovery, who were shareholders prior to the closing, and between Discovery, John Castellucci and LLO-Gas, Inc.

On June 7, 2000, LLO-Gas, Inc. filed a Voluntary Petition under Chapter 11 of the Bankruptcy Code in the United States Bankruptcy Court, Central District of California, San Fernando Valley Division, case number SV 00-15398-AG. On December 1, 2000, the United States Bankruptcy Court converted the pending matter into a Chapter 7 liquidation. This Chapter 7 effected LLO-Gas, Inc. and not Discovery.

On August 10, 2000, Discovery entered into a Mutual Rescission Agreement and Mutual Release with John Castellucci which provided, among other things, that Discovery consented and agreed to rescind the Plan with John Castellucci consenting and agreeing to the rescission. The parties mutually agreed to forego all rights and benefits provided to each other thereunder.

On August 9, 2001, Discovery filed a voluntary petition under Chapter 11 of the Bankruptcy Code in the United States Bankruptcy Court, District of Nevada, Case Number BK-S-01-18156-RCJ. On September 24, 2001, the Bankruptcy Court confirmed the Disclosure Statement and Plan of Reorganization submitted by Discovery and Discovery was thereafter released from Bankruptcy.

On April 29, 2002, Discovery entered into a Plan and Agreement of Reorganization with Bycom Media Inc., an Ontario, Canada corporation (“Bycom”). Pursuant to this agreement, Discovery acquired all the outstanding shares of Bycom for 4,800,000 shares of Common Stock. On October 5, 2002, Bycom became a wholly-owned subsidiary of Discovery and there was a change of control of Discovery.

Bycom was engaged in multimedia applications for internet-based business. Utilizing business search tools and databases, Bycom intended to be able to locate and access global business information for a fee, or was to act as an “out-source provider” of information. Bycom currently is an inactive subsidiary of ours.

On September 4, 2002, Discovery completed a transaction set out in a Plan and Agreement of Reorganization dated June 13, 2002, pursuant to which Discovery acquired all of the outstanding shares of Cavio Corporation, a Washington corporation (“Cavio”), in exchange for 14 million shares of Discovery common stock. Due to poor market conditions and Discovery’s inability to seek adequate financing from third parties to properly finance the operations of Cavio, on December 2, 2002 Discovery’s board of directors approved, subject to receiving the approval of a majority of the shareholders, to unwind the acquisition of Cavio in cancellation of the shares of common stock issued.

On December 2, 2002, Discovery unanimously approved the disposition of its interest in Cavio and thereafter received the consent of a majority of the outstanding shares of our common stock. Discovery determined the effective date for the divestiture to be June 30, 2003.

For the prior two years we had not generated significant revenues and were considered a development stage company as defined in Statement of Financial Accounting Standards No. 7. We were seeking business opportunities or potential business acquisitions. Pursuant to a securities purchase agreement and plan of reorganization dated September 9, 2004, as amended, between us, Evergreen Asset Group Limited, an International Business Company organized under the laws of the British Virgin Islands (“Evergreen” or “EGAG”), and the stockholders of Evergreen, we acquired 100% of the issued and outstanding shares of Evergreen’s capital stock. We issued 83,500,000 shares of our common stock in exchange for all the 300 issued and outstanding shares of Evergreen capital stock, which had an estimated value of $4.24 million at the time of such issuance, valued based on the fair market value of the net assets of Evergreen. Since the stockholders of Evergreen acquired approximately 83.5% of our outstanding shares and the Evergreen management team and board of directors became the management team and board of directors of our company, according to FASB Statement No. 141 – “Business Combinations”, this acquisition has been treated as a recapitalization for accounting purposes, in a manner similar to reverse acquisition accounting. In accounting for this transaction:

•	Evergreen is deemed to be the purchaser and surviving company for accounting purposes. Accordingly, its net assets are included in the balance sheet at their historical book values and the results of operations of Evergreen have been presented for the comparative prior period;

•	Control of the net assets and business of our company was acquired effective October 15, 2004. This transaction has been accounted for as a purchase of the assets and liabilities of our company by Evergreen. The historical cost of the net liabilities assumed was $0.00.

As a result of the transaction described above we changed our name from Discovery Investments, Inc. to China Evergreen Environmental Corporation.

Due to the intention for the reverse acquisition mentioned above, EGAG, pursuant to a group reorganization which was completed in July 2004, acquired 90% equity interests in each of XXM, XY, HY and BJHTSY for cash consideration of RMB12,601,000, RMB18,000,000, RMB2,700,000 and RMB1,800,000 respectively, all of which are domestic incorporated companies established in the PRC with limited liability.

On October 5, 2004, EGAG entered into an agreement to dispose of its entire 90% direct interest in XY to TGL, an independent third party, at a consideration of $4,130,435. The transaction was consummated on October 26, 2004. No revenue was generated from XY prior to the date of disposition as the wastewater treatment plant was still under construction. A gain on disposal of $2,029,720 was recorded, reflecting the difference between the disposal proceeds and our attributable share of net assets of XY at the date of disposal.

Critical Accounting Policies

The following is a discussion of those accounting policies that we deem to be “critical” — that is, they are important to the portrayal of our financial condition and results, and they reflect management’s reliance on estimates regarding matters that are inherently uncertain.

Revenue Recognition. We recognize revenue using various revenue recognition policies based on the nature of the sale and the terms of the contract.

Revenues from turn-key engineering projects are recognized on the percentage of completion method for individual contracts. We follow the guidance of American Institute of Certified Public Accountants (AICPA) Statement of Position (SOP) 81-1, Accounting for Performance of Construction-Type and Certain Production-Type Contracts, for our accounting policy relating to the use of the percentage-of-completion method, estimated costs and claim recognition for construction contracts. Revenues are recognized in the ratio that costs incurred bear to total estimated contract costs to the extent we believe related collection is probable. The use of the percentage of completion method of revenue recognition requires estimates of percentage of project completion. Changes in job performance, estimated profitability and final contract settlements may result in revisions to costs and income in the period in which the revisions are determined. Provisions for any estimated losses on uncompleted contracts are made in the period in which such losses are determinable. In instances when the work performed on fixed price agreements is of relatively short duration, we use the completed contract method of accounting whereby revenue is recognized when the work is completed. 5% to 10% of the total contract value will be treated as retention monies withheld to ensure performance of contract during the warranty period of up to 12 months as stipulated in the fixed price contracts, both long term and short term.

Revenues arising from wastewater treatment are recognized based on wastewater treated as recorded daily by meters read at rates, in RMB/ton, as prescribed under the BOT agreements in accordance with SEC Staff Accounting Bulletin, (“SAB”) Topic 13 “Revenue Recognition”. We meet the following four criteria for revenue recognition outlined in SAB Topic 13:

1.	There is sufficient evidence to support that sales arrangements exist;

2.	The price to the buyer is fixed through signed contracts;

3.	Meter readings illustrate that delivery of treated wastewater has occurred; and

4.	Collectibility is reasonably assured through one or more of the following: due diligence prior to contract signing; historical payment practices; or required upfront payments.

Revenues from trading and consultancy are recognized when goods are delivered or as services are performed. The contractual terms of the purchase agreements or consultancy agreements dictate the recognition of revenues by us. We recognize revenue in accordance with Staff Accounting Bulletin No. 104. Accordingly, four basic criteria must be met before revenue can be recognized: (1) persuasive evidence of an arrangement exists; (2) delivery has occurred; (3) the selling price is fixed and determinable; and (4) collectibility is reasonably assured. Determination of criteria (3) and (4) are based on management’s judgments regarding the fixed nature of the selling prices of the products or services delivered and the collectibility of those amounts. Provisions for discounts and rebates to customers, estimated returns and allowances, and other adjustments are provided for in the same period the related sales are recorded. We defer any revenue for which the product has not been delivered or is subject to refund until such time that we and our customer jointly determine that the product has been delivered or no refund will be required.

Impairment of assets. Our policy is to periodically review and evaluate whether there has been a permanent impairment in the value of long-lived assets. Factors considered in the evaluation include current operating results, trends and whether the anticipated undiscounted estimated future cash flows are less than the carrying value.

Allowances for accounts receivables. Our provisioning policy for bad and doubtful debt is based on the evaluation of collectibility and aging analysis of accounts receivables and on management’s judgment. We do not require collateral or other security to support clients’ receivables. We conduct periodic review of our clients’ financial condition and customer payment practice to minimize collection risk on accounts receivables. This review is based on considerable amount of judgment which is required in assessing the ultimate realization of these receivables, including the current creditworthiness and the past collection history of each customer. During the 2004 financial period, we had not made any allowance for doubtful debts.

Credit Policy. As of December 31, 2005 and 2004, our accounts receivables were US$5.22 million and US$9.46 million, respectively. The decrease in accounts receivables in 2005 was due to reduction in receivable from TGL which exceeds increase in receivables from the 2005 turnkey engineering projects. There is no allowance for doubtful amounts for both 2005 and 2004.

For turn-key projects, we bill our customers based on the percentage of completion as set forth in the contract signed with our customers whereas for BOT projects, we start billing our customers monthly once the wastewater treatment facilities start operation for the operating period as stipulated in the BOT agreements.

Financial Instruments. The Company conducted a private placement in April 2005 (“April Private Placement”) of 20 investment units, at $25,000 per unit, for gross proceeds of $500,000. Each unit consisted of (a) a 12% convertible debenture in the original principal amount of $25,000, convertible into shares of our common stock at the rate of the lesser of (i) $0.20 per share or (ii) a 10% discount to the price per share of common stock (or conversion price per share of common stock) of the next private placement conducted by us prior to any conversion of the debenture, and (b) 125,000 detachable warrants to purchase one share each of our common stock at an exercise price of $0.20 per share, expiring ten years from their date of issuance (“April Warrants”). The debentures were due and payable August 1, 2005. The debenture holders, however, extended the payment period to September 30, 2005. The debentures were converted into 3,703,701 shares of common stock on October 1, 2005.

The Company used the Black-Scholes model in calculating the fair market value of the April Warrants and allocated $148,531, $74,266 and $185,664 of the $408,461 net proceeds to the Convertible Debenture, the Bifurcated Conversion Feature of the Debenture and the April Warrants, respectively. The differences between the fair value of each of the Convertible Debenture, the Bifurcated Conversion Feature of the Debenture and the April Warrants and the respective allocated amounts are recorded as non-cash financing charges and expensed of at the date of issuance. The principal assumptions used in the computation of the April Warrants are: expected term of 10 years; a risk-free rate of return of 4.24%; dividend yield of zero percent; and a volatility of 70%.

The Company granted to the holders of the April Warrants certain piggy-back and demand registration rights. Pursuant to the agreements surrounding the April Private Placement, in the event that the Company determined to undertake a registration of securities, the Company would include, at the request of the holder of “Registrable Securities”, the Registrable Securities in the registration statement. If the Company did not file a registration statement by the 120th day from the closing of such financing, and the Company shall have received a written request signed by the holders holding the majority of the Registrable Securities, then the Company was obligated to file, at its expense, a registration statement covering the Registrable Securities. Once such registration statement has been filed and declared effective, the Company is obligated to keep such registration statement effective until the earlier of (i) the date that all of the Registrable Securities have been sold pursuant to such registration statement, (ii) all Registrable Securities have been otherwise transferred to persons who may trade such shares without restriction under the Securities Act, and the Company has delivered a new certificate or other evidence of ownership for such securities not bearing a restrictive legend, or (iii) all Registrable Securities may be sold at any time, without volume or manner of sale limitations pursuant to Rule 144(k) or any similar provision then in effect under the Securities Act. As of December 31, 2005, the Company has not received any written request signed by the holders holding the majority of the Registrable Securities.

As the convertible debentures were convertible into a variable number of shares, the requirements for sufficient authorized and unissued shares under paragraphs 19 to 24 of EITF 00-19 “Accounting for Derivative Financial Instruments Indexed to and Potentially Settled in a Company’s Own Stock” were not met with respect to the April Warrants. Accordingly, the April Warrants were initially recorded as a liability on the balance sheet. The changes in fair market value (subsequent to the initial recording of the liability based on the allocation of proceeds) have been recorded as adjustments in the line “Unrealized gain/(loss) on financial instrument” in the Statement of Operations. In addition, as the registration right agreement is combined with the subscription agreement, they should be considered together as a unit and accounted for as a derivative under FAS 133. As the convertible debentures were subsequently converted into shares in October 2005, the requirements for sufficient authorized and unissued shares under paragraphs 19 to 24 of EITF 00-19 were met, and hence the April Warrants were then recorded as equity.

The conversion feature of the convertible debenture issued in April did not qualify for the scope of exception from the provisions of SFAS 133 because the convertible debentures are convertible into a variable number of shares. As such, the conversion feature was bifurcated from the convertible debenture and accounted for as a derivative at fair value with changes in fair value recorded in earnings. Upon the conversion of the convertible debentures in October 2005, the convertible debenture was recorded in equity as additional capital.

On September 14, 2005, the Company closed the private placement sale to accredited investors of units consisting of shares of our common stock and warrants to purchase shares of our common stock for aggregate gross proceeds of $4.83 million (“September Private Placement”). Pursuant to the subscription agreements entered into with the investors, we issued to the investors 161 units at a price of $30,000 per unit. Each unit consisted of 200,000 shares of our common stock, priced at $0.15 per share, and warrants to purchase 200,000 shares of our common stock over a five year period at an exercise price of $0.20 per share. Pursuant to the terms of the subscription agreements, we granted the investors limited registration rights for all common shares comprising the units, including the common shares issuable on exercise of the warrants. The Company also issued to Westminster Securities Corporation, as partial compensation for their placement agent services, 7,728,000 placement agent warrants to purchase one share each of our common shares, a portion of which has been assigned by Westminster Securities Corporation to certain of its officers and employees (the warrants issued in the September Private Placement together with the placement agent warrants are hereinafter referred to as “September Warrants”).

The Company used the Black-Scholes model in calculating the fair market value of the September Warrants and allocated $4,140,535 of the $4,172,735 net proceeds to the September Warrants. The difference between the fair value of the September Warrants and the allocated amount is recorded as non-cash financing charges and expensed of at the date of issuance. The principal assumptions used in the computation of the September Warrants are: expected term of 5 years; a risk-free rate of return of 4.24%; dividend yield of zero percent; and a volatility of 70%.

The September Warrants were issued pursuant to the agreements surrounding the September Private Placement. The subscription agreement contains a liquidated damages clause which requires cash penalties equal to two percent (2.0%) of the purchase price of the registrable securities purchased from the Company and held by the investors each month (or portion thereof) if the Company’s registration of stock does not become effective within the earlier of sixty (60) days from the first filing date of the registration statement or three (3) business days of clearance by the Securities and Exchange Commission (the “SEC”) to request effectiveness.

Since the liquidated damages are payable in cash, under paragraphs 12-32 of EITF 00-19 “Accounting for Derivative Financial Instruments Indexed to and Potentially Settled in a Company’s Own Stock”, contracts that include any provision that could require net-cash settlement cannot be accounted for as equity. In addition, the convertible debentures are convertible into a variable number of shares, the requirements for sufficient authorized and unissued shares under paragraphs 19 to 24 of EITF 00-19 are not met. Accordingly, the proceeds of the private placement in September allocated for par value of the common stock have been recorded as a liability on the balance sheet. Upon the effectiveness of the registration statement, the amount will be recorded as equity.

Results of Operations

Comparison of three months ended March 31, 2006 to three months ended March 31, 2005

The following table sets forth the items in our consolidated statements of operations for the periods indicated.

	Three months ended March 31,
	2006	2005
	US$	US$
Revenue from turn-key engineering projects	814,746	1,811,594
Revenue from BOT waste water treatment services	239,342	68,478

Total revenue	1,054,088	1,880,072

Cost of revenue for turn-key engineering projects	(395,277)	(1,199,766)
Cost of revenue for BOT waste water treatment services	(125,432)	(43,690)

Total cost of revenue exclusive of depreciation and amortization and sales taxes shown separately below	(520,709)	(1,243,456)

Depreciation and amortization	(10,352)	(24,312)
Sales taxes	(50,273)	(59,783)

Gross profit	472,754	552,521

General and administrative expenses	(113,574)	(61,034)

Income from operations	359,180	491,487

Other income	42,609	2,724

Interest expense	(231)	(4,415)

Penalty for late filing of registration statement	(246,269)	—

Unrealized loss on financial instruments	(4,452,683)	—

Share of results in an associate – XL	57,797	35,788

(Loss)/income before income tax and minority interest	(4,239,597)	525,584

Income tax expense	(117,076)	(52,389)

(Loss)/income before minority interest	(4,356,673)	473,195

Minority interests	(35,879)	(45,188)

Net (loss)/income	(4,392,552)	428,007

Total revenue. The Company reported total revenue of $1,054,088 for the three-month period ended March 31, 2006 as compared to $1,880,072 for the three-month period ended March 31, 2005. The total revenue for the three-month period ended March 31, 2006 is comprised of revenue from turn-key engineering projects of $814,746 and revenue from BOT waste water treatment services of $239,342 while the total revenue for the three-month period ended March 31, 2005 is comprised of revenue from turn-key engineering projects of $1,811,594 and revenue from BOT waste water treatment services of $68,478. The higher revenue from turn-key engineering projects for the three-month period ended March 31, 2005 is mainly due to the completion of turn-key engineering project in Le Chang City (approximately $1.8 million). Revenue from turn-key engineering projects for the three-month period ended March 31, 2006 includes revenue recognized for China Environment Industrial Park Wastewater Treatment Plant and Yongji Development Zone Wastewater Treatment Plant (Phase 2). Revenue from BOT waste water treatment services is higher for the three-month period ended March 31, 2006 because of the inclusion of revenue from the HY BOT project in addition to the revenue from TJ BOT project.

General and administrative expenses. Our total general and administrative expenses for the three-month periods ended March 31, 2006 and 2005 were $113,574 and $61,034 respectively. The principal components of general and administrative expenses are administrative salaries and benefits, depreciation and amortization, traveling expenses, rental and other general administration costs. The increase in general and administrative expenses for the three-month periods ended March 31, 2006 as compared to that for the three-month periods ended March 31, 2005 is mainly due to the expansion of the company and also expenses incurred in moving to the new office in Panyu, Guangzhou.

Penalty for late filing of registration statement. This represents the penalty accrued for late effectiveness of the registration statement for the private placement sale to accredited investors of units consisting of shares of our common stock and warrants to purchase shares of our common stock for aggregate gross proceeds of $4.83 million conducted in September 2005. This penalty amounted to $246,269 for the three-month period ended March 31, 2006. The subscription agreement contains a liquidated damages clause which requires cash penalties equal to two percent (2.0%) of the purchase price of the registrable securities purchased from the Company and held by the investors each month (or portion thereof) if the Company’s registration of stock does not become effective within the earlier of sixty (60) days from the first filing date of the registration statement (October 12, 2005) or three (3) business days of clearance by the Commission to request effectiveness.

Unrealized loss on financial instruments. Unrealized gains or losses in financial instruments represent the change in fair market value of the financial instruments at each reporting date. The unrealized loss in financial instruments of approximately $4.45 million for the three-month periods ended March, 2006 comprised of unrealized loss for the changes in fair values of the September issued warrant and the placement agent warrants. There were no unrealized gains or losses in financial instruments recorded in 2004.

Share of results in an associate –XL. This represents the share of net profits in Xin Le Sheng Mei Water Purifying Company Limited in which the Group has 35% equity interest. Share of results in XL for the three-month periods ended March 31, 2006 and 2005 were $57,797 and $35,788, respectively. The increase in share of net profits was as a result of increase in net profit of XL.

Net (loss) / income. We had a net loss, after income tax and minority interests, of $4,392,552 for the three-month period ended March 31, 2006 and a net income, after income tax and minority interests, of $428,007 for the three-month period ended March 31, 2005.

Comparison of 2005 to 2004

The following table sets forth the items in our consolidated statements of operations for the periods indicated.

	Year ended December 31,
	2005	2004
	USD	USD
Revenue from turn-key engineering projects	4,830,613	9,115,942
Revenue from BOT wastewater treatment services	302,011	250,571
Revenue from provision of technical services	600,734	—
Revenue from sales of environment protection related products	1,250,611	—

Total revenue	6,983,969	9,366,513
Cost of revenue for turn-key engineering projects	(2,784,341)	(5,925,363)
Cost of revenue for BOT wastewater treatment services	(175,077)	(100,072)
Cost of revenue for provision of technical services	(2,406)	—
Cost of revenue for sales of environment protection related products	(310,379)	—

Total cost of revenue exclusive of depreciation and amortization and sales taxes shown separately below	(3,272,203)	(6,025,435)

Depreciation and amortization	(115,737)	(66,413)
Sales taxes	(369,052)	—

Gross profit	3,226,977	3,274,665

General and administrative expenses	(820,170)	(1,328,756)

Income from operations	2,406,807	1,945,909

Other income	54,622	19,295

Interest expense	(42,991)	(2,420)

Non-cash financing charges	(8,001,211)	—

Unrealized gain on financial instruments	5,440,454	—

Share of results in an associate – XL	416,218	130,113

Gain on disposal of interest in a subsidiary – XY	—	2,029,720

Gain on disposal of construction project	635,941	—

Loss on disposal of investment	(472,643)	—

Income before income tax and minority interest	437,197	4,122,617
Income tax expense	(920,001)	(467,911)

(Loss)/income before minority interest	(482,804)	3,654,706
Minority interests	(277,700)	42,243

Net (loss)/income	(760,504)	3,696,949

Basic net (loss)/income per share	(0.01)	0.03

Diluted net (loss)/ income per share	N/A	0.03

Revenue. The Company reported total revenue of $6,983,969 for the year ended December 31, 2005 as compared to $9,366,513 for the year ended December 31, 2004. The total revenue for the year ended December 31, 2005 is comprised of revenue from turn-key engineering projects of $4,830,613, revenue from BOT wastewater treatment services of $302,011, revenue from provision of technical services of $600,734 and revenue from sale of environment protection related products of $1,250,611, while the total revenue for the year ended December 31, 2004 is comprised of revenue from the construction of the XY Plant of $9,115,942 and revenue from BOT wastewater treatment services of $250,571. The decrease in revenue from turn-key engineering projects is mainly because the projects in 2005 are of smaller capacities, as detailed below:

Turn-key engineering projects in 2005	Capacity (tons/day)	Percentage of completion at December 31, 2005
Tianjin City Meichang Town Wastewater Treatment Plant	2,000	80%
Lechang City Lecheng Wastewater Treatment Plant	25,000	100%
Yongji Development Zone Wastewater Treatment Plant (Phase 1)	3,000	100%
Yongji Development Zone Wastewater Treatment Plant (Phase 2)	14,000	32%
China Environment Industrial Park Wastewater Treatment Plant	30,000	44%
Huangzhuang Industrial Park Wastewater Treatment Plant	500	80%

The capacity for the XY Plant in 2004 was 100,000 tons per day. In addition, the percentage of completion for the turnkey engineering projects in 2005 are, on average, lower than the 85% completion of the XY Plant in 2004.

Revenue from BOT projects in 2005 increased to $302,011 from that of $250,571 in 2004. This is mainly due to the commencement of operation of the HY BOT project in the forth quarter of 2005.

Revenue from provision of technical services in 2005 is $600,734. There was no such revenue in 2004.

Revenue from sale of environment protection related products in 2005 is $1,250,611. There was no such revenue in 2004.

Cost of revenue. Our total cost of revenue, exclusive of depreciation and amortization and sales taxes, decreased from $6,025,435 for the year ended December 31, 2004 to $3,272,203 for the year ended December 31, 2005. This is in line with the decrease in total revenue for the year ended December 31, 2005 as compared to the total revenue for the year ended December 31, 2004. Cost of revenue for the year ended December 31, 2005 comprised of cost of revenue for turn-key engineering projects of $2,784,341, cost of revenue for BOT wastewater treatment services of $175,077, cost of revenue for provision of technical services of $2,406 and cost of revenue for the sale of environment protection related products of $310,379 whereas cost of revenue for the year ended December 31, 2004 comprised of cost of revenue for turn-key engineering projects of $5,925,363 and cost of revenue for BOT wastewater treatment services of $100,072.

Gross profit. Gross profit as a percentage of total revenue for the years ended December 31, 2005 and 2004 was approximately 46% or $3,226,977 and approximately 35% or $3,274,665, respectively. The increase is mainly due to the higher gross margin for provision of technical services and sale of environment protection related products, in neither of which were we engaged in 2004. Gross margin, exclusive of depreciation and amortization and sales taxes, for turn-key engineering projects for the years ended December 31, 2005 and 2004 was approximately 42% or $2,046,272 and approximately 35% or $3,190,579, respectively. The slight increase is mainly due to better negotiation skills for better pricing and also better cost control with cumulative experience. Gross margin, exclusive of depreciation and amortization and sales taxes, for BOT wastewater treatment services for the years ended December 31, 2005 and 2004 was approximately 42% or $126,934 and approximately 60% or

$150,499. The decrease in gross margin, exclusive of depreciation and amortization and sales taxes, for BOT wastewater treatment services for the year ended December 31, 2005 is mainly due to repair and maintenance cost in 2005. Gross margin, exclusive of depreciation and amortization and sales taxes, for sale of environment protection related products for the year ended December 31, 2005 was approximately 75% or $940,232. Gross margin, exclusive of depreciation and amortization and sales taxes, for provision of technical services for the year ended December 31, 2005 was approximately 99.6% or $598,328. The high gross margin for provision of technical services is mainly because of the low cost of salary for the engineers designated for the provision of such technical services which is a transfer of experience and technical know-how of the company.

General and administrative expenses. Our total general and administrative expenses for the years ended December 31, 2005 and 2004 were $820,170 and $1,328,756 respectively. The principal components of general and administrative expenses are administrative salaries and benefits, traveling expenses, rental and other general administration costs. However, general and administrative expenses for the year ended December 31, 2004 include cost of reverse acquisition. The decrease in general and administrative expenses for the year ended December 31, 2005 as compared to that for the year ended December 31, 2004 is mainly due to the cost of reverse acquisition amounted to $0.53 million.

Non-cash financing charges. Non-cash financing charge represents the amount by which the fair value of derivative liabilities issued exceeds the amount of proceeds received, which is recorded as an expense at the date of issuance. The non-cash financing charges recorded for the convertible debenture issuance in April was approximately $0.9 million while the non-cash financing charges recorded for the September private placement was approximately $7.1 million. No non-cash financing charges was recorded in 2004.

Unrealized gain on financial instruments. Unrealized gains or losses on financial instruments represent the change in fair market value of the financial instruments at each reporting date. This is a recurring item. The unrealized gain on financial instruments of approximately $5.44 million for the year ended December 31, 2005 comprised of unrealized gain for the changes in fair values of the September issued warrant and the placement agent warrants amounted to approximately $5.66 million offset by the unrealized loss for the changes in fair values of the April warrants and the bifurcated conversion feature amounted to approximately $0.22 million. There were no unrealized gains or losses on financial instruments recorded in 2004.

Share of results in an associate — XL. This represents the share of net profits in XL, in which we have a 35% equity interest. Our share of results in XL for the years ended December 31, 2005 and 2004 were $416,218 and $130,113, respectively. The increase in share of net profits was a result of the increase in XL’s net profits in 2005.

Loss on disposal of investment. In March 2005, the Group converted the convertible note receivable from China Water Affairs Group Limited (previously know as China Silver Dragon Group Limited) of face value $1,366,997 into 13,260,000 common shares of China Water Affairs Group Limited and an amount receivable of $135,019. All the shares were subsequently disposed of at a consideration of $759,335 and a loss on disposal of investment of $472,643 was recorded.

Net (loss) / income. We had a net loss, after income tax and minority interests, of $760,504 for the year ended December 31, 2005 and a net income, after income tax and minority interests, of $3,696,949 for the year ended December 31, 2004. The net loss in 2005 is mainly due to the non-cash financing charge which represents the amount of fair value of derivative liabilities issued exceeds the amount of proceeds received, and is recorded as an expense at the date of issuance of the financial instruments though the amount was offset by the unrealized gain in financial instruments. In addition, the under provision of PRC tax for 2004 and the increase in taxable income also contributes to the net loss in 2005.

Comparison of 2004 to 2003

The following table sets forth the items in our consolidated statements of operations for the periods indicated.

	Fiscal year ended December 31,
	2004	2003
Revenue from construction of wastewater treatment plants	$9,115,942	$2,889,094
Revenue from water treatment services per BOT agreements	250,571	—

Total revenue	9,366,513	2,889,094
Cost of revenue for construction of wastewater treatment plants	(5,925,363)	(1,828,801)
Cost of revenue for water treatment services per BOT agreements	(100,072)	—

Total cost of revenue exclusive of depreciation and amortization Shown separately below	(6,025,435)	(1,828,801)
Depreciation and amortization	(66,413)	(17,941)

Gross profit	3,274,665	1,042,352
General and administrative expenses	(1,328,756)	(337,472)

Income from operations	1,945,909	704,880
Other income	19,295	9,240
Interest expense	(2,420)	(28,590)
Share of results in XL	130,113	—
Gain on disposal of interest in XY	2,029,720	—
Impairment loss on other investment	—	(370,097)

Income before income tax	4,122,617	315,433
Income tax expense	(467,911)	(104,093)
Minority interests	42,243	(42,993)

Net income	3,696,949	168,347

Total revenue. Total revenue increased 224.2% from $2.89 million in 2003 to $9.37 million in 2004. The 2004 increase in revenue from construction of wastewater treatment plants was primarily accounted for by the revenue from the construction of the XY Plant, which amounted to $9.11 million. Revenue from water treatment services per BOT agreements for 2004 was contributed by the wastewater treatment plant of TJ while no such revenue was recorded in 2003. The percentage of total revenue attributable to the operation of wastewater treatment plants under the BOT agreements was not significant in 2004.

Gross profit. Gross profit increased 214.2% from $1.04 million in 2003 to $3.27 million in 2004 and, as a percentage of total revenue, decreased slightly from 36.08% in 2003 to 34.96% in 2004. The increase in gross profit for 2004 was primarily the result of an increase in our revenue, while the slightly lower gross profit margin as a percentage of total revenue was due to the lower gross profit as a percentage of revenue for the construction of the wastewater plant in 2004 as compared to the gross profit as a percentage of revenue for the construction of the wastewater plant in 2003.

General and administrative. General and administrative costs increased 291% from $0.34 million in 2003 to $1.33 million in 2004, and as a percentage of net sales, increased from 11.76% to 14.89%. The increase in costs in 2004 was primarily the result of consultant fees and legal fees paid for the reverse acquisition and the reorganization, whereby EGAG acquired equity interests in the PRC subsidiaries, which amounted to approximately $0.97 million.

Operating income. Operating income increased 176.06% from $0.7 million in 2003 to $1.95 million in 2004, and as a percentage of net sales, operating income decreased slightly from 24.4% in 2003 to 20.77% in 2004. The increase in operating income for 2004 was primarily the result of an increase in net sales.

Share of results in an associate — XL. This represents the share of net profits in XL, in which we have a 35% equity interest. Our share of results in XL for the years ended December 31, 2004 and 2003 were $130,113 and $0, respectively. XL commenced operations in November 2003.

Gain on disposal of interest in subsidiary XY. We recorded a $2.02 million gain in 2004 on the disposal of our entire 90% attributable interest in XY to TGL, an independent party, at a consideration of $4,130,435 (RMB34.2 million) pursuant to a tri-party agreement between EGAG, TGL and Guang Dong Xin Sheng Environmental Protection Company Limited (“GDXS”) in which EGAG transferred 90% of shareholdings in XY to TGL while GDXS continued to own 10% of shareholdings in XY. The transaction was consummated on October 26, 2004. No revenue was generated from XY prior to the date of disposition as the XY Plant was still under construction. The gain represents the difference between the disposal proceeds and our attributable share of net assets of XY at the date of disposal.

Liquidity and Capital Resources

Our principal sources of liquidity are our cash and cash flow we generate from operations and financing activities. Net cash provided by operating activities during the three-month period ended March 31, 2006 was $187,260, while net cash provided by operating activities during the three-month period ended March 31, 2005 was $1,486,133. Net cash provided by operating activities in the three-month period ended March 31, 2006 consisted of net loss of $4,392,552, adjustment for non-cash items of $4,441,117 and changes in operating assets and liabilities of $138,695. Cash flow from operating activities consisted of increase in accounts receivable of $211,232, increase in inventories of $854, increase in prepayment, deposits and other receivables of $169,771, increase in accounts payable of $282,591, increase in amounts due from related companies of $141,722 and increase in tax payable of $232,419.

As of December 31, 2005, we had $175,224 in cash and cash equivalents. During 2005, we created net cash resources of approximately $3.64 million by operating activities. We used net cash of $6.88 million for investing activities in 2005. This use of cash was primarily the result of the acquisition of infrastructure assets for BJHTSY, HY and HDFF, which amounted to $4.39 million, and the deposit paid for the acquisition of a subsidiary of $2.02 million. The net cash provided by financing activities was about $3.08 million, and the increase primarily resulted from the convertible debenture issuance in April 2005 of $0.41 million, share issuance in September 2005 of $4.2 million and net proceeds from disposal of investment of $0.91 million offset by a decrease in amounts due to a related company, which amounted to $2.6 million.

We have an unsecured loan of about $86,741 with a Chinese bank which is interest bearing at 9.486% per annum. Under the BOT agreements, we have capital commitments of $3.53 million for the BJHTSY and HDFF BOT projects. We also have capital commitments of $2.40 million for turn-key engineering projects. In 2005, the total contracts due within two years was approximately $5.93 million.

In April 2005, we conducted a private placement of 20 investment units, at $25,000 per unit, for gross proceeds of $500,000. Each unit consisted of (a) one 12% convertible debenture in the original principal amount of $25,000, convertible into shares of our common stock at the rate of the lesser of (i) $0.20 per share or (ii) a 10% discount to the price per share of common stock (or conversion price per share of common stock) of the next private placement conducted by us prior to any conversion of the debenture, and (b) 125,000 detachable warrants to purchase one share each of our common stock at an exercise price of $0.20 per share, expiring ten years from their date of issuance. The debentures are due and payable August 1, 2005 and later extended to September 30, 2005. On October 1, 2005, all debenture holders converted the debentures into 3,703,701 shares of our common stock.

On September 14, 2005, we closed a private placement to accredited investors of units consisting of shares of our common stock and warrants to purchase shares of our common stock for aggregate gross proceeds of $4.83 million. Pursuant to the subscription agreements entered into with these investors, we issued to the investors 161 units at a price of $30,000 per unit. Each unit consisted of 200,000 shares of our common stock, priced at $0.15 per share, and warrants to purchase 200,000 shares of our common stock over a five year period at an exercise price of $0.20 per share. Pursuant to the terms of the subscription agreements, we granted the investors limited registration rights for all common shares comprising the units, including the common shares issuable on exercise of the warrants.

We anticipate raising capital from outside investors coupled with bank or mezzanine lenders to fund the Company’s expansion plan. As of the date of this prospectus, other than as disclosed, we have not entered into any negotiations with any third parties to provide such capital. We anticipate that our current financing strategy of private debt and equity offerings will meet our anticipated objectives and business operations for the next 12 months. We continue to evaluate opportunities for corporate development. Subject to our ability to obtain adequate financing at the applicable time, we may enter into definitive agreements on one or more of those opportunities.

Other Matters

The impact of inflation and the effect of foreign exchange rate changes during 2005 and the three months ended March 31, 2006 have not had a material impact on our business and financial results.

Off-Balance Sheet Arrangements

We do not have any off-balance sheet financing arrangements.

BUSINESS

We are a wastewater engineering company based in the PRC. Through our majority-owned subsidiaries, we are engaged in the design, construction, implementation and management of industrial and municipal wastewater treatment facilities throughout the PRC.

We provide turn-key wastewater treatment engineering design and contracting. From 2000 to 2004, we completed the following turn-key projects: Yongji Development Zone Wastewater Treatment Plant (Phase 1), Guangdong Nanhai City Jinsha Town Wastewater Treatment Plant, Guangdong Sanshui Baini Wastewater Treatment Plant and Guangzhou Yantang Wastewater Treatment Plant. The following turn-key projects are still in process: Tianjin City Meichang Town Wastewater Treatment Plant, Dayawan Wastewater Treatment Plant, Yongji Development Zone Wastewater Treatment Plant (Phase 2), China Environment Industrial Park Wastewater Treatment Plant and Huangzhuang Industrial Park Wastewater Treatment Plant.

We hold 90% and 35%, respectively, of the equity interest in the following two water treatment facilities operated through build, operate and transfer (“BOT”) arrangements with the PRC government: (i) Tian Jin Shi Sheng Water Treatment Company Limited (“TJ”), which commissioned water treatment in November 2003 and has a daily treatment capacity of approximately 10,000 tons; and (ii) Xin Le Sheng Mei Water Purifying Company Limited (“XL”), which also commissioned water treatment in November 2003 and has a daily treatment capacity of 40,000 tons. We have been retained as the manager to manage both TJ and XL. The fees from XL and TJ did not represent a significant portion of our revenue during 2004.

We also developed a BOT water treatment facility project in Hai Yang City under our subsidiary HY with capacity of 20,000 tons per day. We began construction of this project in April 2004 and completed the project and commenced water treatment in June 2005. We are also developing another BOT water treatment facility project in Beijing under our subsidiary BJHTSY with planned capacity of 20,000 tons per day. We began construction of this project in July 2004 it and was in the final stage of commissioning and testing as of May 15, 2006. In July 2005, we started construction of a BOT water treatment facility project for the Handan Fengfeng Mining Area in the Hebei Province under our subsidiary HDFF with capacity of 33,000 tons per day. We expect to complete this project in the second quarter of 2006. The fees from these projects are expected to strengthen our net sales in the future.

In addition to the above, we provide sales of environment protection-related products. The product we are currently selling is GM Bio-carriers, a natural, chemical-free, mineral- and enzyme-based catalyst material that facilitates the rapid growth of bacteria, which improves efficiency of degrading micro-organism materials in wastewater, reduces land use and construction time and enables more efficient operation and reduces energy consumption for the wastewater treatment process.

Corporate History

Our predecessor in interest, Discovery Investments, Inc. (“Discovery”) was incorporated on September 10, 1996, under the laws of the State of Nevada to engage in any lawful corporate activity. Discovery had been in the development stage and was not active until October 26, 1999.

On December 10, 1999, Discovery entered into a Plan and Agreement of Reorganization (the “Plan”) with LLO-Gas, Inc. and John Castellucci. On October 26, 1999, LLO-Gas had acquired certain ARCO facilities and a so-called card lock facility and commenced operations. LLO-Gas was incorporated in July 1998 under the laws of the State of Delaware. On December 20, 1999, there was a closing under the Plan and LLO-Gas, Inc. became a wholly-owned subsidiary of Discovery and there was a change of control of Discovery. Between December 20, 1999 and August 10, 2000, differences of opinion as to matters of fact and as to matters of law had arisen by and between certain of the shareholders of Discovery, who were shareholders prior to the closing, and between Discovery, John Castellucci and LLO-Gas, Inc.

On June 7, 2000, LLO-Gas, Inc. filed a Voluntary Petition under Chapter 11 of the Bankruptcy Code in the United States Bankruptcy Court, Central District of California, San Fernando Valley Division, case number SV 00-15398-AG. On December 1, 2000, the United States Bankruptcy Court converted the pending matter into a Chapter 7 liquidation. Said Chapter 7 effected LLO-Gas, Inc. and not Discovery.

On August 10, 2000, Discovery entered into a Mutual Rescission Agreement and Mutual Release with John Castellucci which provided, among other things, that Discovery consented and agreed to rescind the Plan with John Castellucci consenting and agreeing to the rescission. The parties mutually agreed to forego all rights and benefits provided to each other thereunder.

On August 9, 2001, Discovery filed a voluntary petition under Chapter 11 of the Bankruptcy Code in the United States Bankruptcy Court, District of Nevada, Case Number BK-S-01-18156-RCJ. On September 24, 2001, the Bankruptcy Court confirmed the Disclosure Statement and Plan of Reorganization submitted by Discovery and Discovery was thereafter released from Bankruptcy.

On April 29, 2002, Discovery entered into a Plan and Agreement of Reorganization with Bycom Media Inc., an Ontario, Canada corporation (“Bycom”). Pursuant to this agreement, Discovery acquired all the outstanding shares of Bycom for 4,800,000 shares of Common Stock. On October 5, 2002, Bycom became a wholly-owned subsidiary of Discovery and there was a change of control of Discovery.

Bycom was engaged in multimedia applications for internet-based business. Utilizing business search tools and databases, Bycom intended to be able to locate and access global business information for a fee, or was to act as an “out-source provider” of information. Bycom currently is an inactive, wholly-owned subsidiary of ours.

On September 4, 2002, Discovery completed a transaction set out in a Plan and Agreement of Reorganization dated June 13, 2002, pursuant to which Discovery acquired all of the outstanding shares of Cavio Corporation, a Washington corporation (“Cavio”), in exchange for 14 million shares of Discovery common stock. Due to poor market conditions and Discovery’s inability to seek adequate financing from third parties to properly finance the operations of Cavio, on December 2, 2002 Discovery’s board of directors approved, subject to receiving the approval of a majority of the shareholders, to unwind the acquisition of Cavio in cancellation of the shares of common stock issued.

On December 2, 2002, Discovery unanimously approved the disposition of its interest in Cavio and thereafter received the consent of a majority of the outstanding shares of our common stock. Discovery determined the effective date for the divestiture to be June 30, 2003.

On October 15, 2004, we were the subject of a reverse acquisition by Evergreen Asset Group Limited, an International Business Company organized under the laws of the British Virgin Islands (“Evergreen” or “EGAG”) on April 20, 2004 as an investment holding company for wastewater treatment businesses in the PRC. Pursuant to the reverse acquisition, we acquired 100% of the outstanding shares of Evergreen capital stock in exchange for a controlling interest in our common stock. Prior to the reverse acquisition, we had 16,499,997 shares issued and outstanding. Pursuant to a securities purchase agreement dated September 9, 2004, as amended, we issued 83,500,000 shares of our common stock in exchange for all of the issued and outstanding shares of Evergreen capital stock transferred to us by the Evergreen shareholders at the closing. As a result of the reverse acquisition, we had a total of 99,999,997 shares issued and outstanding, with the 83,500,000 shares representing approximately 83.5% of our capital stock. At the close of the reverse acquisition, all of our pre-closing officers and directors resigned and our current officers and directors were appointed to serve in their present capacities. Following the close of the reverse acquisition, we changed our corporate name from Discovery Investments, Inc. to China Evergreen Environmental Corporation and Evergreen became our wholly-owned subsidiary.

On October 5, 2004, EGAG entered into an agreement with TGL, an independent third party, to dispose of its entire 90% direct interest in XY at a consideration of $4,130,435. The transaction was consummated on October 26, 2004. No revenue was generated from XY prior to the date of disposition as the XY Plant was still under construction. A gain on disposal of $2,029,720 was recorded, reflecting the difference between the disposal proceeds and our attributable share of net assets of XY at the date of disposal.

In April 2005, we conducted a private placement of 20 investment units, at $25,000 per unit, for gross proceeds of $500,000. Each unit consisted of (a) one 12% convertible debenture in the original principal amount of $25,000, convertible into shares of our common stock at the rate of the lesser of (i) $0.20 per share or (ii) a 10% discount to the price per share of common stock (or conversion price per share of common stock) of the next private placement conducted by us prior to any conversion of the debenture, and (b) 125,000 detachable warrants to purchase one share each of our common stock at an exercise price of $0.20 per share, expiring ten years from their date of issuance. The debentures were due and payable August 1, 2005. The debenture holders, however, extended the payment period to September 30, 2005. We granted the investors limited registration rights for the common shares underlying their debentures and warrants. Westminster Securities Corporation acted as placement agent for this offering on our behalf. All the debenture holders have converted the debentures into 3,703,701 shares of our common stock on October 1, 2005.

On September 14, 2005, we closed the private placement sale to accredited investors of units consisting of shares of our common stock and warrants to purchase shares of our common stock for aggregate gross proceeds of $4.83 million. Pursuant to the subscription agreements entered into with the investors, we issued to the investors 161 units at a price of $30,000 per unit. Each unit consisted of 200,000 shares of our common stock, priced at $0.15 per share, and warrants to purchase 200,000 shares of our common stock over a five-year period at an exercise price of $0.20 per share. Pursuant to the terms of the subscription agreements, we granted the investors limited registration rights for all common shares comprising the units, including the common shares issuable on exercise of the warrants.

Our executive offices are located at Suite 7A01, Baicheng Building, 584 Yingbin Road, Dashi, Panyu District, Guangzhou, Guangdong, China; telephone number (86-20) 3479 9768.

Our Business

General

We are a wastewater engineering company based in the PRC. Through our majority-owned subsidiaries, we are engaged in the design, construction, implementation and management of industrial and municipal wastewater treatment facilities throughout the PRC.

Our business was originally established in 1999 by our Chairman, Mr. Chong Liang Pu, with a focus on developing innovative biochemical technologies and processes for wastewater treatment. We have the exclusive rights to MHA biological treatment processes technologies (“MHA”) and GM Bio-carriers. Both are the subject of patents owned by our Chairman, Mr. Pu, and we have acquired the exclusive rights pursuant to a license agreement with Mr. Pu. Both technologies were developed to improve the efficiency and effectiveness of wastewater treatment processes and reduce the initial investment and on-going operating cost of wastewater treatment facilities.

We have applied biotechnological processes to wastewater treatment and have developed relationships with the PRC environmental authorities at both national and provincial levels throughout the PRC. Since 2000, we have successfully completed the design and construction of over 14 wastewater facilities across China with total daily capacity of over 120,000 tons (inclusive of three BOT wastewater treatment facilities with daily capacity of 70,000 tons). Our customers include municipal governments, food processing and beverage companies and industrial companies.

Because of these achievements, we have been recognized as a “Key Enterprise in Environmental Industry in the PRC” by the General Bureau of Environmental Protection of China and are viewed as a “High-Tech Enterprise” by the Bureau of Science and Technology of Guangzhou, PRC.

Industry Background

Wastewater Treatment Markets in the PRC. The wastewater treatment business is in a developmental stage in China. Following decades of rapid industrialization and urbanization resulting from the PRC’s breakneck economic expansion, demands for urban and industrial wastewater treatment are immense. In 2002, total volume of municipal and industrial wastewater produced reached 23 billion tons and 26 billion tons, respectively, of which only approximately 25% was treated in some form. The PRC government, which views environmental issues as a policy priority, has targeted a 90% treatment ratio by 2030. This targeted growth, combined with a policy of privatizing all existing government facilities, is resulting in extraordinarily high levels of expansion in an industry that did not effectively exist until the 1980s.

In order to promote investment in the wastewater treatment industry, the central government has created incentives such as tax relief and higher throughput fees which can improve the profitability of certain municipal projects.

Under the tax regulations in the PRC, companies providing water purification are exempted from business tax on the collection of wastewater treatment fees. The PRC government also gives tax relief in the form of reduction in or exemption from value-added tax and income tax to encourage treated water to be reused in residential, agricultural, commercial or industrial sectors.

The PRC government introduced a new policy in relation to the water supply tariff management methods for the water-resource system which became effective in January 2004. The new policy prescribes a water tariff approach, comprising of water production costs, expenses, profit, and tax. Pertinent pricing is expected to be in accord with local market demand.

Before the 1990s, water tariffs were extremely low, and there were no wastewater discharge fees. People were more concerned with water quality than with the price and quantity they used. As citizens now pay closer attention to water quality, they expect higher prices to accompany water quality improvements. Therefore, water tariff and wastewater treatment throughput fees, especially in the cities, are rising to rational levels.

Fresh Water Markets. Before 2003, the facilities for fresh water supply in the PRC were owned and operated by the agencies of local governments. As industrial, economic and population growth and chronic pollution have placed intense demands on the water supply in China, the fresh water supply has had a serious shortage. Similar to the wastewater treatment industry, the PRC government has opened up the fresh water supply business to private sector and international operators.

Our Business Activities

There are different types and quantities of pollutants in water due to the environment, conditions and purpose for which the water is used. Municipal water has organic matters including nitrogen and phosphorus. The composition of such municipal wastewater is relatively stable. In contrast, pollutants in water discharged from industries include organic pollutants, inorganic matters, metal ions and salt ion. We adopt varying treatment processes for different industrial wastewater.

We provide turn-key engineering, equipment and chemical sales for industrial and municipal wastewater treatment facilities in the PRC. We also invest in, manage and operate our own water treatment facilities through BOT arrangements in the PRC.

The following chart describes the wastewater treatment process that we service:

Turn-Key Wastewater Engineering. We provide turn-key wastewater treatment engineering services to both public and private sectors. Our public sector clients include municipal governments at the city, district and town levels. Our private sector clients include heavy industries, such as steel, car manufacturing and electronics; light industries, such as chemical, food and beverage, paper, printing and breweries; and others, including hospitals and the pharmaceutical industry. The industrial wastewater qualities differ due to the different industrial products and manufacturing processes.

These contracts are awarded either by public tender or by direct contract. A typical turn-key wastewater treatment project can be classified into three phases: (1) survey and design, (2) construction and equipment installation, and (3) operation and management services.

From 2000 to 2004, we completed the following turn-key projects: Yongji Development Zone Wastewater Treatment Plant (Phase 1), Guangdong Nanhai City Jinsha Town Wastewater Treatment Plant, Guangdong Sanshui

Baini Wastewater Treatment Plant and Guangzhou Yantang Wastewater Treatment Plant. The following table sets forth the company’s turn-key projects which are still in process:

Name of New Turn-key Project	Project value	Capacity/Per Day	Date of commencement of construction
Tianjin City Meichang Town Wastewater Treatment Plant	US$ 0.22 million	2,000 tons	Commenced in July 2005
Dayawan Wastewater Treatment Plant	US$ 3.38 million	30,000 tons	Expected to commence in the second quarter of 2006
Yongji Development Zone Wastewater Treatment Plant (Phase 2)	US$ 1.45 million	11,000 tons	Commenced in August 2005
China Environment Industrial Park Wastewater Treatment Plant	US$ 0.72 million	5,000 tons	Commenced in July 2005
Huangzhuang Industrial Park Wastewater Treatment Plant	US$ 0.12 million	1,000 tons	Commenced in July 2005

As of December 31, 2005, we had completed approximately 80%, 32%, 44% and 80% for each of Tianjin City Meichang Town Wastewater Treatment Plant, Yongji Development Zone Wastewater Treatment Plant (Phase 2), China Environment Industrial Park Wastewater Treatment Plant and Huangzhuang Industrial Park Wastewater Treatment Plant, respectively.

We financed our turn-key projects through progressive payments from our customers as stipulated in the agreements for these projects.

Investment in BOT Wastewater Treatment Facilities. We also invest in wastewater treatment facilities through BOT arrangements. BOT projects provide us with a stable income source under a long-term (usually 20-25 year) contract granted by municipal governments to build and operate wastewater plants. BOT project land is typically contributed by the municipal government with the operator providing investment and daily management. After the contract period, the project is transferred to the local government. After we secure a contract for a BOT project from a municipal government and the financing for such project is in place, we will proceed to construct the facility. After the completion of construction, testing and commissioning, we will operate the wastewater treatment facility for a period of 20 to 25 years as stipulated in the BOT contract.

The following table sets forth the BOT projects which we have completed or are in process of completing:

BOT Projects	Cost of investment	Capacity/ Per Day	Operation Period	Date of commencement of operation
Wastewater treatment plant of TJ	US$ 1.09 million	10,000 tons	20 years	November 2003
Wastewater treatment plant of XL	US$ 4.11 million	40,000 tons	22 years	October 2003
Wastewater treatment plant of HY	US$ 3.62 million	20,000 tons	22 years	June 2005
Wastewater treatment plant of BJHTSY	US$ 2.42 million	20,000 tons	25 years	Operation expected to commence in second quarter of 2006
Wastewater treatment plant of HDFF	US$ 3.53 million	33,000 tons	22 years	Operation expected to commence in third quarter of 2006

As of December 31, 2005, the wastewater treatment plants of TJ, XL and HY were operational and have been providing wastewater treatment services. The wastewater treatment plant of BJHTSY is in the stage of testing and commissioning whereas approximately 45% of the construction of the wastewater treatment plant of HDFF has been completed.

We have been financing the BOT projects of TJ, XL, HY and BJHTSY through capital injections and funds generated from our operations. We will finance the remaining capital expenditure of HDFF of approximately $2 million through funds generated from our operations.

Our Production Process

Though the chemicals used for treating municipal and industrial wastewater qualities are different due to the different sources of wastewater for municipal wastewater treatment and different industrial product and manufacturing processes for industrial wastewater treatment, the treatment processes are largely similar.

During the wastewater treatment process, the wastewater is first collected by a pipeline network system and then transported to a sand sedimentation pool. The wastewater will then go through the MHA wastewater treatment process, which is a natural, chemical-free, biological and mineral-based process that facilitates the rapid growth of bacteria in order to improve the efficiency of degrading the micro-organism materials in the wastewater and for more efficient operation and reduced energy consumption. After the MHA wastewater treatment process, the wastewater is then transported to the sedimentation pool to remove the fine particles in the wastewater. The wastewater will then be sterilized in the sterilization pool and be transported to the water outlet.

Our Project Management Process

The following is the flow chart of our project management process for both turn-key wastewater engineering projects and BOT projects:

Market Intelligence. The starting point for all our projects is market intelligence so that our management is able to decide which projects they wish to secure for the benefit of the company. Our marketing personnel are in charge of market information on potential projects on a regular and ad-hoc basis. Our management is able to identify and decide on projects which we may potentially bid for.

Project Tracking. Based on the information gathered through market intelligence and the subsequent comprehensive analysis conducted on such information, our management will decide on which projects to pursue. We carry out internal evaluations which consist of three steps: initial evaluation, revaluation and valuation by professionals. We also engage external advisors to carry out external evaluation. We will then embark on determining what the tender rules and conditions are and the capital requirements and technologies used for the project. Project tracking allows us to plan ahead and make the necessary cost planning.

Tender Process. Once we decide to proceed to tender for a particular project, we will form a tender committee comprising marketing personnel and technical personnel, who will be responsible for compiling the tender documents to be submitted for tender within the stipulated deadline. The tender committee will compile internal costing and budgetary estimates of labor and material costs based on quotations from the relevant suppliers and factor in a suitable profit margin in determining our tender pricing.

Design and Development. After signing of the contract, we will appoint a project team to be responsible for the execution of the project, including an ad-hoc research and development team to handle the design and development of that particular project. The research and development team will follow our overall guidelines to analyze, assess and determine the design and specifications of a system which will ensure that all of our customers’ requirements are met. The design and development process includes collection of information, site survey, key design concept, design specification, individual design, evaluation, revaluation and issue for construction. In addition to our own design and development capabilities, we have also entered into collaboration arrangements with other parties to test our equipment to ensure its suitability and effectiveness.

Procurement. After the necessary design and analysis, the specifications of the system are confirmed, and our procurement department will proceed to purchase all the materials and equipment required or appoint appropriate sub-contractors to carry out certain parts of the project.

Construction. The construction process includes sub-contracting and site supervision. During construction, we will send site representatives to control and supervise the construction.

Assembly and Installation. We will carry out assembly and installation of equipment and/or system and coordinate the assembly and installation fully with the construction process to ensure all equipment and/or system are properly assembled and installed. We will send technical staff to assist and guide the assembly and installation.

Testing. After the equipment and/or system has been assembled and installed, we will test the system in accordance with industrial and national rules and regulations formulated by the relevant PRC authorities.

Commissioning and Fine-Tuning. For turn-key projects, should the system pass all tests, we will proceed to hand over the system to our customers. We treat 5%-10% of the total contract value as retention monies during the warranty period of up to 12 months. Our technical personnel will carry out fine-tuning and on-site services. After successful commissioning of the entire system, the retention monies will be paid by our customers to us after the warranty period of up to 12 months. For BOT projects, the plant will start operation after passing all tests. The technical team will carry out fine-tuning and on-site services. The operation team will follow the operational guidelines and monitor the quality of treated water.

Competition

We believe our main competitor is Beijing Capital Co., Ltd. (“Beijing Capital”), a subsidiary of Capital Group, which has identified investment, development, operation and management in the PRC water industry as its core business. Beijing Capital provides environment management services. We also compete with several other environmental and water treatment companies. We believe that we compete primarily on the basis of contract pricing. Though many of our competitors offer similar but less cost-effective services, they may have greater financial resources and hence be able to secure contracts with reduced operating margins but more competitive pricing. However, we believe that as a result of our cost efficiency through our patented technologies, we are able to offer even more competitive pricing. In addition, having access to the capital markets in the United States through our public listing will help to differentiate us from our competition. Another area of competition comes from local protectionism where local governments wish to protect local environmental businesses. In order for us to overcome this kind of competition, we rely on our financial and technical resources.

Our Competitive Strengths

Key elements of our competitive strengths include:

Sufficient Capital Resources. The threshold of capital requirements for entering the wastewater treatment segment and the initial capital investment of wastewater treatment facilities and projects, especially BOT projects, is relatively high. Based on our good track record and relationships with local governments in the PRC, we believe we are capable of obtaining sufficient capital resources to fund our operation of projects and expansion plan.

Experienced Management Team and Strong Research and Development Capability. We have a qualified and experienced management team and staff who possess strong technical capabilities and who specialize in project management, project design and research and development in relation to the water purification and wastewater treatment industry. Among our senior management, most possess degrees or senior technical qualifications. Members of our senior management team also have prior experience in managing large corporations and are familiar with all levels of management. Most of our management and staff have strong technical expertise and are professionally trained.

We place great emphasis on technical research and development, and typically set up research and development teams for specific projects to handle the design, development and improvement of such projects.

We also keep track of the latest developments in water treatment technology through our advisors and consultants who are experts in the water purification and wastewater treatment industry. We have established a long-term cooperation agreement with the Chinese Academy of Science at Guangdong and a number of universities to maintain our superiority in developing innovative wastewater treatment technology.

We believe that our management experience and our strong technical capabilities provide us with a competitive edge over our competitors.

Good Track Record and Professional Quality. We believe that our good track record and goodwill that we have built up in the provision of water treatment systems for the municipal government and industrial wastewater treatment give us an edge over our competitors. Due to our strong track record, we have been awarded various certifications by different environmental institutions, including certifications of Quality Facility for Environmental Protection, Gold Price of 2nd Chinese Patent Technology Fair, World Chinese Scientific and Technology Invention Prize, certificates of “Quality Branded Environmental Protection” and “Asia International Scientific and Technology Improvement Prize”. These certificates typically strengthen our ability to tender for BOT projects with the municipal government and also turn-key projects for industrial wastewater treatment.

Effective Market Network. We emphasize the importance of marketing and have people specialized in promotion of our company and securing projects. We have marketing networks in Shangdong, Tianjin, Neijing, Handan Hebei, Xianyang Shangxi and Guangdong, where we have BOT projects. Such offices provide feedback on market intelligence and deal with existing and potential customers. Project selection is partially based on intelligence feedback from these networks. We retain a team of 15 to 20 former senior government officials with considerable influence on local and central governments in the PRC. We identify this team through introductions and conferences and conventions that we attend. This team identifies and helps to secure major environmental projects for the Group. The team also provides timely feedback of market conditions and deals with our existing and potential customers regularly. Though we do not have any contract with this team, we give incentives/commissions for each successful project secured.

Long-Term Relationships with Academic Institutions. We have good long-term relationships with Guangdong Province Environmental Protection Design Institute and North-Eastern Environmental Protection Design Institute, who provide important technical support in design and project execution. North-Eastern Environmental Protection Design Institute will provide technical support in the design of wastewater treatment facilities and preparation for the tendering of projects while Guangdong Province Environmental Protection Design Institute will evaluate the feasibility and acceptability of the blue prints of the facilities. Compensation for both institutions are based on amount of work done.

Customers, Sales and Marketing

Many of our principal customers are local governments, food and beverage processing companies and industrial companies that use our technologies to treat their wastewater.

Our major customers in 2005 are China Environment Industrial Park and Shenzhen Jukeyuan Industrial Development Company, both independent third parties, which together accounted for approximately 49.3% of our total revenue of 2005 in relation to the turn-key engineering project of China Environment Industrial Park Wastewater Treatment Plant and the sale of environment protection-related products, respectively.

We market and sell our products through our direct sales force and independent sales representatives throughout the PRC. Our sales and marketing team is responsible for evaluating the marketplace, generating leads and creating sales programs. We use a “Project-Company” strategy for each BOT project, establishing a company in the location of the project, responsible for construction and operation of the project. Through establishing a good relationship with the local government, the Project-Company markets its business in the location. Our on-site direct service organization provides ongoing services to customers using our products.

In order to compete effectively, we focus on projects of a scale between 10,000 tons and 50,000 tons of wastewater per day, where we can achieve a balance between economies of scale arising from our technology and our available capital base.

Research and Development

Our research and development efforts are directed toward enhancing our existing technology and products and developing our next generation of technology.

We have the exclusive rights to MHA biological treatment processes technologies (“MHA”) and GM Bio-carriers. Both are the subject of patents owned by our Chairman, Mr. Pu, and we have acquired the exclusive rights pursuant to a license agreement with Mr. Pu. We have applied both technologies to improve the efficiency and effectiveness of wastewater treatment processes as well as to reduce the initial investment and on-going operating cost of wastewater treatment facilities. The advantages of MHA are:

•	Proprietary design of water flow control mixer to ensure even distribution of waste treatment bacteria in the treatment facility.

•	Proprietary design of no-oxygen, low-oxygen and oxygen tanks to reduce energy consumption and ensure low sludge build up in the treatment process.

•	Proprietary blend of wastewater treatment bacteria (e.g., photosynthetic, lactobacillus, yeast, streptonyces, etc.) of over 50 types of different degradation and effectiveness to achieve toxic, aromatic and micro-organism-free water of release.

We have spent approximately $7,750 and $8,200 on research and development activities during the fiscal years ending December 31, 2005 and 2004, respectively.

GM Bio-carrier is a natural, chemical-free, biological and mineral-based process that facilitates the rapid growth of bacteria in order to improve the efficiency of degrading the micro-organism materials in the wastewater. Installation of such carriers into the waste treatment process facilitates bacterial growth for more efficient operation and reduced energy consumption.

Currently we are developing technology with universities and research institutions in Guangdong Province and have on staff a chief scientist, who is a researcher in the field of environmental protection, and two research fellows. We are planning to invite additional experts in the wastewater treatment field to join our company. The technology that we are developing with these universities and research institutions is for the improvement of quality of treated water, increase in efficiency, reduction in costs in the wastewater treatment process and to further enhance the current technologies that we have.

Quality Control

Our quality control department is headed by Ying Mo Zhang, who has more than 30 years of relevant experience. Mr. Zhang has been an engineer and a general manager at several companies, and Vice Chairman of our company, and he is familiar with resource allocation, quality control and environmental facility management control.

To ensure the quality of our products and services, we carry out stringent quality control checks at every stage of project execution.

Quality Control During Design, Research and Development. The design of every project is carried out by our experienced staff following strict guidelines. We have also established a three-tier examination and verification system. A strict examination and approval system is also adopted in respect of any design changes.

Quality Control During Procurement. To ensure the quality of equipment and materials procured, we maintain a list of suppliers and sub-contractors whose goods and services meet our quality control standards. We purchase our materials and equipment only from these suppliers, and such materials and equipment are subject to further inspection and checks by our quality control staff upon arrival at our production facilities. Goods which do not meet our quality control standards are rejected.

Quality Control During Assembly and Integration. As a general policy, our sub-contractors selected and appointed by us to carry out engineering, assembly and integration works should be long established and have good track records.

Quality Control During Delivery and Installation. To ensure that our qualified sub-contractors comply with our quality control standards during delivery and installation, we also task our engineers with formulating a quality control and progress plan and identifying the key quality control points of the delivery and installation procedure. Such engineers will supervise our sub-contractors during delivery and installation.

Quality Control During Operation for BOT Projects. Our operation team starts their training prior to the commencement of operation. After test run and commissioning, the operation team will take over the operation. We have very strict guidelines for the operating team to ensure quality of clean water. A production report is to be faxed to the head office every day and we will perform regular tests to ensure the treated water meet high quality standard. We also conduct regular training to ensure that our operation teams are equipped with the latest know-how.

Cooperative Partners and Suppliers

We outsource the design and construction of our subsystems to a number of cooperative partners and key suppliers and maintain close relationships with them. Our cooperative partners include North-Eastern Environmental Protection Design Institute, Guangdong Province Environmental Protection Design Institute, and the 20th Group of China Railway Company. We have signed cooperative agreements with these cooperative partners. North-Eastern Environmental Protection Design Institute provides technical support in the design of wastewater treatment facilities and preparation for the tendering of projects, 20th Group of China Railway Company evaluates all documents and information required for tendering while Guangdong Province Environmental Protection Design Institute evaluates feasibility and acceptability of the blue prints of the facilities. Compensation for our cooperative partners are based on amount of work done.

North-Eastern Environmental Protection Design Institute was established in 1961 in the city of Changchun. The institute focuses on design of, research in and provision of consultancy services for municipal infrastructure construction works including water supply, wastewater treatment, waste treatment, energy supply, construction of road and bridges, public transport and afforestation of city etc. The institute also provides other services in relation to civil construction works for municipal projects like feasibility studies for projects, evaluation of projects, project management and project supervision.

The Guangdong Province Environmental Protection Design Institute was established in 1990. Over the years, the institute has gained experiences in the design, management, treatment and turn-key engineering of wastewater, air pollution, noise pollution and waste residue. The institute has achieved remarkable results especially in wastewater treatment for the printing and dyeing, electroplating, brewing, pharmaceutical, chemical and food & beverages industries.

The 20th Group of China Railway is a large-scale construction company in the PRC. The history of the 20th Group of China Railway dated back to the year 1949. The company has enormous experience in the construction of railway systems in the PRC and related infrastructure including road construction, water supply, energy supply, wastewater treatment, urban and rural planning, municipal projects etc. The company is also involved in many large scale construction projects overseas.

There are three main types of equipment for our wastewater treatment and potable water projects: (i) electrical equipment, which includes various types of sewage pumps, slush pumps and other water pumps, separators, sludge scrapers, mixers, air compressors, filters, dehydrators, blow fans, etc; (ii) automated control systems and electrical parts; and (iii) various test, analysis, detection and monitoring instruments. All purchases from foreign companies are made through their authorized dealers/agents in the PRC. We adhere closely to the principles of total quality management. Our customers, suppliers and employees are encouraged to provide feedback and suggestions for improvements in products and services.

The following table sets forth our major suppliers of equipment and materials:

Component, Raw Materials and Equipment	Our Major Suppliers
Wastewater treatment analytical instruments	Hach Company

Blow fan systems	HV-Turbo A/S

Sewage pumps, slush pumps, other water pumps and mixers	German Pump Industry Company

PLC automated control systems	Mitsubishi Electric

Electrical parts	Schneider Electric Low Voltage (Tianjin) Co.

Automated systems	Xian Huiyou Automated Engineering Company

Intellectual Property

We seek to protect our intellectual property by way of our license rights to patents on proprietary features of our advanced bio-chemical treatment technology and processing systems for wastewater treatment and by challenging third parties that we believe infringe on our licensed patents. We have obtained the exclusive right to use two patents owned by our Chairman, Mr. Pu, for our MHA and GM Bio-carriers technologies. We also protect our intellectual property rights with nondisclosure and confidentiality agreements with employees, consultants and key customers.

Specifically, we have registered the following patents with the State Intellectual Property Office of the PRC:

•	MHA biological treatment process technology (PRC Patent No. ZL 01 1 07637.2) applied on March 14, 2001, declared effective on March 3, 2004 with a duration of 20 years from the date of application; and

•	GM Bio carriers (PRC Patent No. ZL 01 1 07624.0) applied on March 8, 2001, declared effective on September 10, 2003 with a duration of 20 years from the date of application.

Employees

As of April 24, 2006, we had 55 employees, of whom 8 were engaged in sales, marketing and service, 12 in research, development and engineering, 26 in finance and administration and 9 in operations. None of our employees is represented by a collective bargaining agreement, and we believe that we have satisfactory relations with our employees.

Environmental

One of our core values is protecting the environment in which we operate and the environment in which our equipment operates. Compliance with laws and regulations regarding the discharge of materials into the environment, or otherwise relating to the protection of the environment, has not had any material effect on our capital expenditures, earnings or competitive position. We do not anticipate any material capital expenditures for environmental control facilities in 2006.

Regulation

The PRC’s numerous ongoing water reforms are moving toward a user-pay, market-driven sector. Legislation serves as the basis to regulate and enforce these reforms. The Water Resource Law, amended and put into effect on October 1, 2002, significantly changes water resource management systems, water resource protection, water conservation, and legal responsibilities.

Environmental Laws and Regulations

In the PRC, environmental laws and regulations are stipulated and implemented through legislation and through administrative authorities at various levels of government. Current environmental laws and regulations can be classified into two categories: environmental management and environmental pollution prevention and control.

All environmental laws and regulations are stipulated on the basis of the Environmental Protection Law (EPL). EPL, effective in December 1989, sets the framework for environmental management and pollution control legislation in the PRC.

Environmental Management Law and Regulation. The PRC’s environmental management measures include environmental impact assessment (EIA), the Three Synchronies Policy, permitting requirements, and reporting requirements. Each of these is described below:

1.	Environmental impact assessment. The 1989 Environmental Impact Assessment Law was revised in October 2002. These revisions became effective in September 2003 and apply to all construction projects that may negatively impact the environment. An EIA must be prepared during the project feasibility stage to assess the project’s environmental impact. EIA approval is necessary to secure a construction and operating permit.

2.	Three Synchronies Policy. Article 26 of the EPL defines the Three Synchronies Policy as the installation of pollution prevention and control facilities in a construction project to be undertaken concurrently with the main construction phase. The pollution prevention and control facilities are to be installed and commissioned only after they are inspected and approved by the Environmental Protection Bureau (EPB).

3.	Permitting requirements. Pollution discharges in the PRC are subject to registration and permitting requirements. The EPL defines requirements for pollution discharge registration and permits. Pollution discharges must be registered with the relevant environmental authority. A pollution discharge permit is issued after registration. The Management Regulation on the Registration of Discharged Pollutants, issued by the State Environmental Protection Administration (SEPA), effective Oct. 1, 1992, details requirements for pollution discharge registration. At the state level, the Department of Pollution Control under SEPA implements pollution discharge registration and permitting policies. Pollution control departments under local EPBs are in charge of the registration procedures and issue a pollution discharge permit.

4.	Reporting requirements. According to Article 31 of the EPL, any organization that causes or has a potential to cause an accident resulting in environmental pollution must promptly take measures to prevent and control the pollution hazard and notify the relevant authorities. In addition, enterprises and institutions that have a greater likelihood to cause severe pollution accidents must adopt effective pollution prevention measures.

Environmental Pollution Law and Regulation. Environmental pollution prevention and control measures in the PRC apply to various environmental media, including water, water supply, wastewater discharge, air emissions, hazardous waste management, noise, and soil and groundwater. In November 2004, the management rules regarding environmental pollution prevention facilities operation permit was enacted and it set forth the requirements for getting a permit and how the facilities must be operated.

The following is a summary of environmental pollution laws and regulations regarding water, water supply and wastewater discharge in the PRC:

Water. Three laws apply to the water sector:

1.	The Water Resources Law emphasizes the uniform management of river basins and the macro-management of water distribution and consumption. In addition, the law identifies a water quality management system.

2.	The 1984 Water Pollution Prevention and Control Law (WPL) applies to discharges to rivers, lakes, canals, reservoirs, and groundwater. The WPL contains sections pertaining to water quality and discharge standards, pollution prevention, surface water, and groundwater. Amendments in 1996 introduced further controls on river basins, including requirements for cities and towns to establish central sewage treatment plants and to set treatment fees, mass-loading controls, provisions for strengthening the supervision and management of water pollution, and non-point-source pollution controls.

3.	The Implementation Regulation of Water Pollution Prevention and Control Law was enacted on March 20, 2000. This law regulates the supervision and management of surface and ground water pollution, prevention, and control measures.

Water supply. In urban areas, water is usually supplied by the municipal water utility companies, which are responsible for ensuring that water quality complies with the National Drinking Water Standard (GB5749-85). A groundwater abstraction permit is required if any company intends to use groundwater directly. In the northern part of the PRC, however, the use of groundwater is strictly controlled because of significant water shortages and ground settlement issues. Users must apply to provincial or higher level administrative committees for a groundwater abstraction permit.

Wastewater discharge. Two types of wastewater discharge systems are defined in the PRC: (1) polluted wastewater discharges (typically industrial and domestic wastewater) and (2) non-polluted wastewater discharges (for example, storm water). Separate drainage systems for polluted and non-polluted discharges are required for a facility in which a municipal sewer system is available.

Environmental Enforcement

In the PRC, methods of enforcing environmental legislation include discharge fees, surcharge fees, fines, and administrative sanctions. Pollutant discharge activity is subject to a discharge permit, which must be registered and obtained before the pollutants are generated.

In major pollution control areas, such as Shanghai and Beijing, mass-loading targets are established and allocated to major emission facilities by the local EPB. In some pilot locations, emission quotas can be traded among facilities.

In areas with significant pollution problems, such as those impacted by sulfur dioxide emissions, acid rain, and water quality deterioration, specific discharge limitations are adopted to prevent further degradation.

There are specific items within the Constitution of the People’s Republic of China and the PRC Criminal Law to strengthen the enforcement of environmental legislation by disciplinary sanction, civil liability, and even criminal liability. Disciplinary sanctions may come in the form of a warning, a fine, a requirement to install environmental protection equipment, or a requirement to cease operations. Criminal liability can also be passed on to the legal representative of an enterprise if the polluting activity caused severe damage to property, health, or interests of the state or its citizens. In these cases, the individual deemed responsible may be prosecuted. Civil liability also exists and is aimed at activities that may result in civil disputes. Generally, the dispute may be settled through financial compensation by the facility that caused the damage.

Facilities

Our principal executive office consists of approximately 400 square meters of office space that we lease and which are located at Suite 7A01, Baicheng Building, 584 Yingbin Road, Dashi, Panyu District, Guangzhou, Guangdong, China. We lease this space pursuant to a three year lease at a rate of approximately $19,000 per year commencing April 1, 2006.

Our BOT facilities are located at the following locations:

BOT Facilities	Location
Wastewater treatment plant of TJ	Dinan Road, Wuqing Development Zone, Tianjin, PRC.

Wastewater treatment plant of XL	South west of Matoupu Village, Xinle City, Hebei, PRC.

Wastewater treatment plant of HY	Hexi, Zangjia Village, Yaiyang Touring and Vacationing Area, Haiyang City, Shandong, PRC.

Wastewater treatment plant of BJHTSY	Tianzhu Real Estate Development Area of Shunyi District, Beijing, PRC.

Wastewater treatment plant of HDFF	West of Qianpuzi Village, Mafeng Road, Fengfeng Mining Area, Handan, Hebei, PRC.

Each of the above BOT facilities consists of wastewater treatment plants, office buildings and staff facilities. Apart from the wastewater treatment plant of HDFF, which is still under construction, constructions of the wastewater treatment plants of TJ, XL, HY and BJHTSY are completed. Each of TJ, XL, HY, BJHTSY and HDFF owns its wastewater treatment plant. HDFF is our wholly-owned subsidiary, and we own a 90% equity interest in each of TJ, HY and BJHTSY and a 35% equity interest in XL.

Litigation

There are no pending legal proceedings to which we or our properties are subject.

MANAGEMENT

Set forth below are our executive officers and directors.

Name	Age	Position
Chong Liang Pu	47	Chief Executive Officer, President and Director
Peh Chung Lim	38	Chief Financial Officer
Jia He Li	63	Chief Operating Officer
Shi Rong Jiang	31	Director
Lin Hong Ye	63	Director

Mr. Pu has served as our chief executive officer, president and a director since October 2004. Mr. Pu founded Evergreen and has acted as its chairman and president since April 2004. From May 1999 until April 2004, Mr. Pu was the chief executive officer and general manager of Guang Dong Xin Xing Mei Biology Company Limited, a majority-owned subsidiary of Evergreen.

Mr. Lim became our Chief Financial Officer effective December 29, 2005. Mr. Lim has more than 10 years of financial management experience with large multi-national corporations in Malaysia, Singapore, Indonesia, Taiwan and the PRC. Mr. Lim has served as our deputy chief financial officer since May 2005. Prior to joining us, Mr. Lim was the senior manager in internal audit, risk management and compliance in United Securities Investment Trust Corp. in Taiwan. Mr. Lim was the senior manager in project management and execution in Asia Pulp & Paper Ltd from 1997 to 2003. Mr. Lim is a member of CPA Australia and has a degree in Economics from Monash University in Melbourne, Australia.

Mr. Li has served as our chief operating officer since October 2004. Immediately prior to joining our company, Mr. Li was the assistant to the general manager of Evergreen and the deputy general manager of Guang Dong Xin Xing Mei Biology Company Limited, a majority-owned subsidiary of Evergreen. From March 2003 until April 2004, Mr. Li was the deputy general manager of Baijitan Hot Spring Co., Ltd., a hotel resort and spa operator in the PRC. From 1999 until March 2003, Mr. Li was a freelance project promoter, developer and designer for various development projects in the PRC.

Ms. Jiang has served as a member of our board of directors since October 2004. Between June 2002 and October 2004, Ms. Jiang served as the assistant to the president of Guangdong Xinsheng Environmental Investment Group Limited. From May 1999 to June 2002, Ms. Jiang was assistant to the general manager of Guangdong Xinxingmei Environment Protection Company, a majority-owned subsidiary of Evergreen.

Mr. Ye has served as a member of our board of directors since October 2004. Between May 2000 and October 2004, Mr. Ye served as the vice president of the Guangdong Branch of the Chinese Academy of Sciences.

Audit Committee Financial Expert

We do not have an audit committee nor do we have a financial expert associated with an audit committee. Our entire board of directors performs the functions of our audit committee.

Code of Ethics

We have adopted a code of ethics that applies to the principal executive officer and principal financial and accounting officers. A copy of our code of ethics is filed as an exhibit to this annual report. We will provide to any person without charge, upon request, a copy of our code of ethics. Requests may be directed to our principal executive offices at Suite 7A01, Baicheng Building, 584 Yingbin Road, Dashi, Panyu District, Guangzhou, Guangdong, China.

Section 16(a) Beneficial Ownership Reporting Compliance

Section 16(a) of the Exchange Act requires our officers, directors and persons who beneficially own more than 10% of a registered class of our equity securities to file reports of securities ownership and changes in such ownership with the SEC. Officers, directors and greater than 10% beneficial owners are also required by rules promulgated by the SEC to furnish us with copies of all Section 16(a) forms they file.

All of our officers, directors or 10% shareholders have filed the reports required to be filed under Section 16(a), except for Mr. Peh Chung Lim and Mr. Jia H Li.

Executive Compensation.

Cash Compensation of Executive Officers. The following table sets forth the cash compensation paid by the company to its chief executive officer for services rendered during the fiscal years ended December 31, 2005 and 2004.

	Annual Compensation					Long-Term Compensation		All Other Compensation
Name and Position	Year	Salary		Bonus	Other Annual Compensation	Restricted Stock Awards ($)	Common Shares Underlying Options Granted (# Shares)
Chong Liang Pu, Chief Executive Officer	2005 2004	$ $	0 24,000	-0- -0-	-0- -0-	-0- -0-	-0- -0-	-0- -0-

Compensation of Directors. Members of our board of directors do not receive cash compensation for their services as directors, although some directors are reimbursed for reasonable expenses incurred in attending board or committee meetings. In the future, we may have to consider compensating any outside directors that become members of our board of directors.

Equity Compensation Plans

The following table sets forth certain information as of December 31, 2004 concerning our equity compensation plans:

Plan Category	Number of Common Shares to Be Issued Upon Exercise of Outstanding Options	Weighted- Average Exercise Price of Outstanding Options	Number of Common Shares Remaining Available for Issuance
None

Certain Relationships and Related Transactions.

We have the following related party transactions for the years ended December 31, 2005 and 2004:

		Year ended December 31,
		2005	2004
Related party	Nature of transaction	USD	USD
GDXS	Deposit paid for acquisition of subsidiary	2,047,527	—
BJZC	Purchase of materials for construction	1,094,186	—
BJZC	Deposit paid for acquisition of property, plant and equipment	—	543,478

“BJZC” - Bei Jing Zhao Cheng Chuang Zhan Investment Company Limited

# Mr. Pu has less than 10% equity interest in both BJZC and GDXS.

At December 31, 2005 and 2004, our amounts due from related companies were $887,277 and $3,158,328, respectively. The balance mainly represents advanced cash to GDXS, Bei Jing Zhao Cheng Chuang Zhan Investment Company Limited (“BJZC”), Xin Sheng Environment Protection and Technology Group Limited and Tian Jin Zhong Ke Company Limited in which our Chairman and largest stockholder Mr. Pu is also a director and has equity interests. Payment of the amount due had been guaranteed by Mr. Pu.

At December 31, 2005 and 2004, our interests in an associate, XL amounted to $815,613 and $383,736, respectively. These amounts represent the share of net assets of XL in which hawse have 35% equity interests.

The amounts due from an associate on December 31, 2005 and 2004 were $1,772,052 and $1,744,775, respectively. The amounts are interest-free and repayable on demand.

The amounts due from director, Mr Pu on December 31, 2005 and 2004 were $0 and $26,794, respectively while the amounts due to director, Mr Pu on December 31, 2005 and 2004 were $716,598 and $606,645, respectively. The amounts are interest-free, unsecured and repayable on demand.

At December 31, 2005 and 2004, our amounts due to related companies were $230,836 and $2,864,506, respectively. The balance mainly represents borrowed cash from Guang Dong Ke Tai Company Limited and Long Men Ke Tai Company Limited in which Mr. Pu has equity interests.

Discovery Investments, Inc. did not have any related-party transactions for the year ended 2003 and for the period from January 1, 2004 up to the date of the reverse acquisition.

We hold the exclusive rights to use MHA biological treatment processes technologies and GM Bio-carriers. Both are the subject of patents owned by our Chairman, Mr. Pu, and we have acquired the exclusive rights pursuant to a license agreement with Mr. Pu.

Limitation of Liability of Directors and Indemnification of Directors and Officers

The Nevada General Corporation Law provides that corporations may include a provision in their certificate of incorporation relieving directors of monetary liability for breach of their fiduciary duty as directors, provided that such provision shall not eliminate or limit the liability of a director (i) for any breach of the director’s duty of loyalty to the corporation or its stockholders, (ii) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, (iii) for unlawful payment of a dividend or unlawful stock purchase or redemption, or (iv) for any transaction from which the director derived an improper personal benefit. Our certificate of incorporation provides that directors are not liable to us or our stockholders for monetary damages for breach of their fiduciary duty as directors to the fullest extent permitted by Nevada law. In addition to the foregoing, our bylaws provide that we may indemnify directors, officers, employees or agents to the fullest extent permitted by law and we have agreed to provide such indemnification to each of our directors.

The above provisions in our certificate of incorporation and bylaws and in the written indemnity agreements may have the effect of reducing the likelihood of derivative litigation against directors and may discourage or deter stockholders or management from bringing a lawsuit against directors for breach of their fiduciary duty, even though such an action, if successful, might otherwise have benefited us and our stockholders. However, we believe that the foregoing provisions are necessary to attract and retain qualified persons as directors.

Insofar as indemnification for liabilities arising under the Securities Act of 1933, as amended (the “Securities Act”) may be permitted to our directors, officers and controlling persons pursuant to the foregoing provisions, or otherwise, we have been advised that in the opinion of the SEC, such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable.

PRINCIPAL AND SELLING STOCKHOLDERS

Security Ownership of Certain Beneficial Owners and Management.

The following table sets forth certain information regarding the beneficial ownership of the shares of our common stock as of April 30 , 2006 by (i) each person who is known by us to be the beneficial owner of more than five percent (5%) of the issued and outstanding shares of our common stock, (ii) each of our directors and executive officers, and (iii) all directors and executive officers as a group. The information is determined in accordance with Rule 13d-3 promulgated under the Exchange Act based upon information furnished by persons listed or contained in filings made by them with the SEC by information provided by such persons directly to us. Except as indicated, the stockholders listed below possess sole voting and investment power with respect to their shares.

Name (1)	Number of Shares of Common Stock Beneficially Owned (2)	Percentage Owned
Chong Liang Pu	57,489,750	42.30%
Shi Rong Jiang	5,101,000	3.75%
Jia He Li	-0-	0%
Lin Hong Ye	-0-	0%
Peh Chung Lim	-0-	0%
Gao Yongping	10,145,250	7.47%
Vision Opportunity Master Fund Ltd. (3)	13,600,000	9.53%
All directors and executive officers as a group		53.52%

(1)	The addresses of Chong Liang Pu, Shi Rong Jiang, Jia He Li, Lin Hong Ye, Peh Chung Lim and Gao Yongping are Suite 7A01, Baicheng Building, 584 Yingbin Road, Dashi, Panyu District, Guangzhou, Guangdong, China.
(2)	Beneficial ownership is determined in accordance with the rules of the SEC and generally includes voting or investment power with respect to securities. Ordinary shares relating to options and warrants currently exercisable or exercisable within 60 days of the date of this table, are deemed outstanding for computing the percentage of the person holding such securities but are not deemed outstanding for computing the percentage of any other person. Except as indicated by footnote, and subject to community property laws where applicable, the persons named in the table above have sole voting and investment power with respect to all shares shown as beneficially owned by them.
(3)	Adam Benowitz exercised voting and dispositive power with respect to the shares held of record by Vision Opportunity Master Fund Ltd. but disclaims beneficial ownership of such shares.

This table is based upon information derived from our stock records. Unless otherwise indicated in the footnotes to this table and subject to community property laws where applicable, we believe that each of the shareholders named in this table has sole or shared voting and investment power with respect to the shares indicated as beneficially owned. Applicable percentages are based upon 135,903,698 shares of common stock outstanding as of April 30, 2006.

The common shares beneficially owned by Vision Opportunity Master Fund Ltd. include (i) 6,800,000 common shares, and (ii) 6,800,000 common shares issuable upon exercise of outstanding warrants. The address for Vision Opportunity Master Fund Ltd. is 253 East 77th St., PH-F, New York, NY 10021.

Change in Control

We are unaware of any arrangement or understanding that may, at a subsequent date, result in a change of control of us.

Selling Stockholders

This prospectus relates to the offer and sale of our common stock by the selling stockholders identified below. In some cases, the common shares included in the table below consist of common shares issuable upon presently exercisable warrants. The common shares, including those common shares underlying our warrants, were issued in two private placements conducted in 2005 as follows:

•	In April 2005, we conducted a private placement of 20 investment units, at $25,000 per unit, for gross proceeds of $500,000. Each unit consisted of (a) one 12% convertible debenture in the original principal amount of $25,000, convertible into shares of our common stock at the rate of the lesser of (i) $0.20 per share or (ii) a 10% discount to the price per share of common stock (or conversion price per share of common stock) of the next private placement conducted by us prior to any conversion of the debenture, and (b) 125,000 detachable warrants to purchase one share each of our common stock at an exercise price of $0.20 per share, expiring ten years from their date of issuance. The debentures were due and payable August 1, 2005. All of the debentures have been converted into common shares. The debenture holders, however, extended the payment period to September 30, 2005. We granted the investors limited registration rights for the common shares underlying their debentures and warrants. All the debenture holders have converted the debentures into 3,703,701 shares of our common stock on October 1, 2005.

•	In September 2005, we conducted a private placement of 161 units, at $30,000 per unit, for gross proceeds of $4.83 million. Each unit consisted of 200,000 shares of our common stock and warrants to purchase 200,000 shares of our common stock over a five year period at an exercise price of $0.20 per share. A green shoe option (“Green Shoe Option”) to purchase additional securities was granted to one investor in the September 2005 private placement. The Green Shoe Option entitled such investor to purchase up to 33.5 additional investment units at terms equivalent to those of the September 2005 private placement, except that such Green Shoe Option can only be exercised beginning with the initial effective date of the registration statement of which this prospectus forms a part and continuing until the six (6) month anniversary of such date, and may only be exercised upon 61 days’ prior written notice in the event such exercise would cause the holder to beneficially own greater than 9.99% of our shares of common stock.

Westminster Securities Corporation acted as placement agent for both private placements. Certain officers and employees of Westminster Securities Corporation were investors in the two private placements. We also issued to Westminster Securities Corporation, as partial compensation for their placement agent services, a placement agent warrant to purchase our common shares, a portion of which has been assigned by Westminster Securities Corporation to certain of its officers and employees. In connection with both private placements, we agreed to register the common shares for resale. The selling stockholders will determine when they will sell their shares, and in all cases will sell their shares at the current market price or at negotiated prices at the time of the sale. Although we have agreed to pay the expenses related to the registration of the shares being offered, we will not receive any proceeds from the sale of the shares by the selling stockholders.

None of the selling stockholders hold any affiliation with us apart from their ownership of our securities. However, the selling stockholders include certain officers and employees of Westminster Securities Corporation and the common shares beneficially owned by them and offered for sale pursuant to this prospectus include both common shares purchased by them in our 2005 private placements and a portion of the placement agent warrants assigned to them by Westminster Securities Corporation. Each officer and employee of Westminster Securities Corporation included as a selling shareholder herein has represented that the common shares beneficially owned by them were acquired by them in the ordinary course of business and there are no agreements or understandings, directly or indirectly, with any person to distribute the securities.

The following table sets forth certain information regarding the beneficial ownership of our common stock as of the date of this prospectus by each selling shareholder In reviewing the table, please keep in mind that the percentage amounts beneficially owned are based on 135,903,698 common shares issued and outstanding as of April 30, 2006 and the amounts in the column relating to shares beneficially owned after the offering assume that all offered shares are sold.

	Shares beneficially owned before the offering		Shares Being Offered (1)	Shares beneficially owned after the offering
Name	Number	Percentage		Number	Percentage
Vision Opportunity Master Fund Ltd. (2)	13,600,000	9.53%	27,000,000	-0-	-0-
Stephanie D. Tibi	1,200,000	*	1,200,000	-0-	-0-
Michael P. Ross	2,000,000	1.47%	2,000,000	-0-	-0-
IRA FBO Richard M. Ross, Pershing LLC as Custodian	1,200,000	*	1,200,000	-0-	-0-
Guerilla Partners LP (3)	2,400,000	1.77%	2,400,000	-0-	-0-
SRG Capital LLC (4)	3,200,000	2.35%	3,200,000	-0-	-0-
Alpha Capital AG (5)	1,520,000	1.12%	1,520,000	-0-	-0-
IRA FBO Chi Pai, Pershing LLC as Custodian	800,000	*	800,000	-0-	-0-
Steven Farber	400,000	*	400,000	-0-	-0-
Barron Partners LP (6)	6,600,000	4.86%	6,600,000	-0-	-0-
Frank L. Kramer	400,000	*	400,000	-0-	-0-
Maurice LaFlamme and Mary-Ann LaFlamme, JTWROS	400,000	*	400,000	-0-	-0-
Ronald J. Frank	200,000	*	200,000	-0-	-0-
John B. Marsala (7)	755,093	*	755,093	-0-	-0-
Charles Carlson (8)	200,000	*	200,000	-0-	-0-
DAS Consulting LLC PSP – Pershing LLC as Custodian FBO Deborah Salerno – Ttee (9)	1,220,370	*	1,220,370	-0-	-0-
IRA FBO John P. O’Shea, Pershing LLC as Custodian (8) (10)	1,292,170	*	1,220,370	71,800	*
Anthony DiBenedetto	800,000	*	800,000	-0-	-0-
Terrance J. Szymanski	200,000	*	200,000	-0-	-0-
Peter Fox-Penner	400,000	*	400,000	-0-	-0-
Andrew Krauss and Sharon Krauss, JTTEN (11)	524,074	*	524,074	-0-	-0-
Earnco MPPP (12)	200,000	*	200,000	-0-	-0-
AI International Corporate Holdings Ltd. (13)	1,000,000	*	1,000,000	-0-	-0-
Barry Honig	400,000	*	400,000	-0-	-0-
Renee Honig	400,000	*	400,000	-0-	-0-
Jacob Honig Irrevocable Trust (14)	400,000	*	400,000	-0-	-0-
Michael Brauser and Betsy Brauser	400,000	*	400,000	-0-	-0-
Professional Traders Fund, LLC (15)	400,000	*	400,000	-0-	-0-
PABC Investment Fund LLC (16)	200,000	*	200,000	-0-	-0-
James Davidson	200,000	*	200,000	-0-	-0-
IRA FBO Jeffrey J. McLaughlin, Pershing LLC as Custodian (8)	400,000	*	400,000	-0-	-0-
Ajay Ahuja	400,000	*	400,000	-0-	-0-
Giovanni Gabriele and Antonia Gabriele, JTWROS	400,000	*	400,000	-0-	-0-
Goliath Holdings LLC (17)	200,000	*	200,000	-0-	-0-
Neurnberger Kapitalverwaltung (18)	400,000	*	400,000	-0-	-0-
Jan Engstrom	200,000	*	200,000	-0-	-0-
Crypto Corp. (19)	400,000	*	400,000	-0-	-0-

Marc Deutsch (8)	200,000	*	200,000	-0-	-0-
Richard L. Cohen	400,000	*	400,000	-0-	-0-
Natalie Merdinger	400,000	*	400,000	-0-	-0-
Bell Capital Partners LLC (20)	400,000	*	400,000	-0-	-0-
Monmouth Consulting Inc. (21)	400,000	*	400,000	-0-	-0-
Dennis Ringer	410,000	*	400,000	10,000	*
Quarum Capital LLC (22)	200,000	*	200,000	-0-	-0-
Gabriel Zeitouni	200,000	*	200,000	-0-	-0-
Alan R. Cohen	400,000	*	400,000	-0-	-0-
Kellogg Capital Group LLC (23)	800,000	*	800,000	-0-	-0-
John D. McKey, Jr.	400,000	*	400,000	-0-	-0-
Daniel E. Larson (24)	493,056	*	493,056	-0-	-0-
Bruno J. Casatelli	220,000	*	200,000	20,000	*
Maree Casatelli	80,000	*	80,000	-0-	-0-
Doug C. Millar	200,000	*	200,000	-0-	-0-
Kevin R. Wilson (8)	80,000	*	80,000	-0-	-0-
Joseph and Joan Kump, JTWROS	400,000	*	400,000	-0-	-0-
Thomas J. Banholzer	200,000	*	200,000	-0-	-0-
Michael Lusk	80,000	*	80,000	-0-	-0-
Patrick Discepola	200,000	*	200,000	-0-	-0-
Alastair S. McEwan	80,000	*	80,000	-0-	-0-
Richard W. Wilson	80,000	*	80,000	-0-	-0-
Ron D. Lucas	80,000	*	80,000	-0-	-0-

John S. Keenan	200,000	*	200,000	-0-	-0-
Michael A. Mohr	120,000	*	120,000	-0-	-0-
Richard A. Jacoby	1,200,000	*	1,200,000	-0-	-0-
Ichi Shih (8) (25)	198,000	*	180,000	18,000	*
F Luskind and S Krauss Ttees for Frances Luskind Dtd 1/10/51 (26)	400,000	*	400,000	-0-	-0-
IRA FBO Michael B. Jawitz, Pershing LLC as Custodian	400,000	*	400,000	-0-	-0-
Meadowbrook Opportunity Fund LLC (27)	800,000	*	800,000	-0-	-0-
Herbert Arnold Duke and Leslie Duke, JTWROS	1,000,000	*	1,000,000	-0-	-0-
Mark Krakowski	400,000	*	400,000	-0-	-0-
Michael Harvey and Lyn Harvey, JTWROS	400,000	*	400,000	-0-	-0-
James Wayne Hill and Ruth C. Hill, JTWROS	400,000	*	400,000	-0-	-0-
Judith Phillips	200,000	*	200,000	-0-	-0-
Brad Gibson	400,000	*	400,000	-0-	-0-
Samir Barakat and Claudia.Marseille (28)	1,420,370	1.05%	1,420,370	-0-	-0-
Richard Louise (8) (29)	611,000	*	611,000	-0-	-0-
Glenn Murer (30)	1,640,740	1.21%	1,640,740	-0-	-0-
Operation Dogbone LLC (31)	710,185	*	710,185	-0-	-0-
W. Cobb Hazelrig	400,000	*	400,000	-0-	-0-
Frederick G. Wedell	400,000	*	400,000	-0-	-0-
F&J Partnership (32)	400,000	*	400,000	-0-	-0-
Wayne H. Lazarus	400,000	*	400,000	-0-	-0-
David R. Holbrooke	400,000	*	400,000	-0-	-0-
Blue Sky Securities Ltd. (33)	1,400,000	1.03%	1,400,000	-0-	-0-
Robert T. Kolb	400,000	*	400,000	-0-	-0-
Joe Wolfe (8) (34)	341,000	*	341,000	-0-	-0-
James I. Dangar	200,000	*	200,000	-0-	-0-
Jonathan B. Dangar (8) (35)	262,360	*	262,360	-0-	-0-
Scott Bowman (8) (36)	245,640	*	245,640	-0-	-0-
Christopher Hett (8) (37)	206,000	*	206,000	-0-	-0-
John T. Cella and Peggy M. Cella JTWROS (38)	206,000	*	206,000	-0-	-0-
Charles Cagnon	400,000	*	400,000	-0-	-0-
Nite Capital LP (39)	1,200,000	*	1,200,000	-0-	-0-
Jeffrey J. McLaughlin (8) (40)	248,148	*	248,148	-0-	-0-
SOS Resource Services Inc. (41)	310,185	*	310,185	-0-	-0-
Generation Capital Associates (42)	620,370	*	620,370	-0-	-0-
IRA FBO Angus Morrison, Pershing LLC as Custodian (43)	310,185	*	310,185	-0-	-0-
James R. Echols Sr. (43)	310,185	*	310,185	-0-	-0-
Charles Lipman (43)	310,185	*	310,185	-0-	-0-
Matthew Richard McGovern Living Trust Dated 7/28/2000 (8) (44)	310,185	*	310,185	-0-	-0-
Westminster Securities Corp. (45)	2,642,615	1.94%	2,642,615	-0-	-0-
John P. O’Shea (8) (46)	594,000	*	594,000	-0-	-0-
Matthew R. McGovern (8) (46)	2,727,385	2.01%	2,727,385	-0-	-0-
Cody J. Corrubia (8) (46)	744,000	*	744,000	-0-	-0-
Marika Xirouhakis (8) (47)	142,500	*	140,000	2,500	*
Angelique Xirouhakis (8) (48)	62,500	*	60,000	2,500	*
Kenneth Hart (8) (46)	48,000	*	48,000	-0-	-0-

*	Less than one percent
(1)	Of the shares being offered, unless otherwise noted, 50% represent common shares held by the selling shareholders and 50% represent common shares issuable to the selling shareholders upon exercise of outstanding warrants. Unless otherwise noted, the common shares underlying warrants relate to warrants made part of units acquired in one of our two private placements conducted in 2005.

(2)	Includes (i) 6,800,000 common shares, (ii) 6,800,000 common shares issuable upon exercise of warrants, (iii) 6,700,000 common shares issuable upon exercise of the Green Shoe Option, and (iv) 6,700,000 common shares issuable upon exercise of warrants made part of the Green Shoe Option. The shares beneficially owned before the offering amounting to 13,600,000 excludes the aforementioned shares related to the Green Shoe Option. The shares underlying the Green Shoe Option may only be exercised upon 61 days’ prior written notice in the event such exercise would cause the selling shareholder to exceed 9.99% beneficial ownership of our common shares. Adam Benowitz exercises dispositive and voting power with respect to these shares but disclaims beneficial ownership of such shares.
(3)	Peter Siris exercises dispositive and voting power with respect to these shares.
(4)	Edwin Mecabe and Tai May Lee exercise dispositive and voting power with respect to these shares.
(5)	Konrad Ackerman and Rainer Posche exercise dispositive and voting power with respect to these shares.
(6)	Andrew Worden exercises dispositive and voting power with respect to these shares.
(7)	Includes 392,593 common shares and 455,093 common shares issuable upon exercise of warrants.
(8)	The selling shareholder is an employee of Westminster Securities Corporation and has represented that the shares were bought in the ordinary course of business and there are no agreements or understandings, directly or indirectly, with any person to distribute the securities.
(9)	Includes 670,370 common shares and 550,000 common shares issuable upon exercise of warrants. Deborah Salerno exercises dispositive and voting power with respect to these shares.
(10)	Includes 670,370 common shares and 550,000 common shares issuable upon exercise of warrants.
(11)	Includes 274,074 common shares and 250,000 common shares issuable upon exercise of warrants.
(12)	Earnest Mathis exercises dispositive and voting power with respect to these shares.
(13)	Rima Salam exercises dispositive and voting power with respect to these shares.
(14)	Alan Honig exercises dispositive and voting power with respect to these shares.
(15)	Mark K. Swickie exercises dispositive and voting power with respect to these shares.
(16)	Karol Kolouszek exercises dispositive and voting power with respect to these shares.
(17)	Michael G. Mezzapelle exercises dispositive and voting power with respect to these shares.
(18)	Ralf Schwarz exercises dispositive and voting power with respect to these shares.
(19)	Evelyn Cann exercises dispositive and voting power with respect to these shares.
(20)	J. Daniel Bell and William M. Bell exercise dispositive and voting power with respect to these shares.
(21)	Stanley Merdinger exercises dispositive and voting power with respect to these shares.
(22)	Dennis Ringer exercises dispositive and voting power with respect to these shares.
(23)	Charles K. Kellogg, Nicholas Cappelleri and Mark Schalles exercise dispositive and voting power with respect to these shares.
(24)	Includes 255,556 common shares and 237,500 common shares issuable upon exercise of warrants.
(25)	Includes 40,000 common shares and 140,000 common shares issuable upon exercise of warrants, including 100,000 common shares issuable upon exercise of placement agent warrants.
(26)	The selling shareholder is the spouse of Daniel Luskind, an employee of the Westminster Securities Corporation, and has represented that the shares were bought in the ordinary course of business and there are no agreements or understandings, directly or indirectly, with any person to distribute the securities.

(27)	Michael Ragins exercises dispositive and voting power with respect to these shares.
(28)	Includes 770,370 common shares and 650,000 common shares issuable upon exercise of warrants.
(29)	Includes 100,000 common shares and 511,000 common shares issuable upon exercise of warrants, including 411,000 common shares issuable upon exercise of placement agent warrants.
(30)	Includes 940,740 common shares and 700,000 common shares issuable upon exercise of warrants.
(31)	Includes 385,185 common shares and 325,000 common shares issuable upon exercise of warrants. Glenn Murer exercises dispositive and voting power with respect to these shares.
(32)	Alex W. Jones, Jr. exercises dispositive and voting power with respect to these shares.
(33)	Michel Clemence exercises dispositive and voting power with respect to these shares.
(34)	Includes and 100,000 common shares and 241,000 common shares issuable upon exercise of warrants, including 141,000 common shares issuable upon exercise of placement agent warrants.
(35)	Includes 100,000 common shares and 162,360 common shares issuable upon exercise of warrants, including 62,360 common shares issuable upon exercise of placement agent warrants.
(36)	Includes 100,000 common shares and 145,640 common shares issuable upon exercise of warrants, including 45,640 common shares issuable upon exercise of placement agent warrants.
(37)	Includes 100,000 common shares and 106,000 common shares issuable upon exercise of warrants, including 6,000 common shares issuable upon exercise of placement agent warrants.
(38)	Includes 100,000 common shares and 106,000 common shares issuable upon exercise of warrants, including 6,000 common shares issuable upon exercise of placement agent warrants. John T. Cella is an employee of Westminster Securities Corporation.
(39)	Keith Goodman exercises dispositive and voting power with respect to these shares.
(40)	Includes 148,148 common shares and 100,000 common shares issuable upon exercise of warrants.
(41)	Includes 185,185 common shares and 125,000 common shares issuable upon exercise of warrants. Salvatore Russo exercises dispositive and voting power with respect to these shares.
(42)	Includes 370,370 common shares and 250,000 common shares issuable upon exercise of warrants. Frank E. Hart, Fred A. Brasch and David A. Rapaport exercise dispositive and voting power with respect to the shares.
(43)	Includes 185,185 common shares and 125,000 common shares issuable upon exercise of warrants.
(44)	Includes 185,185 common shares and 125,000 common shares issuable upon exercise of warrants. Matthew R. McGovern is an employee of Westminster Securities Corporation.
(45)	Represents 2,642,615 common shares issuable upon exercise of placement agent warrants. Westminster Securities Corporation is a registered broker-dealer and as such may be deemed an underwriter.
(46)	Represents common shares issuable upon exercise of placement agent warrants.
(47)	Includes 140,000 common shares issuable upon exercise of placement agent warrants.
(48)	Includes 60,000 common shares issuable upon exercise of placement agent warrants.

PLAN OF DISTRIBUTION

We are registering the common shares covered by this prospectus for the selling stockholders. We will pay the costs and fees of registering the common shares of approximately $125,000, but the selling stockholders will pay any brokerage commissions, discounts or other expenses relating to the sale of the common shares.

The selling stockholders may sell the common shares in the over-the-counter market or otherwise, at market prices prevailing at the time of sale, at prices related to the prevailing market prices, or at negotiated prices. In addition, the selling stockholders may sell some or all of their common shares through:

•	a block trade in which a broker-dealer or other person may resell a portion of the block, as principal or agent, in order to facilitate the transaction;

•	purchases by a broker-dealer or other person, as principal, and resale by the broker-dealer for its account; or

•	ordinary brokerage transactions and transactions in which a broker solicits purchasers.

When selling the common shares, the selling stockholders may enter into hedging transactions. For example, the selling stockholders may:

•	enter into transactions involving short sales of the common shares by broker-dealers;

•	sell common shares short themselves and deliver the shares registered hereby to settle such short sales or to close out stock loans incurred in connection with their short positions;

•	enter into option or other types of transactions that require the selling shareholder to deliver common shares to a broker-dealer or other person, who will then resell or transfer the common shares under this prospectus; or

•	loan or pledge the common shares to a broker-dealer or other person, who may sell the loaned shares or, in the event of default, sell the pledged shares.

The selling stockholders may negotiate and pay broker-dealers or other persons commissions, discounts or concessions for their services. Broker-dealers or other persons engaged by the selling stockholders may allow other broker-dealers or other persons to participate in resales. However, the selling stockholders and any broker-dealers or such other persons involved in the sale or resale of the common shares may qualify as “underwriters” within the meaning of the Section 2(a)(11) of the Securities Act. In addition, the broker-dealers’ or their affiliates’ commissions, discounts or concession may qualify as underwriters’ compensation under the Securities Act. If the selling stockholders qualify as “underwriters,” they will be subject to the prospectus delivery requirements of Section 5(b)(2) of the Securities Act.

In addition to selling their common shares under this prospectus, the selling stockholders may:

•	agree to indemnify any broker-dealer or agent against certain liabilities related to the selling of the common shares, including liabilities arising under the Securities Act;

•	transfer their common shares in other ways not involving market makers or established trading markets, including directly by gift, distribution, or other transfer; or

•	sell their common shares under Rule 144 of the Securities Act rather than under this prospectus, if the transaction meets the requirements of Rule 144.

We have agreed to indemnify the selling stockholders against liabilities arising in connection with this offering, including liabilities under the Securities Act, or to contribute to payments that the selling stockholders may be required to make in that respect.

The SEC has also adopted rules that regulate broker-dealer practices in connection with transactions in penny stocks. Penny stocks are generally equity securities with a price of less than $5.00 (other than securities registered on certain national securities exchanges or quoted on the Nasdaq system, provided that current price and volume information with respect to transactions in such securities is provided by the exchange or system).

The penny stock rules require a broker-dealer, prior to a transaction in a penny stock not otherwise exempt from those rules, deliver a standardized risk disclosure document prepared by the SEC, which:

•	contains a description of the nature and level of risk in the market for penny stocks in both public offerings and secondary trading;

•	contains a description of the broker’s or dealer’s duties to the customer and of the rights and remedies available to the customer with respect to a violation of such duties;

•	contains a brief, clear, narrative description of a dealer market, including “bid” and “ask” prices for penny stocks and the significance of the spread between the bid and ask price;

•	contains a toll-free telephone number for inquiries on disciplinary actions;

•	defines significant terms in the disclosure document or in the conduct of trading penny stocks; and

•	contains such other information and is in such form (including language, type, size, and format) as the SEC shall require by rule or regulation;

The broker-dealer also must provide, prior to proceeding with any transaction in a penny stock, the customer:

•	with bid and offer quotations for the penny stock;

•	details of the compensation of the broker-dealer and its salesperson in the transaction;

•	the number of shares to which such bid and ask prices apply, or other comparable information relating to the depth and liquidity of the market for such stock; and

•	monthly account statements showing the market value of each penny stock held in the customer’s account.

In addition, the penny stock rules require that prior to a transaction in a penny stock not otherwise exempt from those rules; the broker-dealer must make a special written determination that the penny stock is a suitable investment for the purchaser and receive the purchaser’s written acknowledgment of the receipt of a risk disclosure statement, a written agreement to transactions involving penny stocks, and a signed and dated copy of a written suitability statement. These disclosure requirements will have the effect of reducing the trading activity in the secondary market for our stock because it will be subject to these penny stock rules. Therefore, stockholders may have difficulty selling those securities.

DESCRIPTION OF SECURITIES

Common Stock

We are authorized to issue 200,000,000 shares of common stock, par value $0.001, of which, as of April 30, 2006, 135,903,698 shares were issued and outstanding and held by approximately 141 record holders. As of the date of this prospectus, there are no outstanding options, warrants or other securities which upon exercise or conversion entitle their holder to acquire shares of common stock, except as set forth below.

Holders of shares of common stock are entitled to one vote per share on all matters to be voted upon by the stockholders generally. The approval of proposals submitted to stockholders at a meeting other than for the election of directors requires the favorable vote of a majority of the shares voting, except in the case of certain fundamental matters (such as certain amendments to the certificate of incorporation, and certain mergers and reorganizations), in which cases Nevada law and our bylaws require the favorable vote of at least a majority of all outstanding shares. Stockholders are entitled to receive such dividends as may be declared from time to time by the board of directors out of funds legally available therefor, and in the event of liquidation, dissolution or winding up, to share ratably in all assets remaining after payment of liabilities. The holders of shares of common stock have no preemptive, conversion, subscription or cumulative voting rights.

Warrants

We have issued

•	2,500,000 detachable warrants to purchase one share each of our common stock at an exercise price of $0.20 per share, expiring ten years from their date of issuance on April 1, 2005;

•	32,200,000 warrants to purchase one share each of our common stock over a five-year period at an exercise price of $0.20 per share on September 14, 2005; and

•	7,728,000 placement agent warrants to purchase one share each of our common stock over a five-year period at an exercise price of $0.15 per share on September 14, 2005.

Dividends

We do not anticipate the payment of cash dividends on our common stock in the foreseeable future.

EXPERTS

PKF, Hong Kong, registered public accountants, have audited, as set forth in their report appearing elsewhere in this prospectus, our financial statements for the years ended December 31, 2005 and 2004. We have included our financial statements in the prospectus in reliance on PKF, Hong Kong’s report, given on their authority as experts in accounting and auditing.

LEGAL MATTERS

Preston Gates & Ellis LLP, Seattle, Washington, will pass upon the validity of the common stock offered hereby.

AVAILABLE INFORMATION

We are subject to the informational requirements of the Exchange Act and, in accordance therewith, file reports, proxy statements and other information with the SEC. Our reports, proxy statements and other information filed pursuant to the Exchange Act may be inspected and copied at the SEC’s Public Reference Room at 100 F Street, N.E., Washington, D.C. 20549. You may obtain copies of all or any part of our registration statement from the SEC upon payment of prescribed fees. You may obtain information on the operation of the public reference room by calling the SEC at 1-800-SEC-0330. In addition, the SEC maintains a Web site that contains reports, proxy and information statements and other information regarding registrants that file electronically with the SEC. The address of the SEC’s Web site is http://www.sec.gov.

We have filed with the SEC a registration statement on Form SB-2 under the Securities Act with respect to the common stock offered hereby. As permitted by the rules and regulations of the SEC, this prospectus, which is part of the registration statement, omits certain information, exhibits, schedules and undertakings set forth in the registration statement. Copies of the registration statement and the exhibits are on file with the SEC and may be obtained from the SEC’s Web site or upon payment of the fee prescribed by the SEC, or may be examined, without charge, at the offices of the SEC set forth above. For further information, reference is made to the registration statement and its exhibits.

CHINA EVERGREEN ENVIRONMENTAL CORPORATION

Unaudited Consolidated Balance Sheets

	March 31, 2006	December 31, 2005
	US$ (Unaudited)	US$ (Audited)
ASSETS

Current assets
Cash and cash equivalents	190,623	175,224
Inventories, net	854	—
Accounts receivable	5,472,071	5,220,940
Prepayment, deposits and other receivables	6,157,672	5,942,751
Amounts due from related companies	1,036,177	887,277
Amounts due from directors	—	—
Amount due from an associate	1,785,326	1,772,052
Deferred tax assets	188,670	187,267

Total current assets	14,831,393	14,185,511

Infrastructure assets, net	7,922,265	7,773,485
Property, plant and equipment, net	339,075	343,709
Deposits paid for acquisition of property, plant and equipment	640,260	635,500
Deposit paid for acquisition of a subsidiary	2,062,864	2,047,527
Interests in an associate	879,736	815,613

Total assets	26,675,593	25,801,345

LIABILITIES AND STOCKHOLDERS’ EQUITY

Current liabilities
Financial instruments	10,168,760	5,699,400
Unsecured loan	49,938	86,741
Other borrowing	24,969	24,783
Accounts payable	7,139,332	6,804,711
Accruals and other liabilities	1,556,342	1,398,054
Amounts due to directors	721,966	716,598
Amounts due to related companies	232,565	230,836
Income tax payable	1,802,121	1,557,167

Total current liabilities	21,695,993	16,518,290

Minority interests	863,872	821,704

Stockholders’ equity
Common stock, US$0.001 par value, 200,000,000 shares authorized; 135,903,698 shares issued and outstanding at March 31, 2006 and December 31, 2005	103,704	103,704
Additional paid-in capital	5,382,373	5,382,373
(Accumulated losses)/retained earnings	(1,638,434)	2,754,118
Accumulated other comprehensive income	268,085	221,156

Total stockholders’ equity	4,115,728	8,461,351

Total liabilities and stockholders’ equity	26,675,593	25,801,345

The accompanying notes are an integral part of these condensed consolidated financial statements.

CHINA EVERGREEN ENVIRONMENTAL CORPORATION

Unaudited Consolidated Statements of Operations

	Three months ended March 31,
	2006	2005
	US$	US$
Revenue from turn-key engineering projects	814,746	1,811,594
Revenue from BOT waste water treatment services	239,342	68,478

Total revenue	1,054,088	1,880,072

Cost of revenue for turn-key engineering projects	(395,277)	(1,199,766)
Cost of revenue for BOT waste water treatment services	(125,432)	(43,690)

Total cost of revenue exclusive of depreciation and amortization and sales taxes shown separately below	(520,709)	(1,243,456)

Depreciation and amortization	(10,352)	(24,312)
Sales taxes	(50,273)	(59,783)

Gross profit	472,754	552,521

General and administrative expenses	(113,574)	(61,034)

Income from operations	359,180	491,487

Other income	42,609	2,724

Interest expense	(231)	(4,415)

Penalty for late filing of registration statement	(246,269)	—

Unrealized loss on financial instruments	(4,452,683)	—

Share of results in an associate – XL	57,797	35,788

(Loss)/income before income tax and minority interest	(4,239,597)	525,584

Income tax expense	(117,076)	(52,389)

(Loss)/income before minority interest	(4,356,673)	473,195

Minority interests	(35,879)	(45,188)

Net (loss)/income	(4,392,552)	428,007

Basic net (loss)/income per share	(0.03)	0.00

Diluted net (loss)/ income per share	N/A	0.00

The accompanying notes are an integral part of these condensed consolidated financial statements.

CHINA EVERGREEN ENVIRONMENTAL CORPORATION

Unaudited Consolidated Statements of Stockholders’ Equity

	Common stock		Additional paid-in capital	Retained earnings/ (accumulated deficit)	Accumulated other comprehensive income	Total stockholders’ equity
	No. of shares	Amount
		US$	US$	US$	US$	US$
At January 1, 2004	29,059,007	29,059	3,763,332	(182,327)	—	3,610,064

Issue of shares (Note 21)	1,200,000	1,200	118,800	—	—	120,000

Cancellation of shares before reverse acquisition (Notes 2(ii) and 21)	(13,759,010)	(13,759)	13,759	—	—	—

Elimination of capital upon the acquisition of XXM, XY, HY and BJHTSY by EGAG	—	—	(4,129,783)	—	—	(4,129,783)

Initial capital injection of BJHTSY	—	—	217,392	—	—	217,392

Initial capital injection of EGAG (Note 2(ii))	—	—	300	—	—	300

Additional paid-in capital of EGAG (Note 22)	—	—	3,857,296	—	—	3,857,296

Acquisition of EGAG (Notes 2(ii) and 21)	83,500,000	83,500	—	—	—	83,500

Net income	—	—	—	3,696,949	—	3,696,949

At December 31, 2004	99,999,997	100,000	3,841,096	3,514,622	—	7,455,718

At January 1, 2005	99,999,997	100,000	3,841,096	3,514,622	—	7,455,718

Net income	—	—	—	428,007	—	428,007

At March 31, 2005	99,999,997	100,000	3,841,096	3,942,629	—	7,883,725

At April 1, 2005	99,999,997	100,000	3,841,096	3,942,629	—	7,883,725

Issue of shares in September (Notes 18 and 21)	32,200,000	32,200	—	—	—	32,200

Share issued in October for conversion of convertible debenture	3,703,701	3,704	996,296	—	—	1,000,000

Warrants issued with convertible debenture reclassified as equity	—	—	544,981	—	—	544,981

Shares issued accounted for as liability (Notes 18 and 21)	—	(32,200)	—	—	—	(32,200)

Foreign currency translation adjustments	—	—	—	—	221,156	221,156

Net loss	—	—	—	(1,188,511)	—	(1,188,511)

At December 31, 2005	135,903,698	103,704	5,382,373	2,754,118	221,156	8,461,351

Foreign currency translation adjustments	—	—	—	—	46,929	46,929

Net loss	—	—	—	(4,392,552)	—	(4,392,552)

At March 31, 2006	135,903,698	103,704	5,382,373	(1,638,434)	268,085	4,115,728

The accompanying notes are an integral part of these condensed consolidated financial statements.

CHINA EVERGREEN ENVIRONMENTAL CORPORATION

Unaudited Consolidated Statements of Cash Flows

	Three months ended March 31,
	2006	2005
	US$	US$
Cash flows from operating activities:

Net loss	(4,392,552)	428,007

Adjustments to reconcile net (loss)/ income to net cash provided by operating activities:
Depreciation and amortization	10,352	24,312
Unrealized gain on financial instruments	4,452,683	—
Decrease in deferred tax assets	—	9,092
Increase in minority interests	35,879	141,806
Share of results in an associate	(57,797)	(35,788)

Changes in operating assets and liabilities:
(Increase)/decrease in accounts receivable	(211,232)	45,652
Increase in inventories	(854)	—
Increase in prepayment, deposits and other receivables	(169,771)	(1,864,159)
Increase in accounts payable	282,591	988,497
Increase in accrued liabilities	—	723,186
Decrease in amounts due to directors	—	(91,640)
(Increase)/decrease in amounts due from related companies	(141,722)	876,607
Increase in accruals and other liabilities	147,264	—
Increase in tax payable	232,419	240,561

Net cash provided by operating activities	187,260	1,486,133

Cash flows from investing activities:
Acquisition of infrastructure assets	(59,407)	(1,742,064)
Increase in amount due from an associate	—	(4,564)

Net cash used in investing activities	(59,407)	(1,746,628)

Cash flows from financing activities:
Repayment of borrowing	(37,313)	(48,310)

Net cash used in financing activities	(37,313)	(48,310)

Effect of foreign currency translation on cash and cash equivalents	(75,141)

Net increase/(decrease) in cash and cash equivalents	15,399	(308,805)

Cash and cash equivalents, beginning of period	175,224	336,079

Cash and cash equivalents, end of period	190,623	27,274

The accompanying notes are an integral part of these condensed consolidated financial statements.

NOTES TO UNAUDITED CONDENSED CONSOLIDATED FINANCIAL STATEMENTS

NOTE 1. BASIS OF PRESENTATION

The condensed consolidated financial statements of China Evergreen Environmental Corporation (the “Company”) and subsidiaries (the “Group”) included herein have been prepared by the Company, without audit, pursuant to the rules and regulations of the Securities and Exchange Commission (the “SEC”). Certain information and footnote disclosures normally included in consolidated financial statements prepared in conjunction with generally accepted accounting principles have been condensed or omitted pursuant to such rules and regulations, although the Company believes that the disclosures are adequate to make the information presented not misleading. These condensed consolidated financial statements should be read in conjunction with the annual audited financial statements and the notes thereto included in the Company’s Form 10-KSB Annual Report, and other reports filed with the SEC.

The accompanying unaudited quarterly consolidated financial statements reflect all adjustments of a normal and recurring nature which are, in the opinion of management, necessary to present fairly the financial position, results of operations and cash flows of the Group for the periods presented. The results of operations for these periods are not necessarily comparable to, or indicative of, results of any other quarterly period of or for the fiscal year taken as a whole. Factors that affect the comparability of financial data from year to year and for comparable quarterly periods include non-recurring expenses associated with the Group’s costs incurred to reorganize the Group, raise capital, and stock options and awards. Certain financial information that is not required for interim financial reporting purposes has been omitted.

NOTE 2. DESCRIPTION OF BUSINESS

Our company was organized as a Nevada corporation on September 10, 1996 under the name Discovery Investments, Inc., and was previously engaged in the business of seeking, investigating and, if such investigation warranted, acquiring an interest in a business opportunity.

On October 15, 2004, we were the subject of a reverse acquisition by Evergreen Asset Group Limited, an International Business Company organized under the laws of the British Virgin Islands (“Evergreen”), pursuant to which we have acquired 100% of the outstanding shares of Evergreen capital stock in exchange for a controlling interest in our common stock. Pursuant to a securities purchase agreement dated September 9, 2004, as amended, we issued 83,500,000 shares of our common stock (representing 83.5% of our outstanding capital stock) in exchange for all of the issued and outstanding shares of Evergreen capital stock transferred to us by the Evergreen shareholders at the closing. Following the close of the reverse acquisition, we changed our corporate name from Discovery Investments, Inc. to China Evergreen Environmental Corporation (“CEEC”, “we”, “us” or the “Company”).

NOTES TO UNAUDITED CONDENSED CONSOLIDATED FINANCIAL STATEMENTS

NOTE 2. DESCRIPTION OF BUSINESS (CONT’D)

As a result of the transactions described above, Evergreen became our wholly owned subsidiary. Evergreen, through its three majority owned subsidiaries, Guang Dong Xin Xing Mei Biology Company Limited (“XXM”), Bei Jing Hao Tai Shi Yuan Water Purifying Company Limited (“BJHT) and Hai Yang City Sheng Shi Environment Protection Company Limited (“HY”), provides waste water turn-key engineering, equipment and chemical trading. Evergreen currently holds 90% of XXM. XXM provides turn-key waste water treatment engineering design and contracting. XXM also holds 90% and 35% respectively in the equity interest of the following two water treatment facilities operated through build, operate and transfer (BOT) arrangements with the PRC government: (i) Tian Jin Shi Sheng Water Treatment Company Limited (“TJSH”), which commissioned water treatment in November 2003 and has a daily treatment capacity of approximately 10,000 cubic meter and; (ii) Xin Le Sheng Mei Water Purifying Company Limited (“XL”), which also commissioned water treatment in November 2003 and has a daily treatment capacity of 40,000 cubic meter. XXM is retained as the managers to manage both TJSH and XL. The fees from XL and TJSH did not represent a material portion of our revenue during the first quarter of 2006.

NOTE 3. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

IMPAIRMENT OF ASSETS: The Group’s policy is to periodically review and evaluate whether there has been a permanent impairment in the value of long-lived assets. Factors considered in the evaluation include current operating results, trends and anticipated undiscounted future cash flows. An impairment loss is recognized to the extent that the sum of undiscounted estimated future cash flows that is expected to result from the use of the asset, or other measure of fair value, is less than the carrying value.

OTHER INVESTMENT: Other investment includes equity investment in a private company and is carried at fair value. Unless there has been a permanent impairment to the value of the investment, the change in fair value is reported as a separate component of other comprehensive income or loss. Permanent impairment to the value of the investment is recognized in the consolidated statements of operations.

REVENUE RECOGNITION: The Group recognizes revenue using various revenue recognition policies based on the nature of the sale and the terms of the contract.

Revenues from fixed price long-term contracts are recognized on the percentage of completion method for individual contracts. We follow the guidance of American Institute of Certified Public Accountants (AICPA) Statement of Position (SOP) 81-1, Accounting for Performance of Construction-Type and Certain Production-Type Contracts, for our accounting policy relating to the use of the percentage-of-completion method, estimated costs and claim recognition for construction contracts. Revenues are recognized in the ratio that costs incurred bear to total estimated contract costs to the extent we believe related collection is probable. The use of the percentage of completion method of revenue recognition requires estimates of percentage of project completion. Changes in job performance, estimated profitability and final contract settlements may result in revisions to costs and income in the period in which the revisions are determined. Provisions for any estimated losses on uncompleted contracts are made in the period in which such losses are determinable. In instances when the work performed on fixed price agreements is of relatively short duration, we use the completed contract method of accounting whereby revenue is recognized when the work is completed. 5% to 10% of the total contract value will be treated as retention monies withheld to ensure performance of contract during the warranty period of up to 12 months as stipulated in the fixed price contracts, both long term and short term.

NOTES TO UNAUDITED CONDENSED CONSOLIDATED FINANCIAL STATEMENTS

NOTE 3. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (CONT’D)

Revenues arising from waste water treatment are recognized based on waste water treated as recorded daily by meters read at rates, in RMB/ton, as prescribed under the BOT agreements in accordance with SEC Staff Accounting Bulletin, (“SAB”) Topic 13 “Revenue Recognition”. We meet the following four criteria for revenue recognition outlined in SAB Topic 13:

1.	There is sufficient evidence to support that sales arrangements exist;

2.	The price to the buyer is fixed through signed contracts;

3.	Meter readings illustrate that delivery of treated waste water has occurred; and

4.	Collectibility is reasonably assured through one or more of the following: due diligence prior to contract signing; historical payment practices; or required upfront payments.

INCOME PER SHARE: Basic income per share is computed by dividing the net income for the year by the weighted average number of common shares outstanding during the year. Diluted income per share is computed by dividing the net income for the year by the weighted average number of common and common equivalent shares outstanding during the year. Common equivalent shares, composed of incremental common shares issuable upon the exercise of stock options, unvested restricted common stock and contingently issuable shares that are probable of being issued, are included in diluted income per share to the extent such shares are dilutive. In accordance with SFAS 128, “Earnings Per Share”, the Company uses income from continuing operations, net of income taxes as the “control number” in determining whether common equivalent shares are dilutive or anti-dilutive in periods where discontinued operations are reported.

NOTE 4. REVENUE

The Company reported total revenue of $1,054,088 for the three-month period ended March 31, 2006 as compared to $1,880,072 for the three-month period ended March 31, 2005. The total revenue for the three-month period ended March 31, 2006 is comprised of revenue from turn-key engineering projects of $814,746 and revenue from BOT waste water treatment services of $239,342 while the total revenue for the three-month period ended March 31, 2005 is comprised of revenue from turn-key engineering projects of $1,811,594 and revenue from BOT waste water treatment services of $68,478. The higher revenue from turn-key engineering projects for the three-month period ended March 31, 2005 is mainly due to the completion of turn-key engineering project in Le Chang City (approximately $1.8 million). Revenue from turn-key engineering projects for the three-month period ended March 31, 2006 includes revenue recognized for China Environment Industrial Park Wastewater Treatment Plant and Yongji Development Zone Wastewater Treatment Plant (Phase 2). Revenue from BOT waste water treatment services is higher for the three-month period ended March 31, 2006 because of the inclusion of revenue from the HY BOT project in addition to the revenue from TJ BOT project.

NOTES TO UNAUDITED CONDENSED CONSOLIDATED FINANCIAL STATEMENTS

NOTE 5. NET (LOSS)/ INCOME PER SHARE

(i)	The basic net (loss)/income per share is calculated using the net income and the weighted average number of shares outstanding during the year.

	Three-month period ended March 31,
	2006	2005
Net (loss)/income (US$)	(4,392,552)	428,007

Weighted average number of common shares outstanding	135,903,698	99,999,997

Basic net (loss)/income per share (US$)	(0.03)	0.00

(ii)	The diluted net (loss)/income per share is calculated using the net income and the weighted average number of shares outstanding during the year together with shares issuable upon exercise of all warrants issued.

	Three-month period ended March 31,
	2006	2005
Net (loss)/income (US$)	(4,392,552)	428,007

Diluted weighted average number of common shares outstanding	N/A	99,999,997

Diluted net (loss)/income per share (US$)	N/A	0.00

The diluted net (loss)/income per share for the three-month period ended March 31, 2006 was not shown as the ordinary shares issuable under outstanding warrants were anti-dilutive.

NOTE 6. FINANCIAL INSTRUMENTS

The fair values of the financial instruments as of March 31, 2006 are as below:

September Warrants at fair value	10,136,560
Share capital at par value	32,200

10,168,760

NOTES TO UNAUDITED CONDENSED CONSOLIDATED FINANCIAL STATEMENTS

NOTE 6. FINANCIAL INSTRUMENTS (CONT’D)

On September 14, 2005, the Company closed the private placement sale to accredited investors of units consisting of shares of our common stock and warrants to purchase shares of our common stock for aggregate gross proceeds of $4.83 million (“September Private Placement”). Pursuant to the subscription agreements entered into with the investors, we issued to the investors 161 units at a price of $30,000 per unit. Each unit consisted of 200,000 shares of our common stock, priced at $0.15 per share, and warrants to purchase 200,000 shares of our common stock over a five year period at an exercise price of $0.20 per share. Pursuant to the terms of the subscription agreements, we granted the investors limited registration rights for all common shares comprising the units, including the common shares issuable on exercise of the warrants. The Company also issued to Westminster Securities Corporation, as partial compensation for their placement agent services, 7,728,000 placement agent warrants to purchase one share each of our common shares, a portion of which has been assigned by Westminster Securities Corporation to certain of its officers and employees (the warrants issued in the September Private Placement together with the placement agent warrants are hereinafter referred to as “September Warrants”).

The Company used the Black-Scholes model in calculating the fair market value of the September Warrants and allocated $4,797,800 of the $4,830,000 proceeds to the September Warrants. The difference between the fair value of the September Warrants and the allocated amount is recorded as non-cash financing charges and expensed of at the date of issuance. The principal assumptions used in the computation of the September Warrants are: expected term of 5 years; a risk-free rate of return of 4.24%; dividend yield of zero percent; and a volatility of 70%.

The Company granted to the holders of the April Warrants certain piggy-back and demand registration rights. Pursuant to the agreements surrounding the September Private Placement, in the event that the Company determined to undertake a registration of securities, the Company would include, at the request of the holder of “Registrable Securities”, the Registrable Securities in the registration statement. If the Company did not file a registration statement by the 120th day from the closing of such financing, and the Company shall have received a written request signed by the holders holding the majority of the Registrable Securities, then the Company was obligated to file, at its expense, a registration statement covering the Registrable Securities. Once such registration statement has been filed and declared effective, the Company is obligated to keep such registration statement effective until the earlier of (i) the date that all of the Registrable Securities have been sold pursuant to such registration statement, (ii) all Registrable Securities have been otherwise transferred to persons who may trade such shares without restriction under the Securities Act, and the Company has delivered a new certificate or other evidence of ownership for such securities not bearing a restrictive legend, or (iii) all Registrable Securities may be sold at any time, without volume or manner of sale limitations pursuant to Rule 144(k) or any similar provision then in effect under the Securities Act. As of September 30, 2005, the Company has not received any written request signed by the holders holding the majority of the Registrable Securities.

The September Warrants were issued pursuant to the agreements surrounding the September Private Placement. The subscription agreement contains a liquidated damages clause which requires cash penalties equal to two percent (2.0%) of the purchase price of the registrable securities purchased from the Company and held by the investors each month (or portion thereof) if the Company’s registration of stock does not become effective within the earlier of sixty (60) days from the first filing date of the Registration Statement or three (3) business days of clearance by the Commission to request effectiveness.

NOTES TO UNAUDITED CONDENSED CONSOLIDATED FINANCIAL STATEMENTS

NOTE 6. FINANCIAL INSTRUMENTS (CONT’D)

As the convertible debentures are convertible into a variable number of shares, the requirements for sufficient authorized and unissued shares under paragraphs 19 to 24 of EITF 00-19 “Accounting for Derivative Financial Instruments Indexed to and Potentially Settled in a Company’s Own Stock” have not been met with respect to the September Warrants. Accordingly, the September Warrants have been recorded as a liability on the balance sheet. The changes in fair market value (subsequent to the initial recording of the liability based on the allocation of proceeds) have been recorded as adjustments in the line “Unrealized profit/(loss) on financial instrument” in the Statement of Operations. In addition, as the registration right agreement is combined with the subscription agreement, they should be considered together as a unit and accounted for as a derivative under FAS 133. Upon the requirements for sufficient authorized and unissued shares are met and the effectiveness of the registration statement, the September Warrants will be recorded as equity.

Since the liquidated damages are payable in cash, under paragraphs 12-32 of EITF 00-19 “Accounting for Derivative Financial Instruments Indexed to and Potentially Settled in a Company’s Own Stock”, contracts that include any provision that could require net-cash settlement cannot be accounted for as equity. In addition, the convertible debentures are convertible into a variable number of shares, the requirements for sufficient authorized and unissued shares under paragraphs 19 to 24 of EITF 00-19 are not met. Accordingly, the proceeds of the private placement in September allocated for par value of the common stock have been recorded as a liability on the balance sheet. Upon the requirements for sufficient authorized and unissued shares are met and the effectiveness of the registration statement, the amount will be recorded as equity.

REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

To the Board of Directors and Stockholders of

China Evergreen Environmental Corp.

We have audited the accompanying consolidated balance sheets of China Evergreen Environmental Corp. (the “Company”) and its subsidiaries as of December 31, 2005 and 2004 and the related consolidated statements of operations, stockholders’ equity and cash flows for each of the two years in the period ended December 31, 2005. These consolidated financial statements are the responsibility of the Company’s management. Our responsibility is to express an opinion on these consolidated financial statements based on our audits.

We conducted our audits in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the consolidated financial position of the Company and its subsidiaries as of December 31, 2005 and 2004 and the consolidated results of their operations and their cash flows for each of the two years in the period ended December 31, 2005 in conformity with accounting principles generally accepted in the United States of America.

/s/ PKF

Certified Public Accountants

Hong Kong SAR

March 31, 2006

CHINA EVERGREEN ENVIRONMENTAL CORPORATION

Consolidated Balance Sheets

	December 31,
	2005	2004
	USD	USD
ASSETS

Current assets
Cash and cash equivalents	175,224	336,079
Accounts receivable (Note 9)	5,220,940	9,462,999
Prepayment, deposits and other receivables (Note 10)	5,942,751	777,365
Amounts due from related companies (Note 11)	887,277	3,158,328
Amounts due from directors (Note 12)	—	26,794
Amount due from an associate (Note 13)	1,772,052	1,744,775
Deferred tax assets (Note 25(b))	187,267	199,981

Total current assets	14,185,511	15,706,321

Infrastructure assets, net (Note 5)	7,773,485	3,305,089
Property, plant and equipment, net (Note 6)	343,709	330,865
Convertible note receivable (Note 7)	—	1,366,997
Deposits paid for acquisition of property, plant and equipment	635,500	543,478
Deposit paid for acquisition of a subsidiary (Note 31)	2,047,527
Interests in an associate (Note 8)	815,613	383,736

Total assets	25,801,345	21,636,486

LIABILITIES AND STOCKHOLDERS’ EQUITY

Current liabilities
Financial instruments (Note 18)	5,699,400	—
Unsecured loan (Note 14)	86,741	229,468
Other borrowing (Note 15)	24,783	24,155
Accounts payable	6,804,711	8,755,148
Accruals and other liabilities (Note 16)	1,398,054	526,068
Amounts due to directors (Note 12)	716,598	606,645
Amounts due to related companies (Note 17)	230,836	2,864,506
Deposit received for disposal of a subsidiary	—	350,514
Income tax payable	1,557,167	626,249

Total current liabilities	16,518,290	13,982,753

Minority interests (Note 19)	821,704	198,015

Stockholders’ equity
Common stock, USD0.001 par value, 200,000,000 shares authorized; 135,903,698 shares issued and outstanding at December 31, 2005 and 99,999,997 shares issued and outstanding at 2004 (Note 21)	103,704	100,000
Additional paid-in capital	5,382,373	3,841,096
Retained earnings	2,754,118	3,514,622
Accumulated other comprehensive income	221,156	—

Total stockholders’ equity	8,461,351	7,455,718

Total liabilities and stockholders’ equity	25,801,345	21,636,486

The accompanying notes are an integral part of these consolidated financial statements.

CHINA EVERGREEN ENVIRONMENTAL CORPORATION

Consolidated Statements of Operations

	Year ended December 31,
	2005	2004
	USD	USD
Revenue from turn-key engineering projects	4,830,613	9,115,942
Revenue from BOT wastewater treatment services	302,011	250,571
Revenue from provision of technical services	600,734	—
Revenue from sales of environment protection related products	1,250,611	—

Total revenue (Note 27)	6,983,969	9,366,513

Cost of revenue for turn-key engineering projects	(2,784,341)	(5,925,363)
Cost of revenue for BOT wastewater treatment services	(175,077)	(100,072)
Cost of revenue for provision of technical services	(2,406)	—
Cost of revenue for sales of environment protection related products	(310,379)	—

Total cost of revenue exclusive of depreciation and amortization and sales taxes shown separately below	(3,272,203)	(6,025,435)

Depreciation and amortization	(115,737)	(66,413)
Sales taxes	(369,052)	—

Gross profit	3,226,977	3,274,665

General and administrative expenses	(820,170)	(1,328,756)

Income from operations	2,406,807	1,945,909

Other income (Note 23)	54,622	19,295

Interest expense (Note 24)	(42,991)	(2,420)

Non-cash financing charges (Note 18)	(8,001,211)	—

Unrealized gain on financial instruments (Note 18)	5,440,454	—

Share of results in an associate – XL (Note 8)	416,218	130,113

Gain on disposal of interest in a subsidiary - XY	—	2,029,720

Gain on disposal of construction project	635,941	—

Loss on disposal of investment (Note 7)	(472,643)	—

Income before income tax and minority interest	437,197	4,122,617

Income tax expense (Note 25(a))	(920,001)	(467,911)

(Loss)/income before minority interest	(482,804)	3,654,706

Minority interests (Note 19)	(277,700)	42,243

Net (loss)/income	(760,504)	3,696,949

Basic net (loss)/income per share (Note 20)	(0.01)	0.03

Diluted net (loss)/ income per share (Note 20)	N/A	0.03

The accompanying notes are an integral part of these consolidated financial statements.

CHINA EVERGREEN ENVIRONMENTAL CORPORATION

Consolidated Statements of Stockholders’ Equity

	Common stock		Additional paid-in capital	Retained earnings/ (accumulated deficit)	Accumulated other comprehensive income	Total stockholders’ equity
	No. of shares	Amount
		USD	USD	USD	USD	USD
At January 1, 2004	29,059,007	29,059	3,763,332	(182,327)	—	3,610,064
Issue of shares (Note 21)	1,200,000	1,200	118,800	—	—	120,000
Cancellation of shares before reverse acquisition (Notes 2(ii) and 21)	(13,759,010)	(13,759)	13,759	—	—	—
Elimination of capital upon the acquisition of XXM, XY, HY and BJHTSY by EGAG	—	—	(4,129,783)	—	—	(4,129,783)
Initial capital injection of BJHTSY	—	—	217,392	—	—	217,392
Initial capital injection of EGAG (Note 2(ii))	—	—	300	—	—	300
Additional paid-in capital of EGAG (Note 22)	—	—	3,857,296	—	—	3,857,296
Acquisition of EGAG (Notes 2(ii) and 21)	83,500,000	83,500	—	—	—	83,500
Net income	—	—	—	3,696,949	—	3,696,949

	99,999,997	100,000	3,841,096	3,514,622	—	7,455,718

At January 1, 2005	99,999,997	100,000	3,841,096	3,514,622	—	7,455,718
Issue of shares in September (Notes 18 and 21)	32,200,000	32,200	—	—	—	32,200
Share issued in October for conversion of convertible debenture	3,703,701	3,704	996,296	—	—	1,000,000
Warrants issued with convertible debenture reclassified as equity	—	—	544,981	—	—	544,981
Shares issued accounted for as liability (Notes 18 and 21)	—	(32,200)	—	—	—	(32,200)
Foreign currency translation adjustments	—	—	—	—	221,156	221,156
Net loss	—	—	—	(760,504)	—	(760,504)

At December 31, 2005	135,903,698	103,704	5,382,373	2,754,118	221,156	8,461,351

The accompanying notes are an integral part of these consolidated financial statements.

CHINA EVERGREEN ENVIRONMENTAL CORPORATION

Consolidated Statements of Cash Flows

	Year ended December 31,
	2005	2004
	USD	USD
Cash flows from operating activities :

Net (loss)/income	(760,504)	3,696,949
Adjustments to reconcile net income to net cash provided by operating activities :
Depreciation and amortization	115,737	66,413
Non-cash financing charges	8,001,211	—
Unrealized gain in financial instruments	(5,440,454)	—
Provision of inventories	—	12,559
Decrease/(increase) in deferred tax assets	17,677	(42,644)
Minority interests	277,700	(18,089)
Gain on disposal of interest in a subsidiary – XY	—	(2,029,720)
Loss on disposal of investment	472,643	—
Share of results in an associate – XL	(416,218)	(130,113)

Changes in operating assets and liabilities :
Decrease/(increase) in accounts receivable	4,427,952	(7,422,118)
(Increase)/decrease in prepayment, deposits and other receivables	(5,102,193)	298,576
Decrease in amounts due from related companies	2,321,593	1,012,593
Decrease/(increase) in amounts due from directors	27,122	(722,263)
(Decrease)/increase in accounts payable	(2,148,974)	6,944,138
Increase/(decrease) in accruals and other liabilities	846,754	(533,723)
Increase in amounts due to directors	92,900	561,655
Increase in income tax payable	902,322	507,433

Net cash provided by operating activities	3,635,268	2,201,646

Cash flows used in investing activities :
Deposit paid for acquisition of a subsidiary	(2,019,993)	—
Deposit paid for acquisition of property, plant and equipment	—	(543,478)
Cash inflow arising from disposal of interest in a subsidiary – XY	(76,832)	2,168,806
Acquisition of property, plant and equipment	(54,474)	(4,691)
Acquisition of infrastructure assets	(4,389,509)	(2,405,113)
Decrease/(increase) in amount due from an associate	17,882	(55,682)
Decrease in deposit received for disposal of a subsidiary	(354,799)
Acquisition of XXM, XY, HY and BJHTSY	—	(4,009,783)

Net cash used in investing activities	(6,877,725)	(4,849,941)

Cash flows from financing activities :
Net proceeds from disposal of investment	911,065	—
Net proceeds from issuance of financial instruments	4,623,207	—
Repayment of unsecured loans	(146,699)	(1,157,247)
Initial capital injection of HDFF	260,223	—
Additional capital injection of BJHTSY	99,133	—
Initial capital injection of EGAG	—	300
Paid-in capital of EGAG (Note 22)	—	4,086,765
Decrease in amount due to a related company	(2,671,793)	—

Net cash provided by financing activities	3,075,136	2,929,818

Effect of foreign currency translation on cash and cash equivalents	6,466	—

Net (decrease)/increase in cash and cash equivalents	(160,855)	281,523

Cash and cash equivalents, beginning of year	336,079	54,556

Cash and cash equivalents, end of year	175,224	336,079

The accompanying notes are an integral part of these consolidated financial statements.

CHINA EVERGREEN ENVIRONMENTAL CORPORATION

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

NOTE 1. CHANGE OF COMPANY NAME

The Company was incorporated in the State of Nevada on September 10, 1996.

Following a reverse takeover transaction as detailed in note 2(ii), the Company has ended its development stage and is now engaging in the provision of the business as set out in note 3.

On November 12, 2004, the name of the Company was changed from Discovery Investment Inc. to China Evergreen Environmental Corp. (“CEEC”), with all the required filings submitted to the SEC.

NOTE 2. BASIS OF PRESENTATION

(i)	The accompanying consolidated financial statements of CEEC and its subsidiaries - Evergreen Asset Group Limited (“EGAG”), Evermaster Group Limited (“Evermaster”), Everbury Holdings Limited (“Everbury”), Guang Dong Xin Xing Mei Biology Company Limited (“XXM”), Tian Jin Shi Sheng Water Treatment Company Limited (“TJ”), Hai Yang City Sheng Shi Environment Protection Company Limited (“HY”), Bei Jing Hao Tai Shi Yuan Water Purifying Company Limited (“BJHTSY”) and Han Dan Cheng Sheng Water Affairs Company Limited (“HDFF”) (the “Group”) have been prepared in accordance with generally accepted accounting principles in the United States of America. All significant intercompany transactions and balances have been eliminated in consolidation.

(ii)	On October 15, 2004, CEEC completed a share exchange with the stockholders of EGAG which was incorporated in the British Virgin Islands on April 20, 2004 under the International Business Companies Act, British Virgin Islands (the “Exchange”) (Details of the group reorganization of EGAG is set out in note 2(iii)). In the Exchange, CEEC acquired 300 shares representing all the issued and outstanding common stock of EGAG from the stockholders of EGAG (the “Shareholders”) in exchange for the issuance of 83,500,000 shares of common stock of CEEC to the Shareholders.

The Exchange resulted in a change of control of CEEC. Upon completion of the Exchange, CEEC has a total of 99,999,997 shares issued and outstanding, of which 83,500,000 or 83.5% are owned by the Shareholders. As the Exchange resulted in the former stockholders of EGAG owning greater than 50% of the common stock of CEEC, the Exchange has been treated as a reverse takeover with EGAG as the accounting acquirer (legal subsidiary) and CEEC as the accounting acquiree (legal parent).

Accordingly, the purchase method under reverse takeover accounting has been applied except that no goodwill is recorded on the consolidated balance sheet, as such :

(a)	The consolidated financial statements are issued under the name of the legal parent, CEEC, but are a continuation of the financial statements of EGAG. The comparative figures are those of EGAG.

(b)	EGAG is deemed to be the acquirer for accounting purposes and as such, its assets and liabilities are included in the consolidated financial statements at their historical carrying values.

CHINA EVERGREEN ENVIRONMENTAL CORPORATION

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

NOTE 2. BASIS OF PRESENTATION (CONT’D)

(c)	The common stock and accumulated deficit of CEEC up to the date of the Exchange are eliminated.

(d)	The capital structure of the Company is that of CEEC, but the dollar amount of the issued share capital in the consolidated balance sheet is that of EGAG immediately prior to the Exchange plus the value of shares issued by CEEC to acquire EGAG.

(e)	The value of shares issued by CEEC is determined to be their par value as CEEC had net liabilities at the date of the Exchange.

(f)	The par value of CEEC common stock and the net liabilities of CEEC at the date of the Exchange are written off to the consolidated statement of operations.

(iii)	Pursuant to a group reorganization (the “Reorganization”) which was completed in July 2004, EGAG became the holding company of the commonly controlled entities by the acquisition of 90% equity interests in each of XXM, XY, HY and BJHTSY for cash consideration of RMB12,601,000, RMB18,000,000, RMB2,700,000 and RMB1,800,000 respectively, all of which are domestic incorporated companies established in the People’s Republic of China (the “PRC”) with limited liability, the particulars of which are set out below :-

Company	Date of establishment	Attributable equity % as at date of establishment			Registered capital*		Share capital			Cash consideration for acquisition			Attributable equity % as at December 31, 2005

		Direct	Indirect		RMB	USD	RMB	USD		RMB	USD		Direct		Indirect
XXM	May 18, 1999	90	—		11,890,000	1,435,990	10,701,000	1,292,391		12,601,000	1,521,860		90		—
TJ	November 19, 2002	—	81	(1)	2,000,000	241,546	—	—		—	—		—		81	(1)
XY	May 19, 2004	90	—		20,000,000	2,415,459	18,000,000	2,173,913		18,000,000	2,173,913		—	(3)	—
HY	July 30, 2004	90	—		3,000,000	362,319	2,700,000	326,087		2,700,000	326,087		90		—
BJHTSY	May 26, 2005	90	—		2,000,000	241,546	1,800,000	217,392		1,800,000	217,392		90		—

							33,201,000	4,009,783	(2)	35,101,000	4,239,252	(2)

*	Pursuant to Article 23 of the Company law of the People’s Republic of China, registered capital of a limited liability company is the amount of capital contribution actually paid up by all shareholders and registered with the company registration authority.
(1)	XXM has 90% equity interest in TJ as at date of establishment of TJ and December 31, 2005.
(2)	Merger difference arising from the Reorganization = USD4,239,252 - USD4,009,783 = USD229,469 (Note 22).
(3)	90% equity interest in XY was disposed of in October 2004.

The Company accounted for the acquisitions of XXM, XY, HY and BJHTSY using the purchase method of accounting. The fair values of the net assets acquired were estimated at USD2,587,288, USD2,173,913, USD326,087 and USD217,391 for XXM, XY, HY and BJHTSY respectively. Since the cash considerations paid for the acquisitions were less than the fair values of the net assets acquired, no non-current assets were recorded.

CHINA EVERGREEN ENVIRONMENTAL CORPORATION

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

NOTE 3. DESCRIPTION OF BUSINESS

The principal activities of the Group are the research and development of wastewater, garbage treatment and aqueous purifying techniques, investment and construction of wastewater treatment plant and sales of environment protection related products.

NOTE 4. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

Use of estimates

The preparation of the consolidated financial statements in conformity with accounting principles generally accepted in the United States of America requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosures of contingent assets and liabilities at the date of the consolidated financial statements and the reported amounts of revenues and expenses during the reporting years. Although management believes that the estimates and assumptions used in preparing the accompanying consolidated financial statements and related notes are reasonable in light of known facts and circumstances, actual results could differ from those estimates.

Significant estimates include the useful lives of property and equipment, revenue recognition based on percentage of completion and Black Scholes assumptions to measure the value of warrants and options. We believe that the estimates, judgments and assumptions upon which we rely are reasonable based upon information available to us at the time that these estimates, judgments and assumptions are made. Actual results could differ from those estimates. Future estimates and assumptions will be based upon information available to us at the time of the estimate.

Cash and cash equivalents

Cash equivalents are highly liquid investments and have maturities of three months or less at the date of purchase.

Property, plant and equipment

Property, plant and equipment are stated at cost less accumulated depreciation and amortization and impairment loss. Maintenance, repairs and betterments, including replacement of minor items, are charged to expense; major additions to physical properties are capitalized. Depreciation and amortization are provided using the straight-line method over the following estimated useful lives :-

Office equipment	5 years
Furniture and fixtures	5 years
Tools and equipment	5 years
Motor vehicles	10 years
Wastewater treatment plant	20 years

CHINA EVERGREEN ENVIRONMENTAL CORPORATION

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

NOTE 4. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (CONT’D)

Infrastructure assets

Infrastructure assets represents the cost of construction of the wastewater treatment plants under the Build-Operate-Transfer (“BOT”) agreements with the PRC government. The cost includes development and construction expenditure incurred and other direct costs attributable to the development. No depreciation and amortization is provided in respect of infrastructure assets until such time as the relevant assets are completed and ready for use. Depreciation and amortization are provided using the straight-line method over the following useful lives :-

- Wastewater treatment plant                     20 years

BOT agreements for the three wastewater treatment plants in PRC include the following terms :-

Subsidiaries	Treatment capacity per day (tons)	Term (years)	Total investment as per BOT agreement
			RMB	USD
TJ*	10,000	20	9,000,000	1,086,957
HY*	20,000	22	30,000,000	3,623,188
BJHTSY	20,000	25	20,000,000	2,415,459
HDFF	33,000	22	29,250,000	3,532,609

*	At December 31, 2005, infrastructure assets of TJ and HY were in use and depreciation and amortization are provided using the straight-line method over 20 years commencing on the date the infrastructure assets were ready for use. Infrastructure assets of BTHTSY and HDFF were not ready for use at December 31, 2005.

Impairment of assets

The Group’s policy is to periodically review and evaluate whether there has been a permanent impairment in the value of long-lived assets. Factors considered in the evaluation include current operating results, trends and anticipated undiscounted future cash flows. An impairment loss is recognized to the extent that the sum of undiscounted estimated future cash flows that is expected to result from the use of the asset, or other measure of fair value, is less than the carrying value.

Associate

An associate is one, not being a subsidiary or a joint venture, in which the Company is in a position to exercise significant influence, including participation in financial and operating policy decisions. Details of the associate are set out in note 8 to the consolidated financial statements.

Interests on an associate is accounted for by the equity method of accounting and is initially recognized at cost. The Group’s investment in an associate includes goodwill (net of any accumulated impairment loss) identified on acquisition.

CHINA EVERGREEN ENVIRONMENTAL CORPORATION

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

NOTE 4. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (CONT’D)

Goodwill on acquisition of an associate represents the excess of the cost of an acquisition over the fair value of the Group’s share of the net identifiable assets of the acquired associate at the date of acquisition is included in interests in an associate. Goodwill is tested annually for impairment and carried at cost less accumulated impairment losses. Gains and losses on the disposal of an entity include the carrying amount of goodwill relating to the entity sold.

The Group’s share of its associate’s post-acquisition profits or losses is recognized in the statement of operations, and its share of post-acquisition movements in reserves is recognized in reserves. The cumulative post-acquisition movements are adjusted against the carrying amount of the investment. When the Group’s share of losses in an associate equals or exceeds its interest in the associate, including any other unsecured receivables, the Group does not recognize further losses, unless it has incurred obligations or made payments on behalf of the associate.

Unrealized gains on transactions between the Group and its associate are eliminated to the extent of the Group’s interest in the associate. Unrealized losses are also eliminated unless the transaction provides evidence of an impairment of the asset transferred. Accounting policies of an associate have been changed where necessary to ensure consistency with the policies adopted by the Group.

Research and development costs

Research and development costs are recognized as an expense in the period in which they are incurred.

Concentration of credit risk

Concentration of credit risk is limited to accounts receivable and is subject to the financial conditions of a major customer which is stated in note 27 to the consolidated financial statements. The Group does not require collateral or other security to support client’s receivables. The Group conducts periodic reviews of its clients’ financial condition and customer payment practices to minimize collection risk on accounts receivable.

Financial instruments

The carrying amounts of all financial instruments approximate fair value. The carrying amounts of cash, accounts receivable, related parties receivable, unsecured loans, accounts payable and related parties payable approximate fair value due to the short-term nature of these items. The carrying amounts of borrowings approximate the fair value based on the Group’s expected borrowing rate for debt with similar remaining maturities and comparable risk.

CHINA EVERGREEN ENVIRONMENTAL CORPORATION

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

NOTE 4. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (CONT’D)

Revenue recognition

We recognize revenue using various revenue recognition policies based on the nature of the sale and the terms of the contract.

Revenues from turn-key engineering projects are recognized on the percentage of completion method for individual contracts. We follow the guidance of American Institute of Certified Public Accountants (AICPA) Statement of Position (SOP) 81-1, Accounting for Performance of Construction-Type and Certain Production-Type Contracts, for our accounting policy relating to the use of the percentage-of-completion method, estimated costs and claim recognition for construction contracts. Revenues are recognized in the ratio that costs incurred bear to total estimated contract costs to the extent we believe related collection is probable. The use of the percentage of completion method of revenue recognition requires estimates of percentage of project completion. Changes in job performance, estimated profitability and final contract settlements may result in revisions to costs and income in the period in which the revisions are determined. Provisions for any estimated losses on uncompleted contracts are made in the period in which such losses are determinable. In instances when the work performed on fixed price agreements is of relatively short duration, we use the completed contract method of accounting whereby revenue is recognized when the work is completed. 5% to 10% of the total contract value will be treated as retention monies withheld to ensure performance of contract during the warranty period of up to 12 months as stipulated in the fixed price contracts, both long term and short term.

Revenues arising from wastewater treatment are recognized based on wastewater treated as recorded daily by meters read at rates, in RMB/ton, as prescribed under the BOT agreements in accordance with SEC Staff Accounting Bulletin, (“SAB”) Topic 13 “Revenue Recognition”. We meet the following four criteria for revenue recognition outlined in SAB Topic 13:

1.	There is sufficient evidence to support that sales arrangements exist;

2.	The price to the buyer is fixed through signed contracts;

3.	Meter readings illustrate that delivery of treated wastewater has occurred; and

4.	Collectibility is reasonably assured through one or more of the following: due diligence prior to contract signing; historical payment practices; or required upfront payments.

CHINA EVERGREEN ENVIRONMENTAL CORPORATION

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

NOTE 4. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (CONT’D)

Revenues from trading and consultancy are recognized when goods are delivered or as services are performed. The contractual terms of the purchase agreements or consultancy agreements dictate the recognition of revenues by us. We recognize revenue in accordance with Staff Accounting Bulletin No. 104. Accordingly, four basic criteria must be met before revenue can be recognized: (1) persuasive evidence of an arrangement exists; (2) delivery has occurred; (3) the selling price is fixed and determinable; and (4) collectibility is reasonably assured. Determination of criteria (3) and (4) are based on management’s judgments regarding the fixed nature of the selling prices of the products or services delivered and the collectibility of those amounts. Provisions for discounts and rebates to customers, estimated returns and allowances, and other adjustments are provided for in the same period the related sales are recorded. We defer any revenue for which the product has not been delivered or is subject to refund until such time that we and our customer jointly determine that the product has been delivered or no refund will be required.

Cost of revenues

Cost of revenues comprises labor and other cost of personnel directly engaged in providing the services, subcontracting and attributable overhead costs. Cost of revenues does not include any allocation of depreciation or amortization expense.

Segment reporting

Management believes that it has only a single segment consisting of wastewater treatment with related services and support. The information presented in the consolidated statement of operations reflects the revenues and costs associated with this segment that management uses to make operating decisions and assess performance.

Income taxes

The Group utilizes the asset and liability method of accounting for income taxes whereby deferred taxes are determined based on the temporary differences between the financial statements and tax bases of assets and liabilities using enacted tax rates in effect in the years in which the differences are expected to reverse. Valuation allowances are established when necessary to reduce deferred tax assets to the amount expected to be realized.

CHINA EVERGREEN ENVIRONMENTAL CORPORATION

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

NOTE 4. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (CONT’D)

Foreign currency translation and transactions

The Group uses China Renminbi (“RMB”) as the functional currency, which is not freely convertible into foreign currencies. Transactions denominated in currencies other than RMB are translated into RMB at the applicable rates of exchange prevailing at the dates of the transactions, quoted by the People’s Bank of China (“the PBOC”). Monetary assets and liabilities denominated in other currencies are translated into RMB at rates of exchange quoted by the PBOC prevailing at the balance sheet date. Exchange gains or losses arising from changes in exchange rates subsequent to the transactions dates for monetary assets and liabilities denominated in other currencies are included in the determination of net income for the respective period.

For financial reporting purposes, RMB has been translated into USD as the reporting currency. Assets and liabilities are translated at the exchange rate in effect at period end. Income statement accounts are translated at the average rate of exchange prevailing during the period. Translation adjustments arising from the use of different exchange rates from period to period are included as a component of stockholders’ equity as “Accumulated other comprehensive income - foreign currency translation adjustments”. Gains and losses resulting from foreign currency transactions are included in other income/(loss).

Income per share

Basic income per share is computed by dividing the net income for the year by the weighted average number of common shares outstanding during the year. Diluted income per share is computed by dividing the net income for the year by the weighted average number of common and common equivalent shares outstanding during the year. Common equivalent shares, composed of incremental common shares issuable upon the exercise of stock options, unvested restricted common stock and contingently issuable shares that are probable of being issued, are included in diluted income per share to the extent such shares are dilutive. In accordance with SFAS 128, “Earnings Per Share”, the Company uses income from continuing operations, net of income taxes as the “control number” in determining whether common equivalent shares are dilutive or anti-dilutive in periods where discontinued operations are reported.

CHINA EVERGREEN ENVIRONMENTAL CORPORATION

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

NOTE 4. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (CONT’D)

New accounting pronouncements

(i)	The Statement of Financial Accounting Standards No. 150, “Accounting for Certain Financial Instruments with Characteristics of both Liabilities and Equity” (“SFAS No. 150”) was issued in May 2003. This statement affects the classification, measurement and disclosure requirements of the following three types of freestanding financial instruments :-

1)	mandatory redeemable shares, which the issuing company is obligated to buy back with cash or other assets;

2)	instruments that do or may require the issuer to buy back some of its shares in exchange for cash or other assets, which include put options and forward purchase contracts; and

3)	obligations that can be settled with shares, the monetary value of which is fixed, tied solely or predominantly to a variable such as a market index, or varies inversely with the value of the issuers’ shares.

In general, SFAS No. 150 is effective for all financial instruments entered into or modified after May 31, 2003, and otherwise is effective at the beginning of the first interim period beginning after June 15, 2003. The adoption of this statement had no impact on the Group’s results of operations or financial position.

(ii)	Financial Accounting Standards Board Interpretation No. 46, “Consolidation of Variable Interest Entities (“VIE”)” (“FIN 46”), was issued in January 2003. FIN 46 requires that if an entity is the primary beneficiary of a variable interest entity, the assets, liabilities and results of operations of the variable interest entity should be included in the consolidated financial statements of the entity. The provisions of FIN 46 are effective immediately for all arrangements entered into after January 31, 2003.

In December 2003, the Financial Accounting Standards Board (“FASB”) completed deliberations on proposed modifications to FIN 46 and re-issued FIN 46 (“Revised Interpretation”) resulting in multiple effective dates based on the nature as well as the creation date of the VIE. VIEs created after January 31, 2003 but prior to January 1, 2004 may be accounted for either based on the original interpretation or the Revised Interpretation. The adoption of these interpretations had no impact on the Group’s results of operation or financial position.

CHINA EVERGREEN ENVIRONMENTAL CORPORATION

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

NOTE 4. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (CONT’D)

New accounting pronouncements (cont’d)

(iii)	SFAS No. 132 (revised 2003), “Employer’s Disclosure about Pensions and Other Post-Retirement Benefits” was issued in December 2003. SFAS No. 132 (revised) revised employer’s disclosure about pension plans and other post-retirement benefit plans. SFAS No. 132 (revised) requires additional disclosures in annual financial statements about the types of plan assets, investment strategy, measurement dates, plan obligations, cash flows, and components of net periodic benefit cost of defined benefit pension plans and other post-retirement benefit plans. The annual disclosure requirements are effective for fiscal years ended after December 15, 2003. SFAS No. 132 (revised) also requires interim disclosure of the elements of net periodic benefit cost and the total amount of contributions paid or expected to be paid during the current fiscal year if significantly different from amounts previously disclosed. The interim disclosure requirements of SFAS No. 132 (revised) are effective for interim periods beginning after December 15, 2003. The adoption of this statement had no impact on the Group’s results of operation or financial position.

The details of the Group’s pension plans are disclosed in note 26 to the consolidated financial statements.

(iv)	In November 2004, the FASB issued SFAS No. 151 “Inventory costs – an amendment of ARB No. 43, Chapter 4”. SFAS No. 151 amends ARB No. 43, Chapter 4, to clarify that abnormal amounts of idle facility expense, freight, handling costs and wasted materials (spoilage) should be recognized as current-period charges. SFAS No. 151 is effective for inventory costs incurred during fiscal year beginning after June 15, 2005. The adoption of this standard has no impact on the Group’s results of operations or financial position.

(v)	In December 2004, the FASB issued SFAS No. 123R, “Share-Based Payment.” This Standard addresses the accounting for transactions in which a company receives employee services in exchange for (a) equity instruments of the company or (b) liabilities that are based on the fair value of the company’s equity instruments or that may be settled by the issuance of such equity instruments. This Standard eliminates the ability to account for share-based compensation transactions using Accounting Principles Board Opinion No. 25, “Accounting for Stock Issued to Employees,” and requires that such transactions be accounted for using a fair-value-based method. The Standard is effective for periods beginning after June 15, 2005. The Group is currently assessing the impact of this Standard on its results of operations and financial position.

CHINA EVERGREEN ENVIRONMENTAL CORPORATION

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

NOTE 4. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (CONT’D)

New accounting pronouncements (cont’d)

(vi)	SFAS No. 153, Exchanges of Nonmonetary Assets, issued December 2004, requires nonmonetary exchanges be accounted for at fair value, recognizing any gains or losses, if their fair value is determinable within reasonable limits and the transaction has commercial substance. A nonmonetary exchange has commercial substance if future cash flows of the entity are expected to change significantly as a result of the exchange. SFAS No. 153 was effective for nonmonetary asset exchange transactions occurring after July 1, 2005, and did not have a significant impact on the Group’s financial statements.

(vii)	In May 2005, the FASB issued SFAS No. 154, Accounting Changes and Error Corrections, which replaces APB Opinion No. 20 Accounting Changes and SFAS No. 3 Reporting Accounting Changes in Interim Financial Statements. SFAS No. 154 changes the requirements for the accounting for and reporting of a change in an accounting principle. SFAS No. 154 requires retrospective application for voluntary changes in an accounting principle unless it is impracticable to do so. SFAS No. 154 is effective for accounting changes made in fiscal years beginning after December 15, 2005. The Group will adopt SFAS No. 154 on January 1, 2006 with no expected material effect on its consolidated financial statements.

NOTE 5. INFRASTRUCTURE ASSETS, NET

Infrastructure assets, net represented the construction costs of three wastewater treatment plants in the PRC under the BOT agreements as follows :-

	December 31,
	2005	2004
	USD	USD
Construction costs :-

Infrastructure assets of TJ	1,054,842	983,895
Infrastructure assets of HY	3,586,557	1,951,566
Infrastructure assets of BJHTSY	2,410,610	418,823
Infrastructure assets of HDFF	838,903	—

Total	7,890,912	3,354,284

Less : Accumulated amortization	(117,427)	(49,195)

Infrastructure assets, net	7,773,485	3,305,089

As of December 31, 2005, infrastructure assets of TJ and HY were in use while infrastructure assets of BJHTSY and HDFF were not ready for use.

Amortization expenses for 2005 and 2004 amounted to USD65,679 and USD49,195 respectively.

CHINA EVERGREEN ENVIRONMENTAL CORPORATION

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

NOTE 6. PROPERTY, PLANT AND EQUIPMENT, NET

Property, plant and equipment, net consisted of the following :-

	December 31,
	2005	2004
	USD	USD
Purchase cost :-

Office equipment	2,965	—
Furniture and fixtures	6,220	6,063
Tools and equipment	29,490	25,270
Motor vehicles	173,597	121,739
Wastewater treatment plant	241,170	235,053

Total	453,442	388,125

Less : Accumulated depreciation and amortization	(109,733)	(57,260)

Property, plant and equipment, net	343,709	330,865

Depreciation and amortization expenses for 2005 and 2004 amounted to USD50,058 and USD17,218 respectively.

There was no impairment loss for 2005 and 2004.

NOTE 7. LOSS ON DISPOSAL OF INVESTMENT

In March 2005, the Group converted the convertible note receivable from China Water Affairs Group Limited (previously know as China Silver Dragon Group Limited) of face value USD1,366,997 into 13,260,000 common shares of China Water Affairs Group Limited and an amount receivable of USD135,019. All the shares were subsequently disposed of at a consideration of USD759,335 and a loss on disposal of investment of USD472,643 was recorded.

CHINA EVERGREEN ENVIRONMENTAL CORPORATION

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

NOTE 8. INTERESTS IN AN ASSOCIATE

	December 31,
	2005	2004
	USD	USD
Share of net assets	815,613	383,736

(a)	Details of the associate, which was incorporated in the PRC, as at December 31, 2005 are as follows :-

Name of associate	Percentage of equity attributable to
	The Group	EGAG
Xin Le Sheng Mei Water Purifying Company Limited (“XL”)	31.5%	35%

(b)	Information extracted from the unaudited financial statements of the associate for the year ended December 31, 2005 and the audited financial statements of the associate for the year ended December 31, 2004 is as follows :-

		Year ended December 31,
		2005	2004
		USD	USD
		(Unaudited)
(i)	Statements of operations

	Revenue from water treatment services per BOT agreement	1,160,147	1,149,275

	Net profit	1,189,195	371,751

		December 31,
		2005	2004
		USD	USD
		(Unaudited)
(ii)	Balance sheet

	Infrastructure assets	3,934,652	4,412,073
	Cash and cash equivalents	17,316	591
	Inventories	40,086	37,418
	Accounts receivable	921,812	—
	Prepayment, deposits and other receivables	1,270,617	1,576,542
	Deferred tax assets	—	32,211
	Accounts payable	(272,811)	(630,808)
	Amount due to XXM	(1,772,052)	(3,586,400)
	Other current liabilities	(1,809,296)	(745,238)

	Net assets	2,330,324	1,096,389

As of March 31, 2006, the audited financial statements of the associate for the year ended December 31, 2005 is not yet available. As such, the above information is extracted from the unaudited financial statements of the associate for the year ended December 31, 2005.

CHINA EVERGREEN ENVIRONMENTAL CORPORATION

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

NOTE 9. ACCOUNTS RECEIVABLE

	December 31,
	2005	2004
	USD	USD
Accounts receivable	5,220,940	9,462,999

Accounts receivable as at December 31, 2005 represents mainly (i) amounts receivable from Shenzhen Jukeyuan Industrial Development Company Limited for the sale of environment protection related products amounting to USD449,814, and (ii) amounts receivable for turn-key engineering projects from the following wastewater treatment plants :-

Customer	Turn-key engineering project	USD
Tianjin City Wuqing Zone Fuyuan Economic Development Company Limited	Tianjin City Meichang Town Wastewater Treatment Plant	147,212
The Management Committee of Yongji Economic Development Zone	Yongji Development Zone Wastewater Treatment Plant (Phase 1)	61,223
The Management Committee of Yongji Economic Development Zone	Yongji Development Zone Wastewater Treatment Plant (Phase 2)	515,362
China Environment Industrial Park, Beijing	China Environment Industrial Park Wastewater Treatment Plant	1,629,720
Tianjin City Wuqing Zone Huangzhuang Industrial Park	Huangzhuang Industrial Park Wastewater Treatment Plant	99,132
Shenzhen Jukeyuan Industrial Development Company Limited	Lechang City Lecheng Wastewater Treatment Plant	1,813,635

		4,266,284

There was no allowance for doubtful amounts for the years ended December 31, 2005 and 2004.

NOTE 10. PREPAYMENT, DEPOSITS AND OTHER RECEIVABLES

	December 31,
	2005	2004
	USD	USD
Prepayment	74,624	47,186
Deposits	42,939	18,116
Other receivables:
Amounts receivable from True Global Limited	2,627,014	—
Amounts receivable from Hampton Limited (Note 7)	395,583	—
Amounts receivable from Zeng Xiangfeng	2,429,988	—
Advances and miscellaneous receivables	372,603	712,063

	5,942,751	777,365

Amounts due from Zeng Xiangfeng, an independent party, were deposits for acquisition of wastewater treatment plants. Due to a deferment in the proposed acquisition, the company has withdrawn the amounts in February 2006.

Amounts due from True Global Limited represent the remaining amount receivable from True Global Limited for the disposition of 90% direct interest in XY in 2004.

The management believes that all other receivables are collectible.

CHINA EVERGREEN ENVIRONMENTAL CORPORATION

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

NOTE 11. AMOUNTS DUE FROM RELATED COMPANIES

At December 31, 2005, the balance mainly represents advanced cash to Guang Dong Xin Sheng Environmental Protection Company Limited (“GDXS”), Bei Jing Zhao Cheng Chuang Zhan Investment Company Limited (“BJZC”), Xin Sheng Environment Protection and Technology Group Limited and Tian Jin Zhong Ke Company Limited in which Mr. Pu Chongliang (“Mr. Pu”), a director who is also a principal stockholder of the Group, is also a director and has equity interests. Payment of the amount due had been guaranteed by Mr. Pu.

All amounts are interest-free, unsecured and repayable on demand.

NOTE 12. AMOUNTS DUE FROM/TO DIRECTORS

The amounts are interest-free, unsecured and repayable on demand.

NOTE 13. AMOUNT DUE FROM AN ASSOCIATE

The amount is interest-free, unsecured and repayable on demand.

NOTE 14. UNSECURED LOAN

The amount represents a loan borrowed from a financial institution which is interest bearing at 9.486% per annum, unsecured and repayable within one year.

NOTE 15. OTHER BORROWING

The amount represents a loan borrowed from the government for research and development of the application of the wastewater treatment system. The amount is interest-free, unsecured and repayable on demand.

NOTE 16. ACCRUALS AND OTHER LIABILITIES

At December 31, 2005 and 2004, accruals and other liabilities comprised of the following :-

	December 31,
	2005	2004
	USD	USD
Payroll	—	1,859
PRC tax	615,415	153,340
Staff welfare	41,171	30,124
Other payable	645,834	336,566
Other accruals	95,634	4,179

Total	1,398,054	526,068

CHINA EVERGREEN ENVIRONMENTAL CORPORATION

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

NOTE 17. AMOUNTS DUE TO RELATED COMPANIES

At December 31, 2005, the balance mainly represents borrowed cash from Guang Dong Ke Tai Company Limited and Long Men Ke Tai Company Limited in which Mr. Pu has equity interests.

All amounts are interest-free, unsecured and repayable on demand.

NOTE 18. FINANCIAL INSTRUMENTS

The fair values of the financial instruments as of December 31, 2005 are as below :-

USD
Warrants issued in September, at fair value	5,667,200
Shares issued in September, accounted for as liability	32,200

5,699,400

The Group has non-cash financing charges of USD8,001,211 for the year ended December 31, 2005 of which USD947,684 relates to the discounts given for the April Private Placement as described below and USD7,053,527 relates to the discounts given for the September Private Placement.

The Group has unrealized gain on financial instruments of USD5,440,454 for the year ended December 31, 2005 of which relates to the revaluation of the financial instruments to their fair value at year end.

The Group conducted a private placement in April 2005 (“April Private Placement”) of 20 investment units, at USD25,000 per unit, for gross proceeds of USD500,000. Each unit consisted of (a) a 12% convertible debenture in the original principal amount of USD25,000, convertible into shares of our common stock at the rate of the lesser of (i) USD0.20 per share or (ii) a 10% discount to the price per share of common stock (or conversion price per share of common stock) of the next private placement conducted by us prior to any conversion of the debenture, and (b) 125,000 detachable warrants to purchase one share each of our common stock at an exercise price of USD0.20 per share, expiring ten years from their date of issuance (“April Warrants”). The debentures were due and payable August 1, 2005. The debenture holders, however, extended the payment period to September 30, 2005. The debentures were converted into 3,703,701 shares of common stock on October 1, 2005.

The Group used the Black-Scholes model in calculating the fair market value of the April Warrants and allocated USD148,531, USD74,266 and USD185,664 of the USD408,461 net proceeds to the Convertible Debenture, the Bifurcated Conversion Feature of the Debenture and the April Warrants, respectively. The differences between the fair value of each of the Convertible Debenture, the Bifurcated Conversion Feature of the Debenture and the April Warrants and the respective allocated amounts are recorded as non-cash financing charges and expensed of at the date of issuance. The principal assumptions used in the computation of the April Warrants are: expected term of 10 years; a risk-free rate of return of 4.24%; dividend yield of zero percent; and a volatility of 70%.

CHINA EVERGREEN ENVIRONMENTAL CORPORATION

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

NOTE 18. FINANCIAL INSTRUMENTS (CONT’D)

The Group granted to the holders of the April Warrants certain piggy-back and demand registration rights. Pursuant to the agreements surrounding the April Private Placement, in the event that the Group determined to undertake a registration of securities, the Group would include, at the request of the holder of “Registrable Securities”, the Registrable Securities in the registration statement. If the Group did not file a registration statement by the 120th day from the closing of such financing, and the Group shall have received a written request signed by the holders holding the majority of the Registrable Securities, then the Group was obligated to file, at its expense, a registration statement covering the Registrable Securities. Once such registration statement has been filed and declared effective, the Group is obligated to keep such registration statement effective until the earlier of (i) the date that all of the Registrable Securities have been sold pursuant to such registration statement, (ii) all Registrable Securities have been otherwise transferred to persons who may trade such shares without restriction under the Securities Act, and the Group has delivered a new certificate or other evidence of ownership for such securities not bearing a restrictive legend, or (iii) all Registrable Securities may be sold at any time, without volume or manner of sale limitations pursuant to Rule 144(k) or any similar provision then in effect under the Securities Act. As of December 31, 2005, the Group has not received any written request signed by the holders holding the majority of the Registrable Securities.

As the convertible debentures were convertible into a variable number of shares, the requirements for sufficient authorized and unissued shares under paragraphs 19 to 24 of EITF 00-19 “Accounting for Derivative Financial Instruments Indexed to and Potentially Settled in a Company’s Own Stock” were not met with respect to the April Warrants. Accordingly, the April Warrants were initially recorded as a liability on the balance sheet. The changes in fair market value (subsequent to the initial recording of the liability based on the allocation of proceeds) have been recorded as adjustments in the line “Unrealized gain/(loss) on financial instrument” in the Statement of Operations. In addition, as the registration right agreement is combined with the subscription agreement, they should be considered together as a unit and accounted for as a derivative under FAS 133. As the convertible debentures were subsequently converted into shares in October 2005, the requirements for sufficient authorized and unissued shares under paragraphs 19 to 24 of EITF 00-19 were met, and hence the April Warrants were then recorded as equity.

The conversion feature of the convertible debenture issued in April did not qualify for the scope of exception from the provisions of SFAS 133 because the convertible debentures are convertible into a variable number of shares. As such, the conversion feature was bifurcated from the convertible debenture and accounted for as a derivative at fair value with changes in fair value recorded in earnings. Upon the conversion of the convertible debentures in October 2005, the convertible debenture was recorded in equity as additional capital.

CHINA EVERGREEN ENVIRONMENTAL CORPORATION

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

NOTE 18. FINANCIAL INSTRUMENTS (CONT’D)

On September 14, 2005, the Group closed the private placement sale to accredited investors of units consisting of shares of our common stock and warrants to purchase shares of our common stock for aggregate gross proceeds of USD4.83 million (“September Private Placement”). Pursuant to the subscription agreements entered into with the investors, we issued to the investors 161 units at a price of USD30,000 per unit. Each unit consisted of 200,000 shares of our common stock, priced at USD0.15 per share, and warrants to purchase 200,000 shares of our common stock over a five year period at an exercise price of USD0.20 per share. Pursuant to the terms of the subscription agreements, we granted the investors limited registration rights for all common shares comprising the units, including the common shares issuable on exercise of the warrants. The Group also issued to Westminster Securities Corporation, as partial compensation for their placement agent services, 7,728,000 placement agent warrants to purchase one share each of our common shares, a portion of which has been assigned by Westminster Securities Corporation to certain of its officers and employees (the warrants issued in the September Private Placement together with the placement agent warrants are hereinafter referred to as “September Warrants”).

The Group used the Black-Scholes model in calculating the fair market value of the September Warrants and allocated USD4,140,535 of the USD4,172,735 net proceeds to the September Warrants. The difference between the fair value of the September Warrants and the allocated amount is recorded as non-cash financing charges and expensed of at the date of issuance. The principal assumptions used in the computation of the September Warrants are: expected term of 5 years; a risk-free rate of return of 4.24%; dividend yield of zero percent; and a volatility of 70%.

The September Warrants were issued pursuant to the agreements surrounding the September Private Placement. The subscription agreement contains a liquidated damages clause which requires cash penalties equal to two percent (2.0%) of the purchase price of the registrable securities purchased from the Group and held by the investors each month (or portion thereof) if the Group’s registration of stock does not become effective within the earlier of sixty (60) days from the first filing date of the Registration Statement or three (3) business days of clearance by the SEC to request effectiveness.

Since the liquidated damages are payable in cash, under paragraphs 12-32 of EITF 00-19 “Accounting for Derivative Financial Instruments Indexed to and Potentially Settled in a Company’s Own Stock”, contracts that include any provision that could require net-cash settlement cannot be accounted for as equity. In addition, the convertible debentures are convertible into a variable number of shares, the requirements for sufficient authorized and unissued shares under paragraphs 19 to 24 of EITF 00-19 are not met. Accordingly, the proceeds of the private placement in September allocated for par value of the common stock have been recorded as a liability on the balance sheet. Upon the effectiveness of the registration statement, the amount will be recorded as equity.

CHINA EVERGREEN ENVIRONMENTAL CORPORATION

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

NOTE 18. FINANCIAL INSTRUMENTS (CONT’D)

Since the liquidated damages are payable in cash, under paragraphs 12-32 of EITF 00-19 “Accounting for Derivative Financial Instruments Indexed to and Potentially Settled in a Company’s Own Stock”, contracts that include any provision that could require net-cash settlement cannot be accounted for as equity. In addition, the convertible debentures are convertible into a variable number of shares, the requirements for sufficient authorized and unissued shares under paragraphs 19 to 24 of EITF 00-19 are not met. Accordingly, the proceeds of the private placement in September allocated for par value of the common stock have been recorded as a liability on the balance sheet. Upon the requirements for sufficient authorized and unissued shares are met and the effectiveness of the registration statement, the amount will be recorded as equity.

NOTE 19. MINORITY INTERESTS

	December 31,
	2005	2004
	USD	USD
At January 1	198,015	449,515
Minority interests in the consolidated statements of operations	277,700	(42,243)
Initial capital injection of BJHTSY	—	24,154
Release on disposal of XY	—	(233,411)
Additional capital injection of BJHTSY	99,133	—
Initial capital injection of HDFF	260,223	—
Translation difference	(13,367)	—

At December 31	821,704	198,015

CHINA EVERGREEN ENVIRONMENTAL CORPORATION

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

NOTE 20. BASIC NET (LOSS)/INCOME PER SHARE

(i)	The basic net (loss)/income per share is calculated using the net income and the weighted average number of shares outstanding during the year.

	Year ended December 31,
	2005	2004
Net (loss)/income (USD)	(599,649)	3,696,949

Weighted average number of common shares outstanding	110,549,423	139,748,509

Basic net (loss)/income per share (USD)	(0.01)	0.03

(ii)	The diluted net (loss)/income per share is calculated using the net income and the weighted average number of shares outstanding during the year together with shares issuable upon exercise of all warrants issued.

	Year ended December 31,
	2005	2004
Net (loss)/income (USD)	(599,649)	3,696,949

Diluted weighted average number of common shares outstanding	N/A	139,748,509

Diluted net (loss)/income per share (USD)	N/A	0.03

The diluted net (loss)/income per share for the year ended December 31, 2005 was not shown as the ordinary shares issuable under outstanding warrants were anti-dilutive.

CHINA EVERGREEN ENVIRONMENTAL CORPORATION

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

NOTE 21. COMMON STOCK

	No. of shares	Amount
		USD
Authorized :-

Common stock at USD0.001 par value At December 31, 2005 and 2004	200,000,000	200,000,000

Preferred stock at USD0.001 par value At December 31, 2005 and 2004	50,000,000	50,000,000

Issued and outstanding :-

Common stock at USD0.001 par value
At January 1, 2004	29,059,007	29,059
Issue of shares	1,200,000	1,200
Shares cancelled before the exchange	(13,759,010)	(13,759)
Shares issued for acquisition of EGAG (Note 2(ii))	83,500,000	83,500

At December 31, 2004 and January 1, 2005	99,999,997	100,000
Issue of shares	35,903,701	35,904
Shares issued accounted for as liability (Note 18)	—	(32,200)

At December 31, 2005	135,903,698	103,704

NOTE 22. ADDITIONAL PAID-IN CAPITAL OF EGAG

The amount represents additional paid-in capital of USD4,086,765 paid by the stakeholders of EGAG upon the issue of 100 shares of EGAG and the merger difference of USD229,469 (equivalent to RMB1,900,000) arising from the Reorganization as set out in Note 2(iii).

NOTE 23. OTHER INCOME

	Year ended December 31,
	2005	2004
	USD	USD
Exchange gain	40,981	—
Bank interest income	—	5,215
Other income	13,641	14,080

	54,622	19,295

CHINA EVERGREEN ENVIRONMENTAL CORPORATION

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

NOTE 24. INTEREST EXPENSE

	Year ended December 31,
	2005	2004
	USD	USD
Interest on unsecured loans wholly repayable within one year	12,625	2,420
Interest on debenture	30,366	—

	42,991	2,420

NOTE 25. INCOME TAXES

(a)	The income tax expense consisted of the following :-

	Year ended December 31,
	2005	2004
	USD	USD
Current tax :
PRC	(902,324)	(510,555)
Deferred tax :
PRC	(17,677)	42,644

Total income tax expense	(920,001)	(467,911)

The provision for income tax represents the provision for PRC enterprise income tax calculated at the standard income tax rate of 33% on the assessable profits of the PRC’s subsidiaries and the standard withholding income tax rate of 10% on the total revenue generated by EGAG, a company incorporated in the British Virgin Islands, in the PRC.

Income tax expense can be reconciled with the amount computed by applying the statutory income tax rate to income before income tax as follows :-

	Year ended December 31,
	2005	2004
	USD	USD
Income before income tax	437,197	4,122,617

Expected income tax expense at PRC statutory income tax rate of 33%	(144,275)	(1,360,464)
Under provision in prior years	(436,804)	—
Income not taxable for tax purposes	—	48,968
Tax rate differential - Note	3,832	1,104,152
Tax effect of unrecognized tax losses	(831,882)	—
Utilization of tax loss	367,832	—
Others	121,296	—
Valuation allowances	—	(260,567)

Income tax expense	(920,001)	(467,911)

CHINA EVERGREEN ENVIRONMENTAL CORPORATION

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

NOTE 25. INCOME TAXES (CONT’D)

Note :-

The amount represents the difference of the provision for PRC enterprise income tax calculated at the standard income tax rate of 33% and the standard withholding income tax rate of 10% on the total revenue of EGAG.

(b)	Deferred taxes result from temporary differences relating to items that are expensed/recognized as revenue for financial reporting, but are not currently deductible/taxable for income tax purposes. Significant components of our deferred tax assets and deferred tax liabilities as at December 31, 2005 and 2004 are as follows :-

	December 31,
	2005	2004
	USD	USD
Deferred tax assets :
Inventories	16,372	146,309
Accrued audit fee	409	20,517
Investment income	304,743	102,822
Cost of revenue	616,405	550,868
Depreciation	34,245	10,585
Deferred expenditure	181,020	275,423
Other administrative expenses	14,721	23,107
Other items	39,259	25,337

Total deferred tax assets	1,207,174	1,154,968

Deferred tax liabilities :-
Property, plant and equipment	(4,007)	(3,906)
Deferred expenditure	—	(14,535)
Depreciation	(989)	(964)
Exchange differences	(11,250)	(8,092)
Revenue	(978,211)	(900,964)
Other administrative expenses	(8,833)	(8,609)
Other items	(16,617)	(17,917)

Total deferred tax liabilities	(1,019,907)	(954,987)

Net deferred tax assets	187,267	199,981

At December 31, 2005, XXM had unutilized tax losses amounting to USD Nil (2004: USD789,598) which can be carried forward five years from the year of loss with expiry in 2009. The net federal tax loss of CEEC will expire in 2020.

CHINA EVERGREEN ENVIRONMENTAL CORPORATION

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

NOTE 26. PENSION PLANS

As stipulated by the PRC government regulations, the Group is required to contribute to PRC insurance companies organized by the PRC government which are responsible for the payments of pension benefits to retired staff. The monthly contribution was equal to 12% of the salaries of the existing staff. The Group has no obligation for the payment of pension benefits beyond the annual contributions described above.

Pension contributions for 2005 and 2004 amounted to USD8,409 and USD13,981 respectively.

NOTE 27. CONCENTRATION

The Group’s major customers are Beijing Jinqiao Luyuan Environment Protection Investment Development Company Limited and Shenzhen Jukeyuan Industrial Development Company Limited, both independent third parties, which, together, accounted for approximately 48.6% of the Group’s total revenue of 2005 in relation to the turnkey engineering project of China Environment Industrial Park Wastewater Treatment Plant and the sale of environment protection related products, respectively.

The Group’s major customer is True Global Limited, an independent third party, which accounted for 97% of the Group’s total revenue of 2004 in relation to the construction of the XY Plant.

NOTE 28. COMMITMENTS

Capital commitment

At December 31, 2005, capital expenditure contracted for but not recognized in these financial statements was as follows :-

	December 31,
	2005	2004
	USD	USD
Capital expenditures	5,928,800	3,103,042

The amount represents the unpaid amount of the total contract sum for constructing the wastewater treatment plants of BJHTSY and HDFF together with the unpaid amount of contract sum for the turn-key engineering projects. The amount is expected to be paid within two years.

CHINA EVERGREEN ENVIRONMENTAL CORPORATION

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

NOTE 29. RELATED PARTY TRANSACTIONS

Apart from those as disclosed in notes 11 to 13 and 17, the Group had the following transactions with its related parties :-

		Year ended December 31,
Related party	Nature of transaction	2005	2004
		USD	USD
GDXS	Deposit paid for acquisition of subsidiary	2,047,527	—
BJZC	Purchase of materials for construction	1,094,186	—
BJZC	Deposit paid for acquisition of property, plant and equipment	—	543,478

NOTE 30. SUPPLEMENTAL CASH FLOW INFORMATION

		Year ended December 31,
		2005	2004
		USD	USD
(i)	Interest paid	42,991	2,420

(ii)	Non-cash investing activities
	Conversion of Convertible debenture	1,000,000	—
	Infrastructure assets (Note 5)	—	632,232
	Convertible note receivable (Note 7)	—	1,366,997

NOTE 31. DEPOSIT FOR ACQUISITION OF A SUBSIDIARY

The amount represents deposit for the acquisition of the entire equity interest in a company that owns a BOT facility in Tian Jin city through setting off the amount due from GDXS amounted to USD2,047,527. The amount is treated as deposit until approval from the local government of Tian Jin city is received.

CHINA EVERGREEN

ENVIRONMENTAL CORPORATION

91,731,701 Shares

Common Stock

May     , 2006

No person has been authorized to give any information or to make any representations not contained or incorporated by reference in this prospectus in connection with the offer described in this prospectus and, if given or made, such information and representations must not be relied upon as having been authorized by us. Neither the delivery of this prospectus nor any sale made under this prospectus shall under any circumstances create any implication that there has been no change in our affairs since the date hereof or since the date of any documents incorporated herein by reference. This prospectus does not constitute an offer to sell or a solicitation of an offer to buy any securities other than the securities to which it relates, or an offer or solicitation in any state to any person to whom it is unlawful to make such offer in each state.

Until             , 2006 (25 days after the commencement of this offering), all dealers that effect transactions in shares of our common stock, whether or not participating in this offering, may be required to deliver a prospectus. This delivery requirement is in addition to the obligation of dealers to deliver a prospectus when acting as underwriters and with respect to their unsold allotments or subscriptions.

PART II

INFORMATION NOT REQUIRED IN PROSPECTUS

Item 24. Indemnification of Directors and Officers.

Nevada Statutes

Section 145. Indemnification of Officers, Directors, Employees and Agents; Insurance.

“(a) A corporation shall have power to indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative (other than an action by or in the right of the corporation) by reason of the fact that the person is or was a director, officer, employee or agent of the corporation, or is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise, against expenses (including attorneys’ fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by the person in connection with such action, suit or proceeding if the person acted in good faith and in a manner the person reasonably believed to be in or not opposed to the best interests of the corporation, and, with respect to any criminal action or proceeding, had no reasonable cause to believe the person’s conduct was unlawful. The termination of any action, suit or proceeding by judgment, order, settlement, conviction, or upon a plea of nolo contendere or its equivalent, shall not, of itself, create a presumption that the person did not act in good faith and in a manner which the person reasonably believed to be in or not opposed to the best interests of the corporation, and, with respect to any criminal action or proceeding, had reasonable cause to believe that the person’s conduct was unlawful.

(b) A corporation shall power to indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action or suit by or in the right of the corporation to procure a judgment in its favor by reason of the fact that the person is or was a director, officer, employee or agent of the corporation, or is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise against expenses (including attorneys’ fees) actually and reasonably incurred by the person in connection with the defense or settlement of such action or suit if the person acted in good faith and in a manner the person reasonably believed to be in or not opposed to the best interests of the corporation and except that no indemnification shall be made in respect of any claim, issue or matter as to which such person shall have been adjudged to be liable to the corporation unless and only to the extent that the Court of Chancery or the court in which such action or suit was brought shall determine upon application that, despite the adjudication of liability but in view of all the circumstances of the case, such person is fairly and reasonably entitled to indemnity for such expenses which the Court of Chancery or such other court shall deem proper.

(c) To the extent that a present or former director or officer of a corporation has been successful on the merits or otherwise in defense of any action, suit or proceeding referred to in subsections (a) and (b) of this section, or in defense of any claim, issue or matter therein, such person shall be indemnified against expenses (including attorneys’ fees) actually and reasonably incurred by such person in connection therewith.

(d) Any indemnification under subsections (a) and (b) of this section (unless ordered by a court) shall be made by the corporation only as authorized in the specific case upon a determination that indemnification of the present or former director, officer, employee or agent is proper in the circumstances because the person has met the applicable standard of conduct set forth in subsections (a) and (b) of this section. Such determination shall be made, with respect to a person who is a director or officer at the time of such determination, (1) by a majority vote of the directors who are not parties to such action, suit or proceeding, even though less than a quorum, or (2) by a committee of such directors designated by majority vote of such directors, even though less than a quorum, or (3) if there are no such directors, or if such directors so direct, by independent legal counsel in a written opinion, or (4) by the stockholders.

(e) Expenses (including attorneys’ fees) incurred by an officer or director in defending any civil, criminal, administrative or investigative action, suit or proceeding may be paid by the corporation in advance of the final disposition of such action, suit or proceeding upon receipt of an undertaking by or on behalf of such director or officer to repay such amount if it shall ultimately be determined that such person is not entitled to be indemnified by the corporation as authorized in this section. Such expenses (including attorneys’ fees) incurred by former directors and officers or other employees and agents may be so paid upon such terms and conditions, if any, as the corporation deems appropriate.

(f) The indemnification and advancement of expenses provided by, or granted pursuant to, the other subsections of this section shall not be deemed exclusive of any other rights to which those seeking indemnification or advancement of expenses may be entitled under any bylaw, agreement, vote of stockholders or disinterested directors or otherwise, both as to action in such person’s official capacity and as to action in another capacity while holding such office.

(g) A corporation shall have power to purchase and maintain insurance on behalf of any person who is or was a director, officer, employee or agent of the corporation, or is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise against any liability asserted against such person and incurred by such person in any such capacity, or arising out of such person’s status as such, whether or not the corporation would have the power to indemnify such person against such liability under this section.

(h) For purposes of this section, references to “the corporation” shall include, in addition to the resulting corporation, any constituent corporation (including any constituent of a constituent) absorbed in a consolidation or merger which, if its separate existence had continued, would have had power and authority to indemnify its directors, officers, and employees or agents, so that any person who is or was a director, officer, employee or agent of such constituent corporation, or is or was serving at the request of such constituent corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise, shall stand in the same position under this section with respect to the resulting or surviving corporation as such person would have with respect to such constituent corporation if its separate existence had continued.

(i) For purposes of this section, references to “other enterprises” shall include employee benefit plans; references to “fines” shall include any excise taxes assessed on a person with respect to any employee benefit plan; and references to “serving at the request of the corporation” shall include any service as a director, officer, employee or agent of the corporation which imposes duties on, or involves services by, such director, officer, employee, or agent with respect to an employee benefit plan, its participants or beneficiaries; and a person who acted in good faith and in a manner such person reasonably believed to be in the interest of the participants and beneficiaries of an employee benefit plan shall be deemed to have acted in a manner “not opposed to the best interests of the corporation” as referred to in this section.

(j) The indemnification and advancement of expenses provided by, or granted pursuant to, this section shall, unless otherwise provided when authorized or ratified, continue as to a person who has ceased to be a director, officer, employee or agent and shall inure to the benefit of the heirs, executors and administrators of such a person.

(k) The Court of Chancery is hereby vested with exclusive jurisdiction to hear and determine all actions for advancement of expenses or indemnification brought under this section or under any bylaw, agreement, vote of stockholders or disinterested directors, or otherwise. The Court of Chancery may summarily determine a corporation’s obligation to advance expenses (including attorneys’ fees).”

Certificate of Incorporation

Article 10 of the Company’s Certificate of Incorporation limits the liability of the Company’s directors to the Company and its stockholders. Article 10 reads as follows:

“A director of the corporation shall not be personally liable to the corporation or its stockholders for monetary damages for breach of fiduciary duty as a director except for liability (i) for any breach of the director’s duty of loyalty to the Company or its stockholders, (ii) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, (iii) under Section 174 of the Nevada General Corporation Law, or (iv) for any transaction from which the director derived any improper personal benefit.”

Bylaws

Article VII of the Company’s Amended and Restated Bylaws provides for indemnification of the Company’s directors, officers and agents to advance expenses for defense of litigation and to purchase and maintain insurance on behalf of any director or officer of the Company against any liability asserted against or incurred by them in such capacity or arising out of their status as such, whether or not the Company would have power to indemnify such director or officer against any liability under the provisions of the Certificate of Incorporation or Nevada law, and authorize the Board to extend such indemnity to others as follows:

“Article VII. Indemnification

7.1 Authorization For Indemnification. The Corporation may indemnify, in the manner and to the full extent permitted by law, any person (or the estate, heirs, executors, or administrators of any person) who was or is a party to, or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative (other than an action by or in the right of the Corporation), by reason of the fact that such person is or was a director, officer, employee or agent of the Corporation, or is or was serving at the request of the Corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise, against expenses (including attorneys’ fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by him in connection with such action, suit or proceeding if he acted in good faith and in a manner he reasonably believed to be in or not opposed to the best interests of the Corporation, and, with respect to any criminal action or proceeding, had no reasonable cause to believe his conduct was unlawful. The termination of any action, suit or proceeding by judgment, order, settlement, conviction, or upon a plea of nolo contendere or its equivalent shall not, of itself, create a presumption that the person did not act in good faith and in a manner which he reasonably believed to be in or not opposed to the best interests of the Corporation, and with respect to any criminal action or proceeding, that he had reasonable cause to believe that his conduct was unlawful.

7.2 Advance of Expenses. Costs and expenses (including attorneys’ fees) incurred by or on behalf of a director or officer in defending or investigating any action, suit, proceeding or investigation may be paid by the Corporation in advance of the final disposition of such matter, if such director or officer shall undertake in writing to repay any such advances in the event that it is ultimately determined that he is not entitled to indemnification. Such expenses incurred by other employees and agents may be so paid upon such terms and conditions, if any, as the Board deems appropriate. Notwithstanding the foregoing, no advance shall be made by the Corporation if a determination is reasonably and promptly made by the Board by a majority vote of a quorum of disinterested directors, or (if such a quorum is not obtainable or, even if obtainable, a quorum of disinterested directors so directs) by independent legal counsel in a written opinion, or by the stockholders, that, based upon the facts known to the Board or counsel at the time such determination is made, (a) the director, officer, employee or agent acted in bad faith or deliberately breached his duty to the Corporation or its stockholders, and (b) as a result of such actions by the director, officer, employee or agent, it is more likely than not that it will ultimately be determined that such director, officer, employee or agent is not entitled to indemnification.

7.3 Insurance. The Corporation may purchase and maintain insurance on behalf of any person who is or was a director, officer, employee or agent of the Corporation, or is or was serving at the request of the Corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise or as a member of any committee or similar body against any liability asserted against him and incurred by him in any such capacity, or arising out of his status as such, whether or not the Corporation would have the power to indemnify him against such liability under the provisions of this Article or applicable law.

7.4 Non-exclusivity. The right of indemnity and advancement of expenses provided herein shall not be deemed exclusive of any other rights to which any person seeking indemnification or advancement of expenses from the Corporation may be entitled under any agreement, vote of stockholders or disinterested directors or otherwise, both as to action in his official capacity and as to action in another capacity while holding such office. Any agreement for indemnification of or advancement of expenses to any director, officer, employee or other person may provide rights of indemnification or advancement of expenses which are broader or otherwise different from those set forth herein.”

Item 25. Other Expenses of Issuance and Distribution.

The following table sets forth estimated expenses we expect to incur in connection with the resale of the shares being registered. All such expenses are estimated except for the SEC registration fee.

SEC registration fee	$2,920.63
Printing expenses	15,000.00
Fees and expenses of counsel for the Company	50,000.00
Fees and expenses of accountants for Company	50,000.00
Miscellaneous	7,079.37

Total	125,000.00

Item 26. Recent Sales of Unregistered Securities.

During the fiscal year ended December 31, 2004, we issued 83,500,000 unregistered shares of common stock to the shareholders of Evergreen Asset Group Limited. This offering was made pursuant to the exemption from registration provided by Section 4(2) of the Securities Act of 1933 and Rule 506 of thereunder.

In April 2005, we conducted a private placement of 20 investment units, at $25,000 per unit, for gross proceeds of $500,000. Each unit consisted of (a) a 12% convertible debenture in the original principal amount of $25,000, convertible into shares of our common stock at the rate of the lesser of (i) $0.20 per share or (ii) a 10% discount to the price per share of common stock (or conversion price per share of common stock) of the next private placement conducted by us prior to any conversion of the debenture, and (b) 125,000 detachable warrants to purchase one share each of our common stock at an exercise price of $0.20 per share, expiring ten years from their date of issuance. The debentures were due and payable August 1, 2005 and later extended to September 30, 2005. We granted the investors limited registration rights for the common shares underlying their debentures and warrants. Westminster Securities Corporation acted as placement agent for this offering on our behalf. On October 1, 2005, all debenture holders converted the debentures into 3,703,701 shares of our common stock. As of January 9, 2006, non of the detachable warrants issued with the convertible debenture had been exercised. The issuances were made in reliance on Section 4(2) of the Securities Act of 1933 and Rule 506 of thereunder, and were made without general solicitation or advertising. The recipient was a sophisticated investor with access to all relevant information necessary to evaluate the investment, and who represented to us that the warrants and the underlying shares were being acquired for investment purposes.

On September 14, 2005, we closed the private placement sale to accredited investors of units consisting of shares of our common stock and warrants to purchase shares of our common stock for aggregate gross proceeds of $4.83 million. Pursuant to the subscription agreements entered into with the investors, we issued to the investors 161 units at a price of $30,000 per unit. Each unit consisted of 200,000 shares of our common stock, priced at $0.15 per share, and warrants to purchase 200,000 shares of our common stock over a five-year period at an exercise price of $0.20 per share. Pursuant to the terms of the subscription agreements, we granted the investors limited registration rights for all common shares comprising the units, including the common shares issuable on exercise of the warrants. Westminster Securities Corporation acted as placement agent for this offering on our behalf. As of December 8, 2005, non of the detachable warrants issued with the issuance of shares of our common stock had been exercised. The issuances were made in reliance on Section 4(2) of the Securities Act of 1933 and Rule 506 of thereunder, and were made without general solicitation or advertising. The recipients were sophisticated investors with access to all relevant information necessary to evaluate the investments, and who represented to us that the shares were being acquired for investment purposes.

In May 2004, the company sold 1,200,000 shares of common stock for $0.10 to one accredited investor. The Registrant believes that this issuance was exempt from registration under the Securities Act pursuant to Section 4(2) of the Securities Act regarding transactions not involving a public offering.

Item 27. Exhibits.

2.1	Securities Purchase Agreement and Plan of Reorganization (1)

2.2	Amendment No. 1 to Securities Purchase Agreement and Plan of Reorganization (1)

3.1	Certificate of Amended and Restated Articles of Incorporation (3)

3.2	Bylaws (4)

3.3	Amendments to Bylaws (3)

5.1	Opinion of Preston Gates & Ellis LLP (5)

10.1	BOT Investment and Operation Contract for Sewage Treatment Plant between Guangdong Xinsheng Environmental Protection Co., Ltd. and City Administration of Feng Feng Mining Area of Handon City, Hebei Province. (5)

10.2	Investment Management Contract dated August 14, 2002 between Guangdong Xinxingmei Environmental Protection Science and Technology Investment Co., Ltd. and The People’s Government of Wuqing District, Tianjin City (5)

10.3	BOT Investment Contract dated July 4, 2003 between Guandong Xinsheng Environmental Co., Ltd. and People’s Government of Shunyi District, Beijing. (5)

10.4	Contract for BOT Project Investment and Operation dated between Guandong Xingsheng Environmental Co., Ltd. and Shandong Haiyang Planning and Construction Administration. (5)

10.5	Agreement with Shenzhen Jukeyuan Industry Development Co., Ltd. dated July 28, 2005(5)

10.6	Agreement with Tianjin Wuqing Huangzhuang Industrial Zone dated July 20, 2005(5)

10.7	Agreement with Tianjin Wuqing Fuyuan Economic Development Co., Ltd. dated May 28, 2005(5)

10.8	Agreement with Beijing Jinqiao Luyuan Environmental Protection Investment and Development Co., Ltd. dated August 4, 2005(5)

10.9	Agreement with Yongji Economic Development Zone Land Planning and Construction Bureau dated August 6, 2005(5)

10.10	Agreement dated October 20, 2004, between Chong Liang Pu and Guang Dong Xin Xing Mei Biology Company Limited(6)

16	Letter re Change in Certified Registered Public Accountant (2)

21.1	List of Subsidiaries (3)

23.1	Consent of PKF Hong Kong

23.2	Consent of Preston Gates & Ellis LLP (Contained within Exhibit 5.1)

(1)	Previously filed as part of our current report on Form 8-K filed with the Securities and Exchange Commission on October 21, 2004.
(2)	Previously filed as part of our current report on Form 8-K/A filed with the Securities and Exchange Commission on December 30, 2004.
(3)	Previously filed as part of our annual report on Form 10-KSB filed with the Securities and Exchange Commission on April 15, 2005; as amended.
(4)	Previously filed as part of our Form 10-SB filed with the Securities and Exchange Commission on May 24, 1999.
(5)	Previously filed as part of the initial filing of this registration statement on October 17, 2005.
(6)	Previously filed as Exhibit 10.5 to our annual report on Form 10-KSB filed with the Securities and Exchange Commission on July 15, 2005.

Item 28. Undertakings.

(a) The undersigned Registrant hereby undertakes:

(1) To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

(i) To include any prospectus required by Section 10(a)(3) of the Securities Act of 1933;

(ii) To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement;

(iii) To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement;

(2) That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(b) Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrant pursuant to the provisions described herein, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form SB-2 and authorized this Amendment Number 2 to Registration Statement on Form SB-2 to be signed on its behalf by the undersigned, thereunto duly authorized, in the People’s Republic of China, on May 22, 2006.

CHINA EVERGREEN ENVIRONMENTAL CORPORATION

By:	/s/ CHONG LIANG PU
Chong Liang Pu, President and Chief Executive Officer

In accordance with the requirements of the Securities Act of 1933, this Registration Statement was signed by the following persons in the capacities and on the dates stated.

Signature	Title	Date

/s/ CHONG LIANG PU CHONG LIANG PU	President, Chief Executive Officer, and Director (Principal Executive Officer)	May 22, 2006

/s/ PEH CHUNG LIM PEH CHUNG LIM	Chief Financial Officer (Principal Accounting and Financial Officer)	May 22, 2006

/s/ LIN HONG YE LIN HONG YE	Director	May 22, 2006

/s/ SHI RONG JIANG SHI RONG JIANG	Director	May 22, 2006

INDEX OF EXHIBITS

2.1	Securities Purchase Agreement and Plan of Reorganization (1)

2.2	Amendment No. 1 to Securities Purchase Agreement and Plan of Reorganization (1)

3.1	Certificate of Amended and Restated Articles of Incorporation (3)

3.2	Bylaws (4)

3.3	Amendments to Bylaws (3)

5.1	Opinion of Preston Gates & Ellis LLP (5)

10.1	BOT Investment and Operation Contract for Sewage Treatment Plant between Guangdong Xinsheng Environmental Protection Co., Ltd. and City Administration of Feng Feng Mining Area of Handon City, Hebei Province. (5)

10.2	Investment Management Contract dated August 14, 2002 between Guangdong Xinxingmei Environmental Protection Science and Technology Investment Co., Ltd. and The People’s Government of Wuqing District, Tianjin City (5)

10.3	BOT Investment Contract dated July 4, 2003 between Guandong Xinsheng Environmental Co., Ltd. and People’s Government of Shunyi District, Beijing. (5)

10.4	Contract for BOT Project Investment and Operation dated between Guandong Xingsheng Environmental Co., Ltd. and Shandong Haiyang Planning and Construction Administration. (5)

10.5	Agreement with Shenzhen Jukeyuan Industry Development Co., Ltd. dated July 28, 2005(5)

10.6	Agreement with Tianjin Wuqing Huangzhuang Industrial Zone dated July 20, 2005(5)

10.7	Agreement with Tianjin Wuqing Fuyuan Economic Development Co., Ltd. dated May 28, 2005(5)

10.8	Agreement with Beijing Jinqiao Luyuan Environmental Protection Investment and Development Co., Ltd. dated August 4, 2005(5)

10.9	Agreement with Yongji Economic Development Zone Land Planning and Construction Bureau dated August 6, 2005(5)

10.10	Agreement dated October 20, 2004, between Chong Liang Pu and Guang Dong Xin Xing Mei Biology Company Limited(6)

16	Letter re Change in Certified Registered Public Accountant (2)

21.1	List of Subsidiaries (3)

23.1	Consent of PKF Hong Kong

23.2	Consent of Preston Gates & Ellis LLP (Contained within Exhibit 5.1)

(1)	Previously filed as part of our current report on Form 8-K filed with the Securities and Exchange Commission on October 21, 2004.
(2)	Previously filed as part of our current report on Form 8-K/A filed with the Securities and Exchange Commission on December 30, 2004.
(3)	Previously filed as part of our annual report on Form 10-KSB filed with the Securities and Exchange Commission on April 15, 2005; as amended.
(4)	Previously filed as part of our Form 10-SB filed with the Securities and Exchange Commission on May 24, 1999.
(5)	Previously filed as part of the initial filing of this registration statement on October 17, 2005.
(6)	Previously filed as Exhibit 10.5 to our annual report on Form 10-KSB filed with the Securities and Exchange Commission on July 15, 2005.